EXHIBIT B-2

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, solicitor, accountant or other independent financial adviser, duly authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or from another appropriately authorised independent financial adviser.


If you have sold or transferred all your Powergen Shares, please send this document and the accompanying documents to the purchaser or transferee or to the stockbroker, bank or other agent through or to whom the sale or transfer was effected for delivery to the purchaser or transferee. However, the Form of Election should not be forwarded in or into the United States, Canada, Australia, Japan, New Zealand, South Africa, Belgium, France, Germany, The Netherlands, Singapore, Malaysia or Spain.

Restricted Overseas Persons (including US Persons) will not be entitled to receive Loan Notes and will be entitled to receive only cash consideration. Copies of the Form of Election are not being mailed or otherwise distributed or sent in or into the United States, Canada, Australia, Japan, New Zealand, South Africa, Belgium, France, Germany, The Netherlands, Singapore, Malaysia or Spain.

Dresdner Kleinwort Wasserstein is acting for Powergen and no one else in connection with the Acquisition and will not be responsible to anyone other than Powergen for providing the protections afforded to clients of Dresdner Kleinwort Wasserstein or for providing advice in relation to the Acquisition or the Scheme, or the contents of this document.

Goldman Sachs International is acting for E.ON and E.ON UK and no one else in connection with the Acquisition and will not be responsible to anyone other than E.ON and E.ON UK for providing the protections afforded to clients of Goldman Sachs International or for providing advice in relation to the Acquisition or the Scheme, or the contents of this document.

This document should be read in conjunction with the accompanying Forms of Proxy, Form of Election, (if you are a holder of Powergen Shares through the Computershare Nominee Service) Nominee Form of Instruction and (if you are a holder of Powergen ADSs) Voting Instruction Card.

--------------------------------------------------------------------------------

                            Recommended Acquisition

                                       of

                                  POWERGEN PLC

                                       by

                                  E.ON UK PLC

                          a wholly-owned subsidiary of

                                    E.ON AG

                                 by means of a

                             SCHEME OF ARRANGEMENT

                   under section 425 of the Companies Act 1985

--------------------------------------------------------------------------------

Your attention is drawn to the letter from the Chairman of Powergen set out in
Part I of this document which contains the recommendation by the Powergen Directors to Powergen Shareholders to approve the Acquisition and to vote in favour of the resolutions to be proposed at the Court Meeting and the Extraordinary General Meeting.

Notices of a Court Meeting and an Extraordinary General Meeting of Powergen, both of which will be held at The Nine Kings Suite, Royal Lancaster Hotel, Lancaster Terrace, London W2 2TY on 19 April 2002, are set out at the end of this document. The Court Meeting will start at 9.30 a.m. and the Extraordinary General Meeting will start at 9.45 a.m. (or, if later, immediately following the conclusion or adjournment of the Court Meeting).

Powergen Shareholders will find enclosed with this document blue and white Forms of Proxy which they are asked to complete and sign in accordance with the instructions printed thereon and return them either by post or by hand to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, so as to be received as soon as possible and in any event at least 48 hours before the time fixed for the relevant meeting. A reply paid envelope (for use in the UK only) is enclosed for this purpose. Alternatively, you may return the Forms of Proxy electronically by logging onto the website www.powergenplc.com. Full details of the procedure to be followed if you wish to return your Forms of Proxy electronically are given on the website.

If blue Forms of Proxy for the Court Meeting are not lodged by the relevant time, they may be handed to the Chairman of the Court Meeting at the Court Meeting. However, white Forms of Proxy for the Extraordinary General Meeting cannot be handed to the Chairman of the Extraordinary General Meeting and will be invalid unless they are received by Powergen's Registrars at least 48 hours before the time fixed for that meeting. The return of completed Forms of Proxy will not prevent you from attending the Court Meeting or the Extraordinary General Meeting and voting in person if you so wish and if you are entitled to do so.

If you hold your Powergen Shares through the Computershare Nominee Service, please complete and sign the enclosed Nominee Form of Instruction in accordance with the instructions printed thereon and return it either by post or by hand to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, so as to be received as soon as possible and in any event by no later than 9.30 a.m. on 17 April 2002. A reply paid envelope (for use in the UK only) is enclosed for this purpose.

If you hold Powergen ADSs, please complete and sign the enclosed Voting Instruction Card and return it in the enclosed envelope to the Depositary so as to be received as soon as possible and in any event by no later than
5.00 p.m. (New York time) on 17 April 2002. If you hold your Powergen ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your Powergen ADSs.

The action to be taken by Powergen Shareholders is further described in section 7 of Part II of this document.

Please note that different arrangements to those outlined above apply if you hold Powergen Shares through the Powergen Share Schemes. If you hold Powergen Shares through the Powergen Share Schemes, you will receive details of such arrangements in separate letters and accompanying documents which are being sent to all such holders.

The availability of the Loan Note Alternative to persons outside the United Kingdom may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves about, and observe, any applicable requirements of the relevant jurisdiction. Restricted Overseas Persons (including US Persons) will not be entitled to receive Loan Notes and will be entitled to receive only cash consideration.

The Loan Notes to be issued in connection with the Acquisition may not be offered, sold or delivered, directly or indirectly, in or into Canada, Australia, Japan, New Zealand, South Africa, Belgium, France, Germany, The Netherlands, Singapore, Malaysia or Spain (except in transactions exempt from or not subject to the relevant securities laws of those jurisdictions).

This document and the accompanying documents have been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this document or the accompanying documents had been prepared in accordance with the laws of jurisdictions outside England.

The Acquisition of Powergen by E.ON UK is conditional, inter alia, on the SEC having granted prior approval to E.ON for the Acquisition of Powergen by E.ON UK under PUHCA. No assurances can be given as to the satisfaction or timing of satisfaction of any of the conditions of the Acquisition, including SEC approval. Any SEC approval, if given, will not constitute an opinion by the SEC as to the fairness of the terms of the Acquisition or a recommendation that Powergen Shareholders should vote in favour of the Scheme. The necessary action to make the Scheme effective will not be taken unless all the conditions of the Acquisition are satisfied or, where permitted, waived. Further details of the conditions of the Acquisition are contained in Part III of this document. Neither the SEC nor any state securities commission has expressed any opinion as to the accuracy, adequacy or completeness of this document or any other accompanying document.

This document contains certain statements that are neither reported financial results nor other historical information. These statements may be forward-looking within the meaning of the safe-harbour provisions of US federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond E.ON's and Powergen's ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behaviour of other market participants, the actions of governmental regulators and other risk factors detailed in E.ON's and Powergen's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this document. E.ON and Powergen do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.

                                    CONTENTS


                                                                                                                               Page
Expected timetable                                                                                                                5
Part I                   Letter from the Chairman of Powergen                                                                     6
Part II                  Explanatory Statement                                                                                   12
                          1. Introduction                                                                                        12
                          2. Summary of the terms of the Acquisition and the Scheme                                              12
                          3. E.ON's reasons for the Acquisition                                                                  15
                          4. Information on Powergen                                                                             15
                          5. Information on E.ON                                                                                 16
                          6. Meetings                                                                                            16
                          7. Action to be taken                                                                                  18
                          8. Powergen Share Schemes                                                                              19
                          9. The Powergen Directors and the effect of the Scheme on their interests                              20
                         10. Inducement fees                                                                                     20
                         11. Settlement, share certificates and delisting                                                        20
                         12. United Kingdom taxation                                                                             23
                         13. Certain US federal income tax consequences of the Acquisition                                       26
                         14. Overseas shareholders                                                                               27
                         15. Further information                                                                                 28
Part III                 Conditions to the implementation of the Scheme and the Acquisition                                      29
Part IV                  Financial information relating to Powergen                                                              35
Part V                   Particulars of the Loan Notes and further terms of the Loan Note Alternative                           122

                                                                                                                               Page
Part VI                  Additional Information                                                                                 126
                          1. Responsibility                                                                                     126
                          2. The Powergen Directors                                                                             126
                          3. The E.ON Management Board and the directors of E.ON UK                                             127
                          4. Information on E.ON UK and E.ON                                                                    127
                          5. Powergen issued share capital and market quotations of Powergen Shares                             127
                          6. Shareholdings and dealings                                                                         128
                          7. Powergen Share Schemes                                                                             135
                          8. Powergen Directors' Service Contracts and Letters of Appointment                                   137
                          9. Material contracts                                                                                 139
                         10. Summary of terms and conditions of use of electronic proxy appointments                            142
                         11. Material changes                                                                                   143
                         12. Consents                                                                                           143
                         13. Details of financing and cash confirmation                                                         143
                         14. Sources and bases of information                                                                   143
                         15. Documents on display                                                                               144
Part VII                 Definitions                                                                                            145
Part VIII                The Scheme of Arrangement                                                                              149
Notice of Court Meeting                                                                                                         156
Notice of Extraordinary General Meeting                                                                                         157

                               EXPECTED TIMETABLE




                                                                           2002

Latest time for lodging Nominee Forms of                   9.30 a.m. on 17 April
Instruction in respect of Powergen Share held through the Computershare Nominee Service

Latest time for receipt by the Depositary of                 5.00 p.m. (New York
completed Voting Instruction Cards from holders of           time) on 17 April
Powergen ADSs

Requested time for lodging blue Forms of Proxy for        9.30 a.m. on 17 April*
Court Meeting

Latest time for lodging white Forms of Proxy for        9.45 a.m. on 17 April|_|
Extraordinary General Meeting

Court Meeting                                              9.30 a.m. on 19 April

Extraordinary General Meeting                            9.45 a.m. on 19 April**

Latest time for lodging Loan Note Forms of Election         9.30 a.m. on 3 May**
for the Loan Note Alternative

It is expected that the court hearing to sanction the Scheme will take place, and that the Scheme will become effective, shortly after receipt of SEC approval (on the assumption that this approval is given). It is hoped that the SEC will approve the transaction in such time limit to permit E.ON UK to complete the Acquisition in May 2002. Cash entitlements and/or Loan Note certificates under the Scheme will be despatched within 14 days after the Scheme becomes effective.

All references in this document are to London time, unless otherwise stated.

The Court Meeting and the Extraordinary General Meeting will be held at The Nine Kings Suite, Royal Lancaster Hotel, Lancaster Terrace, London W2 2TY.

Powergen Shareholders holding Powergen Shares through the Powergen Share Schemes should read this document in conjunction with the separate letters giving guidance to such holders.


 Shareholder helpline:                       Freephone 0800 953 0078 in the UK
                                  (or +44 (0) 870 703 0083 from outside the UK).


* It is requested that blue forms of proxy for the Court Meeting be lodged with Powergen's Registrars by no later than 9.30 a.m. on 17 April 2002. If blue forms of proxy for the Court Meeting are not lodged by then, they may be handed to the Chairman of the Court Meeting at the Court Meeting.

|_| White forms of proxy for the Extraordinary General Meeting must be lodged with Powergen's Registrars by no later than 9.45 a.m. on 17 April 2002 and cannot be handed to the Chairman of the Extraordinary General Meeting at the meeting.

** Or, if later, immediately following the conclusion or adjournment of the Court Meeting.

*** This date is conditional upon the date on which the SEC may grant approval to the Acquisition and the date on which the Court sanctions the Scheme.

                                     PART I


                    LETTER FROM THE CHAIRMAN OF POWERGEN PLC





                                [graphic omitted]






                                                                     City Point
                                                             1 Ropemaker Street
                                                                London EC2Y 9HT
                                            (Registered in England no. 3586615)

                                                                  27 March 2002

To Powergen Shareholders and, for information only, to participants in the Powergen Share Schemes

Dear Shareholder,


Recommended Acquisition of Powergen by E.ON UK, a wholly-owned subsidiary of E.ON

1.  Introduction

I am writing to you today to set out the terms of the Acquisition of Powergen by E.ON UK, to explain the background to and reasons for our recommendation of the Acquisition and to seek your support and approval for the Acquisition.

In order to approve the terms of the Acquisition, you will need to vote in favour of the resolutions to be proposed at two shareholder meetings (the Court Meeting and the Extraordinary General Meeting) to be held on 19 April 2002. The actions you should take, and the recommendation of the Powergen Directors, are set out in sections 7 and 8 of this letter.


2.  Current status of the Acquisition

On 9 April 2001, Powergen and E.ON announced that they had reached agreement on the terms of a recommended pre-conditional cash offer for the acquisition of Powergen by E.ON. Since then, the Powergen and E.ON teams have been working closely together to satisfy the pre-conditions, all of which relate to regulatory matters.


Powergen and E.ON have agreed that the Acquisition is to be carried out by means of a scheme of arrangement under section 425 of the Act. We believe that a scheme of arrangement is the best way of achieving completion of the Acquisition as soon as practicable.

There are, however, two pre-conditions relating to PUHCA in the US which remain to be satisfied. Powergen and E.ON have decided that these pre-conditions should become conditions to the Acquisition so that the formal process to complete the Acquisition can begin while the process of obtaining the approval under PUHCA is being progressed.

The decision to proceed by way of a scheme of arrangement means that there will be two meetings of Powergen Shareholders to approve the Acquisition: a Court Meeting convened by an order of the Court and an Extraordinary General Meeting, both of which will be held on

19 April 2002. Further information on the Scheme process is set out in section 7 below and in sections 6 and 7 of Part II of this document.

Powergen Shareholders should note that no assurances can be given as to the satisfaction or timing of satisfaction of the conditions of the Acquisition, including the approval under PUHCA, and, accordingly, that the Acquisition may not be completed. It is hoped, however, that the SEC will approve the transaction in such time limit to permit E.ON UK to complete the Acquisition in May 2002. Further information on the conditions relating to PUHCA is set out in section 2 of Part II of this document.

The necessary steps to implement the Scheme and complete the Acquisition will not be taken until all of the conditions of the Acquisition have been satisfied or, if permitted, waived. Consequently, there could be some delay between Powergen Shareholders giving their approval to the Acquisition and its completion.


3.  Summary of the terms of the Acquisition

The Acquisition is to be carried out by means of a scheme of arrangement between Powergen and its shareholders under section 425 of the Act. The Scheme is subject to the conditions and further terms set out in this document. Under the Scheme, Powergen Shareholders will receive either cash or, subject to certain conditions, Loan Notes for their shareholdings.

The Scheme Shares will, subject to the Loan Note Alternative, be cancelled and Powergen Shareholders will receive:


          for each Powergen Share                (L)7.65 in cash
          for each Powergen ADS                  (L)30.60 in cash

The (L)30.60 in cash for each Powergen ADS will be received by the Depositary and converted into US dollars by the Depositary according to the terms and conditions of the Deposit Agreement. It is expected that once the Depositary has received the funds, holders of ADSs will receive their payment in US dollars from the Depositary upon surrender of their ADSs in accordance with the terms of the Deposit Agreement.

Powergen Shareholders will be entitled to retain the last quarterly dividend for 2001 (which was announced by Powergen on 21 February 2002). Powergen Shareholders will also be entitled to retain the first quarterly dividend for 2002. In addition, assuming that the Scheme becomes effective during the second quarter of 2002, the consideration to be paid under the Scheme will be increased on a daily basis, at a rate of 9.2 pence per quarter in respect of the period from the end of the first quarter of 2002 until the Scheme Effective Date.

Powergen Shareholders (other than Restricted Overseas Persons (including US Persons)) will, subject to the terms of the Scheme, be able to choose to receive Loan Notes instead of some or all of the cash consideration they would otherwise receive. Further details of the Loan Note Alternative are set out in
Part V of this document and information concerning overseas persons is set out in section 14 of Part II of this document.

The Acquisition values the whole of Powergen's share capital at approximately
(L)5.1 billion (assuming the exercise in full of all outstanding options under the Powergen Share Schemes).


Further information concerning the structure of the Acquisition is set out in
Part II of this document.

4.  Background to and reasons for the recommendation of the Acquisition

Since the privatisation of the electricity industry in 1990, Powergen has become a leading company in the UK's electricity and gas markets through the rationalisation of its generating interests and its acquisition of East Midlands Electricity plc, one of the largest Regional Electricity Companies in England and Wales. Powergen had seen investment in a diverse portfolio of assets in a number of countries as its strategic goal to deliver growth and value.

Developments in the liberalisation of the electricity and gas markets in the United States led to Powergen refocusing its growth strategy. Powergen successfully entered the US market through the acquisition of LG&E Energy Corp in 2000 and instigated a programme of disposals to reduce its interests in other international assets. Powergen's strategy is now to concentrate on Anglo-American growth opportunities. The acquisition of LG&E was seen by Powergen as a platform to make further acquisitions in the US market.

Developments during 2000 meant that Powergen could only realise its Anglo-American strategy either with a partner or as part of a financially stronger group. Discussions with the newly formed E.ON provided the opportunity to realise Powergen's vision as part of a larger group which had a strategy to become a global utility group. These discussions led to the recommended pre-conditional cash offer which was announced on 9 April 2001.

The combination of Powergen's skill and experience, together with the financial power and common strategy of E.ON, is seen by the Powergen Directors as the best solution for shareholders, employees and other stakeholders.

The Powergen Directors believe that the terms of the Acquisition are fair and reasonable for Powergen Shareholders. The consideration represents a premium (excluding the value of the dividends referred to above) of:

o 0.3 per cent. over the closing price of Powergen Shares of 763.0 pence on 20 March 2002 (the latest practicable date prior to the publication of this document);

o 25.8 per cent. over the closing price of Powergen Shares of 608.0 pence on 16 January 2001 (the last Business Day before the announcement by Powergen that it was in preliminary talks with E.ON in relation to the Acquisition); and

o     35.2 per cent. over the average closing price of Powergen Shares of
      565.7 pence over the six months ended 16 January 2001.

Accordingly, the Powergen Directors have arrived at their unanimous recommendation set out below.


5.  Management and employees

E.ON has confirmed that, upon completion of the Acquisition, Powergen will operate as a separate subsidiary of E.ON and Powergen's management team will be responsible for the development and operation of E.ON's Anglo-American energy business.

E.ON has proposed that the Board of Powergen will comprise: Ulrich Hartmann, Chairman; Edmund Wallis, Deputy Chairman and Chief Executive; Dr. Paul Golby, Executive Director (UK operations); Victor Staffieri, Executive Director (US operations); Michael Soehlke, Executive Director (Chief Financial Officer); and Dr Hans Michael Gaul, Dr Hans Dieter Harig and Professor Rainer Elsaesser.

There will, in addition, be two UK-based independent directors who may be appointed from the existing non-executive directors of Powergen.

Edmund Wallis will also be appointed Chairman and Chief Executive of E.ON US Verwaltungs GmbH (a company through which E.ON intends to develop its presence in the US through acquisition) and will join the E.ON Energie Supervisory Board.

No terms have been agreed with Edmund Wallis, Dr. Paul Golby and Victor Staffieri regarding any of the above appointments.

Nick Baldwin and Peter Hickson will leave the Board of Powergen once the Acquisition has been completed. E.ON has confirmed that the terms of their contracts, details of which are set out in section 8(a)(iii) of Part VI of this document and which include provisions for the payment of compensation upon a change in control, will be met in full.

E.ON has stated that the employment rights, including pension rights, of Powergen Group employees will be fully safeguarded in accordance with applicable law.


6.  Preliminary results and current trading

On 21 February 2002, Powergen announced its preliminary results for the 12 months ended 31 December 2001. The preliminary results statement is set out in section B of Part IV of this document.


7.  Action to be taken

The Scheme will require approval at the Court Meeting to be held at 9.30 a.m. on 19 April 2002. The approval required at the Court Meeting is that those voting to approve the Scheme must:

o represent a majority in number of those Powergen Shareholders present and voting in person or by proxy; and

o also represent three-fourths in value of the Powergen Shares held by those Powergen Shareholders present and voting in person or by proxy.

Implementation of the Scheme will also require the passing by Powergen Shareholders of the special resolution to be proposed at the Extraordinary General Meeting to be held after the Court Meeting. If the Scheme becomes effective, it will be binding on all Powergen Shareholders, including any Powergen Shareholders who did not vote to approve the Scheme.

Notices of the Court Meeting and the Extraordinary General Meeting are set out at the end of this document. You will find enclosed with this document:

o     a blue Form of Proxy for use in respect of the Court Meeting;

o     a white Form of Proxy for use in respect of the Extraordinary General
      Meeting;

o (if you hold your Powergen Shares through the Computershare Nominee Service) a Nominee Form of Instruction; and

o     (if you are a holder of Powergen ADSs) a Voting Instruction Card.

If you are a holder of Powergen Shares, whether or not you intend to attend these meetings, please complete both Forms of Proxy in accordance with the instructions printed thereon and return them either by post or by hand to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, so as to be received as soon as possible and in any event at least 48 hours before the time fixed for the relevant meeting. A reply paid envelope (for use in the UK only) is enclosed for this purpose. Alternatively, you may return the Forms of Proxy electronically by logging onto the website www.powergenplc.com. Full details of the procedure to be followed if you wish to return your Forms of Proxy electronically are given on the website. Further information on the return of Forms of Proxy electronically and the conditions of use which apply is set out in section 7 of Part II and section 10 of Part VI of this document. Please note that an electronic communication that is found to contain a computer virus will not be accepted.

If the blue Form of Proxy relating to the Court Meeting is not lodged by the relevant time, it may be handed to the Chairman of the Court Meeting at the Court Meeting. However, in the case of the Extraordinary General Meeting, unless the white Form of Proxy is lodged so as to be received by the time mentioned above and in accordance with the instructions printed on that Form of Proxy, it will be invalid.

The completion and return of a Form of Proxy will not prevent you from attending and voting in person at the Court Meeting and the Extraordinary General Meeting, or any adjournment thereof, if you so wish.

If you hold your Powergen Shares through the Computershare Nominee Service, please complete and sign the enclosed Nominee Form of Instruction in accordance with the instructions printed thereon and return it either by post or by hand to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, so as to be received as soon as possible and in any event by no later than 9.30 a.m. on 17 April 2002. A reply paid envelope (for use in the UK only) is enclosed for this purpose.

If you are a holder of Powergen ADSs, you may only vote in person at the Court Meeting and/or the Extraordinary General Meeting if you become a registered holder of Powergen Shares by arranging for the surrender of your Powergen ADSs in accordance with the terms and conditions of the Deposit Agreement. Please contact the Depositary on telephone number (001) (646) 885 3288 for further information on surrendering your Powergen ADSs. Alternatively, you may instruct The Bank of New York, as Depositary, how to vote the Powergen Shares underlying your Powergen ADSs at the Court Meeting and/or Extraordinary General Meeting. A Voting Instruction Card is enclosed for this purpose and must be completed, signed and returned to the Depositary so that the Depositary receives it no later than 5.00 p.m. (New York time) on 17 April 2002. If you hold your Powergen ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your Powergen ADSs.

It is particularly important that as many votes as possible are cast at the Court Meeting so that the Court may be satisfied that there is a fair representation of Powergen Shareholder opinion. You are therefore strongly urged to return your Forms of Proxy or, as the case may be, Nominee Form of Instruction or Voting Instruction Card as soon as possible.

Please note that different arrangements to those outlined above apply if you hold Powergen Shares through the Powergen Share Schemes. If you hold Powergen Shares through the Powergen Share Schemes, you will receive details of such arrangements in separate letters and accompanying documents which are being sent to all such holders.

To elect for the Loan Note Alternative, Powergen Shareholders should complete and sign the Form of Election accompanying this document in accordance with the instructions printed thereon, whether or not your Powergen Shares are in CREST and return it either by post or by hand to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, as soon as possible and in any event before 9.30 a.m. on 3 May 2002. A reply paid envelope (for use in the UK only) is enclosed for this purpose. Further instructions on how to elect for the Loan Note Alternative are set out in clause 5 of Part VIII of this document.

If you have any queries in relation to the action to be taken, please contact the shareholder helpline on freephone 0800 953 0078 in the UK (or +44 (0)870 703 0083 from outside the UK). Please note that calls to this number may be monitored or recorded and no advice on the merits of the Acquisition can be provided.

Your attention is also drawn to the letter from Dresdner Kleinwort Wasserstein set out in Part II of this document which gives fuller details of the Acquisition.

8.  Recommendation

The Powergen Directors, who have been so advised by their financial adviser, Dresdner Kleinwort Wasserstein, consider the terms of the Acquisition (including the Scheme) to be fair and reasonable. In giving advice to the Powergen Directors, Dresdner Kleinwort Wasserstein has taken into account the Powergen Directors' commercial assessments.


The Powergen Directors believe that the terms of the Acquisition (including the Scheme) are in the best interests of Powergen Shareholders as a whole and unanimously recommend that Powergen Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the Extraordinary General Meeting, as they intend to do in respect of their own beneficial holdings, which on 20 March 2002 (the latest practicable date prior to the publication of this document) amounted in aggregate to 104,093 Powergen Shares.


                                Yours sincerely,



                               /s/EDMUND A. WALLIS
                                Edmund A. Wallis
                                    Chairman

                                    PART II

                             EXPLANATORY STATEMENT

            (in compliance with section 426 of the Companies Act 1985)



                                                               [graphic omitted]

                                                            20 Fenchurch Street
                                                                London EC3P 3DB
                                             (Registered in England no. 551334)

                                                                  27 March 2002

To Powergen Shareholders and, for information only, to participants in the Powergen Share Schemes

Dear Sir or Madam,


                 Recommended Acquisition of Powergen by E.ON UK,
                        a wholly-owned subsidiary of E.ON

1.  Introduction

On 9 April 2001, Powergen and E.ON announced that they had agreed terms for the Acquisition of Powergen by E.ON. The Acquisition is to be effected by means of a scheme of arrangement of Powergen under section 425 of the Act.

Your attention is drawn to the letter from the Chairman of Powergen set out in
Part I of this document, which forms part of this explanatory statement and which contains, among other things, information on the reasons for the Acquisition and the unanimous recommendation by the Powergen Directors to Powergen Shareholders to approve the Acquisition and to vote in favour of the resolutions to approve and implement the Acquisition to be proposed at the Court Meeting and the Extraordinary General Meeting.

The Powergen Directors have been advised by Dresdner Kleinwort Wasserstein in connection with the Acquisition and the Scheme. We have been authorised by the Powergen Directors to write to you to explain the terms of the Acquisition and the Scheme and to provide you with other relevant information.

Statements made in this letter which refer to E.ON's reasons for the Acquisition, to information concerning the business of E.ON and E.ON UK and to intentions and expectations regarding E.ON, E.ON UK and the Enlarged Group reflect the views of the E.ON Management Board and the directors of E.ON UK referred to in section 3 of Part VI of this document. Statements made in, or deemed to be included in, this letter which refer to the background to the recommendation of the Powergen Directors, to information concerning the business of Powergen and to expectations regarding Powergen reflect the views of the Powergen Directors.

The Scheme is set out in full in Part VIII of this document. Your attention is also drawn to the other parts of this document which all form part of this explanatory statement.


2.  Summary of the terms of the Acquisition and the Scheme

The Acquisition is to be effected by means of a scheme of arrangement of Powergen under section 425 of the Act. The Scheme is subject to the conditions and further terms set out in this document, including the approval of the terms of the Scheme by the requisite majorities of Powergen Shareholders at the Court Meeting and the Extraordinary General Meeting, approval under PUHCA, and the sanction of the Scheme by the Court. The requisite majority for each

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
meeting of Powergen Shareholders is specified in section 6 below. No assurances can be given as to the satisfaction or timing of satisfaction of any of the conditions of the Acquisition, including the conditions relating to PUHCA. E.ON and Powergen have agreed, with the consent of the Panel, that E.ON will not be required to treat the conditions relating to PUHCA as satisfied if certain specified requirements are imposed on E.ON by the SEC and, accordingly, the Acquisition may not be completed. Any approval under PUHCA, if given, will not constitute an opinion by the SEC as to the fairness of the terms of the Acquisition or a recommendation that Powergen Shareholders should vote in favour of the Scheme.

Powergen Shareholders should note that the Court will not be asked to sanction the Scheme until after the conditions relating to PUHCA and all other conditions have been satisfied or, if permitted, waived. The Scheme will not become effective and the Acquisition will not be completed unless (i) the conditions relating to PUHCA have been satisfied or, if permitted, waived by the close of business (London time) on 9 July 2002, or such later date as Powergen and E.ON may agree; and (ii) all the other conditions of the Acquisition have been satisfied or, if permitted, waived by the close of business (London time) on 9 October 2002, or such later date as Powergen and E.ON may agree and the Court may approve.


(a)   The Scheme

      The purpose of the Scheme is to provide for E.ON UK to become the owner of the whole of the issued share capital of Powergen. This is to be achieved by:

      (i) the cancellation of the Scheme Shares (other than those referred to in (ii) below) held by Powergen Shareholders and the application of the reserve arising from such cancellation in paying up in full a number of new Powergen Shares which is equal to the number of Scheme Shares cancelled and issuing the same to E.ON UK; and

      (ii) the subsequent transfer by Powergen Shareholders to E.ON UK of those Scheme Shares in respect of which valid elections for Loan Notes are made and accepted under the Loan Note Alternative.

      Holders of Scheme Shares who are on the register of Powergen on the Scheme Record Date (close of business on the Business Day immediately preceding the Scheme Effective Date) will then receive cash and/or Loan Notes on the basis set out below.


(b)   Consideration

      Under the Scheme, and subject to (c) below, holders of Scheme Shares will receive from E.ON UK a cash payment on the following basis:

            for each Powergen Share                (L) 7.65
            for each Powergen ADS                 (L)30.60

      The (L)30.60 in cash for each Powergen ADS will be received by the Depositary and converted into US dollars by the Depositary pursuant to the terms and conditions of the Deposit Agreement. It is expected that once the Depositary has received the funds, holders of ADSs will receive their payment in US dollars from the Depositary upon surrender of their ADSs in accordance with the terms of the Deposit Agreement.

      Powergen Shareholders have received quarterly dividends in respect of the first three quarters of 2001 and will be entitled to retain the last quarterly dividend for 2001 (which was announced by Powergen on 21 February 2002). Powergen Shareholders will also be entitled to retain the first quarterly dividend for 2002 and the dividends for any subsequent quarters ending on or before the Scheme Effective Date. Any such dividends will be payable on a date consistent with Powergen's previous dividend practice or, if earlier, with payment

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
      of the consideration under the Scheme. It is a condition of the Scheme that any such quarterly dividends do not exceed 9.2 pence per Powergen Share.

      The consideration to be paid under the Scheme will be increased, on a daily basis, at a rate of 9.2 pence per quarter, in respect of the period commencing immediately after the last quarter end date before the Scheme Effective Date and ending on the Scheme Effective Date.

      If, after the date of this document, any dividend other than the dividends set out above is paid or becomes payable, E.ON UK will have the right, as an alternative to lapsing the Scheme for non-fulfilment of the conditions, to reduce the consideration for each Powergen Share (including any Powergen Share represented by Powergen ADSs) by an amount equal to the excess.


(c)   Loan Note Alternative

      Holders of Scheme Shares (other than Restricted Overseas Persons, including US Persons) may elect to receive Loan Notes in exchange for Scheme Shares in lieu of all or some of the cash consideration which would otherwise be due to them under the Scheme on the following basis:

          for each (L)1 of cash consideration    (L)1 nominal of Loan Notes

      The Loan Notes, which will be guaranteed by E.ON, will be issued, credited as fully paid, in multiples of (L)1 nominal amount. Fractional entitlements to Loan Notes will be disregarded. The Loan Notes will bear interest from the date of issue to the relevant holder of the Loan Notes at a rate of 0.5 per cent. per annum below LIBOR for six month sterling deposits payable six monthly in arrear. The Loan Notes will be transferable, but no application will be made for them to be listed or dealt in on any stock exchange in any jurisdiction. The Loan Notes will be redeemable at par at the holder's option, in part or in whole, on any interest payment date on or following the date falling six months following the date of first issue of the Loan Notes, and any Loan Notes not previously repaid, redeemed or purchased will be repaid in full at par on the first interest payment date falling on or after the fifth anniversary of the first issue of the Loan Notes. Powergen may, in its sole discretion, at any time prior to the Scheme Effective Date, cancel any election made for the Loan Note Alternative at the request of any Powergen Shareholder who has validly elected for the Loan Note Alternative. Further information in respect of this is set out in section 11(e) below.

      If valid elections for the Loan Note Alternative do not require the issue of Loan Notes exceeding (L)25 million in nominal value, no Loan Notes will be issued unless E.ON UK determines otherwise, and holders of Scheme Shares who have elected for the Loan Note Alternative will receive the cash to which they would otherwise be entitled under the Scheme.

      Restricted Overseas Persons (including US Persons) will not be entitled to elect to receive Loan Notes and will only be entitled to receive cash consideration.

      Copies of the Form of Election are not being mailed or otherwise distributed or sent in or into the United States, Canada, Australia, Japan, New Zealand, South Africa, Belgium, France, Germany, The Netherlands, Singapore, Malaysia or Spain.

      A summary of the principal terms and conditions of the Loan Notes is set out in Part V of this document. Certain details of the procedure for the election for Loan Notes are also set out in clause 5 of the Scheme in
      Part VIII of this document. In addition, certain details of the UK taxation treatment of the Loan Note Alternative are set out in section 12 below.

      Goldman Sachs International has advised that, based on market conditions as at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document) the estimated value of
      (L)1 nominal amount of the Loan Notes (had such notes been in issue on that date) would have been approximately 99.7 pence.



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
3.  E.ON's reasons for the Acquisition

E.ON's strategy is to become a leading global integrated utility business. In line with this strategy, E.ON views the Acquisition as an important step towards building its global presence by entering two of its key target markets, the UK and US.

The Acquisition will provide E.ON with a leading pan-European position in energy utilities, with a first time presence in the UK, the third largest European electricity market.

E.ON believes the Acquisition will also provide a platform on which to build profitable future growth in the attractive US utility markets. The US, an energy market that is eight times the size of the German energy market, represents a highly fragmented market with further opportunities for organic growth and acquisition.

In addition to providing greater global scale, the Acquisition will accelerate E.ON's strategic move towards becoming a focused global integrated utility business. E.ON has divested large parts of its non-utility assets and intends to divest its remaining non-utility assets in a three to five year timespan and to redeploy the proceeds of these divestments in the growth of its utility activities.

The E.ON Management Board believes that Powergen and E.ON share a common managerial philosophy, comparable cultures and strategic objectives. These key areas of commonality, the E.ON Management Board believes, will facilitate a rapid extraction of the benefits of the business combination.


E.ON recognises the success that Powergen has enjoyed in building its UK and US businesses and is supportive of its strategy for the further development of these businesses.


4.  Information on Powergen

Powergen was created in 1990 as one of the four successor companies to the Central Electricity Generating Board as part of the privatisation of the UK electricity industry under the Electricity Act of 1989. Powergen has been pursuing a strategy of transformation from a pure UK generator into a vertically integrated utility, which is now focused on the UK and US markets.

In 1998 it acquired, for (L)2 billion, East Midlands Electricity plc, one of the largest regional electricity companies in England and Wales. In 2000, it achieved the strategic redirection of the Powergen Group into an Anglo-American company with the (L)3.9 billion acquisition of LG&E, a vertically-integrated energy group based in Louisville, Kentucky.

Powergen's interests are currently:

(a) United Kingdom: Powergen UK plc, one of the UK's leading integrated electricity and gas companies with a strong presence across the value chain. The business is built on competitive trading and retail businesses, together with a flexible portfolio of generation assets and distribution assets. It has 7,836 MW of core generation capacity (excluding combined heat and power plants, renewables capacity and the Corby Power plant); an electricity distribution network covering 16,000 km2 serving 2.4 million customers; and over 3.5 million customer accounts;

(b) United States: LG&E operates two utility businesses in the US: one in Kentucky, Louisville Gas and Electric Company, and the other, Kentucky Utilities Company, in Kentucky and Southwestern Virginia. These serve over 1.1 million electricity and gas accounts over a transmission and distribution network covering some 70,000 km2. LG&E also operates a number of unregulated generation businesses in the US. In total LG&E controls over 8,968 MW of generation capacity, of which 6,830 MW is subject to regulation. LG&E also has interests in three gas distribution businesses in Argentina; and

(c) International: Following the sale of the majority of its other international assets as part of Powergen's strategic redirection, Powergen remains a shareholder and operator of a 1,220

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
      MW power station at Paiton in Indonesia and has an equity interest in a joint venture with CLP Power International in India and Australia.

Further information relating to Powergen is set out in Parts IV and VI of this document.


5.  Information on E.ON

E.ON is Germany's fifth-largest industrial group, with approximately 150,000 employees. Based in Dusseldorf, E.ON's strategy is to focus exclusively on its utility activities (electricity, gas, water and related business). It is a leading integrated electricity business in Germany with a strong portfolio of energy assets covering substantial areas of Europe. E.ON is currently also involved in a series of additional activities, including speciality chemicals, telecommunications, real estate and certain other industrial activities.

E.ON was created through the merger of Veba AG and Viag AG in 2000. At the time, it was E.ON's stated strategy to grow internationally based on a focus on energy and chemicals. Since that time, E.ON has further focused its growth strategy. Today, E.ON's strategy is to concentrate on expanding globally its key utilities businesses with a particular focus on energy utilities.

E.ON currently has utility operations in Germany in electricity, gas and water. In electricity it holds a number of majority and minority stakes in electricity distributors. E.ON has a leading position in gas supply in Germany. In water supply, it also has a strong position in Germany through its 81 per cent. shareholding in Gelsenwasser, which also has gas distribution activities.

Internationally, E.ON has a well-established European position in electricity, with a presence in all major European electricity markets except the UK, France and Spain. E.ON's generation assets are favourably located and have a balanced primary energy mix that includes hard coal, nuclear energy, lignite, gas and hydro energy. Its high-voltage grid stretches from Scandinavia to the Alps.

Further information relating to E.ON is set out in Part VI of this document.


6.  Meetings

The Scheme will require the approval of Powergen Shareholders at the Court Meeting to be held at The Nine Kings Suite, Royal Lancaster Hotel, Lancaster Terrace, London W2 2TY at 9.30 a.m. on 19 April 2002. The implementation of the Scheme will also require the passing by Powergen Shareholders of the special resolution to be proposed at the Extraordinary General Meeting. Only Powergen Shareholders registered on the register of members of Powergen 48 hours before the times of the relevant meetings or, if such meetings are adjourned, on the register of members not less than 48 hours before the relevant adjourned meeting, shall be entitled to attend and vote at the relevant meeting in respect of the number of Powergen Shares registered in their name at the relevant time.

The Court Meeting is being held at the direction of the Court to seek the approval of the Powergen Shareholders to the Scheme. The Extraordinary General Meeting is being convened to enable Powergen to implement the Scheme and to amend the articles of association of Powergen. Notices of both the Court Meeting and the Extraordinary General Meeting are set out at the end of this document.


(a)   Court Meeting

      The Court Meeting has been convened for 9.30 a.m. on 19 April 2002 to enable the Powergen Shareholders to consider and, if thought fit, approve the Scheme. At the Court Meeting, voting will be by poll and each Powergen Shareholder present in person or by proxy will be entitled to one vote for each Powergen Share held. The approval required at the Court Meeting is that those voting to approve the Scheme must:


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
      (i) represent a majority in number of those Powergen Shareholders present and voting in person or by proxy; and

      (ii) also represent three-fourths in value of the Powergen Shares held by those Powergen Shareholders present and voting in person or by proxy.

      The Scheme will become effective upon the delivery of a copy of the Order of the Court sanctioning the Scheme to, and registration of it by, the Registrar of Companies in England and Wales. If the Scheme becomes effective, it will be binding on all Powergen Shareholders, including any Powergen Shareholder who did not vote to approve the Scheme.

      The Scheme will not become effective and the Acquisition will not be completed unless (i) the conditions relating to PUHCA have been satisfied or, if permitted, waived by the close of business (London time) on 9 July 2002, or such later date as Powergen and E.ON may agree; and (ii) all the other conditions of the Acquisition have been satisfied or, if permitted, waived by the close of business (London time) on 9 October 2002, or such later date as Powergen and E.ON may agree and the Court may approve.


(b)   Extraordinary General Meeting

      The Extraordinary General Meeting has been convened for 9.45 a.m. on the same date as the Court Meeting to enable Powergen Shareholders to consider and, if thought fit, pass a special resolution for the reduction and subsequent restoration of the capital of Powergen in accordance with the Scheme. The Chairman intends to exercise his right to demand that the vote of the Powergen Shareholders at the Extraordinary General Meeting be held by way of a poll and, in such event, each Powergen Shareholder present in person or by proxy will be entitled to one vote for each Powergen Share held. The approval required at the Extraordinary General Meeting is that, on a poll, those voting to pass the special resolution must represent three-fourths in value of the Powergen Shares held by those Powergen Shareholders present and voting in person or by proxy.

      The special resolution will also make certain amendments to Powergen's articles of association. The proposed amendments will provide that any Powergen Shares issued under the Powergen Share Option Schemes or otherwise between the date of the Extraordinary General Meeting and close of business on the business day before the Hearing Date will be subject to the Scheme. It is also proposed to amend the articles of association of Powergen so that any Powergen Shares issued to any person (other than a member of the E.ON Group) on or after the Scheme Effective Date will be automatically exchanged for (a) the same cash consideration per Powergen Share as was paid to a holder of Cancellation Shares under the Scheme; or (b) the same nominal amount of Loan Notes per Powergen Share as was received by a holder of Transfer Shares under the Scheme (subject to and on the terms of the Loan Note Alternative and the Loan
      Note Instrument) provided that (i) the conditions for making the Loan Note Alternative available under the terms of the Scheme have been satisfied; (ii) all of the outstanding Loan Notes issued pursuant to the Scheme have not been repaid, redeemed or purchased; and (iii) on or before the date which is six months after the Scheme Effective Date, a valid election is made to receive Loan Notes in accordance with the terms of the Loan Note Alternative and the Loan Note Instrument. This will avoid any person (other than a member of the E.ON Group) being left with Powergen Shares after dealings in such shares have ceased on the London Stock Exchange (which will occur at the close of business on the Business Day before the Scheme Effective Date). The proposed changes to the articles of association are set out in the notice of the Extraordinary General Meeting set out at the end of this document.

7.    Action to be taken

(a)   Court Meeting and Extraordinary General Meeting

      You will find enclosed with this document:


      o     a blue Form of Proxy for use in respect of the Court Meeting;

      o a white Form of Proxy for use in respect of the Extraordinary General Meeting;

      o (if you are a holder of Powergen Shares through the Computershare Nominee Service) a Nominee Form of Instruction; and

      o     (if you are a holder of Powergen ADSs) a Voting Instruction Card.

      If you are a holder of Powergen Shares, whether or not you intend to attend these meetings, please complete both Forms of Proxy in accordance with the instructions printed thereon and return them either by post or by hand to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, so as to be received as soon as possible and in any event at least 48 hours before the time fixed for the relevant meeting. A reply paid envelope (for use in the UK only) is enclosed for this purpose. Alternatively, you may return the Forms of Proxy electronically by logging onto the website www.powergenplc.com. Full details of the procedure to be followed if you wish to return your Forms of Proxy electronically are given on the website. Please note that an electronic communication that is found to contain a computer virus will not be accepted.

      If the blue Form of Proxy relating to the Court Meeting is not lodged by the relevant time, it may be handed to the Chairman of the Court Meeting at the Court Meeting. However, in the case of the Extraordinary General Meeting, unless the white Form of Proxy is lodged so as to be received by the time mentioned above and in accordance with the instructions on that Form of Proxy, it will be invalid.

      The completion and return of a Form of Proxy will not prevent you from attending and voting in person at the Court Meeting or Extraordinary General Meeting, or any adjournment thereof, if you so wish.

      Please note that in relation to the white Form of Proxy for the Extraordinary General Meeting, if you do not give a specific voting instruction on the resolution to be considered at the Extraordinary General Meeting by placing a mark in the appropriate box, your proxy will be free to vote or abstain in relation to the resolution as he or she thinks fit. Unless you specifically instruct otherwise, your proxy may also vote or abstain as he or she thinks fit on any other business (including any amendments to the resolution to be proposed at the Extraordinary General Meeting) which may properly come before the Extraordinary General Meeting. In relation to the blue Form of Proxy for the Court Meeting, a proxy appointed to vote in favour of the Scheme may vote or abstain as he or she thinks fit on any modifications to the Scheme.

      The use by Powergen Shareholders of the Registrars' electronic proxy service (the "Electronic Proxy Service") in connection with the Court Meeting and the Extraordinary General Meeting is governed by the Registrars' conditions of use of such service (the "Conditions of Use"). The Conditions of Use are legally binding.

      When clicking on the icon "I Agree", you will be deemed to confirm that you:

      (a) are a Powergen Shareholder or are otherwise duly authorised to submit the Form of Proxy through the Electronic Proxy Service on behalf of such shareholder;

      (b) if the shareholding is a joint holding, are the first named shareholder and have obtained the consent of all other joint holders to participate in the Electronic Proxy Service;

      (c) have read and understood the Conditions of Use and agree to be bound by them; and


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
      (d) are either resident in, or a citizen of, the United Kingdom or have otherwise complied with all applicable legal requirements in any other jurisdiction necessary to lawfully make use of the Electronic Proxy Service.

      A summary of the Conditions of Use is set out in section 10 of Part VI of this document. The Conditions of Use are set out in full on the Registrars' website, which may be accessed by logging onto Powergen's website, www.powergenplc.com, and clicking on `Electronic Communications'. Powergen Shareholders will have to enter their 10-digit Shareholder Reference Number and 4-digit PIN number printed on the Forms of Proxy.

      If you hold your Powergen Shares through the Computershare Nominee Service, please complete and sign the enclosed Nominee Form of Instruction in accordance with the instructions printed thereon and return it either by post or by hand to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, so as to be received as soon as possible and in any event by no later than 9.30 a.m. on 17 April 2002. A reply paid envelope (for use in the UK only) is enclosed for this purpose.

      If you are a holder of Powergen ADSs, you may only vote in person at the Court Meeting and/or the Extraordinary General Meeting if you become a registered holder of Powergen Shares by arranging for the surrender of your Powergen ADSs in accordance with the terms and conditions of the Deposit Agreement. Please contact the Depositary on telephone number
      (001) (646) 885 3288 for further information on surrendering your Powergen ADSs. Alternatively, you may instruct The Bank of New York, as Depositary, how to vote the Powergen Shares underlying your Powergen ADSs at the Court Meeting and/or Extraordinary General Meeting. A Voting Instruction Card is enclosed for this purpose and must be completed, signed and returned to the Depositary so that the Depositary receives it no later than 5.00 p.m. (New York time) on 17 April 2002. If you hold your Powergen ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your Powergen ADSs.

      Powergen Shareholders who wish to revoke or replace their Forms of Proxy or their Nominee Forms of Instruction should contact the shareholder helpline on freephone 0800 953 0078 (or +44 (0)870 703 0083 outside the
      UK).

      It is particularly important that as many votes as possible are cast at the Court Meeting so that the Court may be satisfied that there is a fair representation of Powergen Shareholder opinion. You are therefore strongly urged to return your Forms of Proxy or, as the case may be, Nominee Forms of Instruction or Voting Instruction Card as soon as possible.


(b)   Elections for the Loan Note Alternative

      Holders of Scheme Shares (other than Restricted Overseas Persons (including US Persons)) wishing to elect for the Loan Note Alternative in respect of some or all of their Powergen Shares should complete and return the Form of Election enclosed with this document. The procedure for making the election is set out in the Form of Election. Holders of Scheme Shares wishing to receive only cash in respect of all their Powergen Shares and Restricted Overseas Persons (including US Persons) will not need to complete the Form of Election.

      Further details of the Loan Notes are set out in Part V of this document.


8.    Powergen Share Schemes

The implications of the Scheme for the Powergen Share Schemes are summarised in section 7 of Part VI of this document. Participants in each of the Powergen Share Schemes will be notified separately of the impact of the Scheme on their holdings, including tax consequences.

Following the Scheme becoming effective, no further grants will be made under the Powergen Share Schemes.

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
9.    The Powergen Directors and the effect of the Scheme on their interests

The effect of the Scheme on the interests of the Powergen Directors does not differ from its effect on the like interests of any other person.

Powergen Shares held by Powergen Directors will be subject to the Scheme. Certain Powergen Directors, in common with the other participants in the Powergen Share Schemes, will also be offered proposals (which will be subject to the Scheme becoming effective) in respect of their options and awards under such plans (see section 7 of Part VI of this document).

E.ON has proposed that the Board of Powergen will comprise: Ulrich Hartmann, Chairman; Edmund Wallis, Deputy Chairman and Chief Executive; Dr. Paul Golby, Executive Director (UK operations); Victor Staffieri, Executive Director (US operations); Michael Soehlke, Executive Director (Chief Financial Officer); and Dr Hans Michael Gaul, Dr Hans Dieter Harig and Professor Rainer Elsaesser.

There will, in addition, be two UK-based independent directors who may be appointed from the existing non-executive directors of Powergen.

Edmund Wallis will also be appointed Chairman and Chief Executive of E.ON US Verwaltungs GmbH (a company through which E.ON intends to develop its presence in the US through acquisition) and will join the E.ON Energie Supervisory Board.

No terms have been agreed with Edmund Wallis, Dr. Paul Golby and Victor Staffieri regarding any of the above appointments.

Nick Baldwin and Peter Hickson will leave the Board of Powergen once the Acquisition has been completed. E.ON has confirmed that the terms of their contracts, details of which are set out in section 8(a)(iii) of Part VI of this document and which include provisions for the payment of compensation upon a change in control, will be met in full.

The terms of the service contracts or letters of appointment (as appropriate) of the Powergen Directors will not be varied automatically as a consequence of the Acquisition.

Details of the interests of the Powergen Directors in the share capital of Powergen are set out in section 6 of Part VI of this document.

Particulars of the service contracts and letters of appointment of the Powergen Directors are set out in section 8 of Part VI of this document.


10. Inducement fees

Powergen has agreed with E.ON in a letter agreement dated 8 April 2001 (the "Letter Agreement") that Powergen will, in certain circumstances, pay to E.ON an inducement fee of (L)50 million. A summary of the terms of the Letter Agreement, including the circumstances in which the inducement fee will be payable by Powergen, is set out in section 9 of Part VI of this document.


11. Settlement, share certificates and delisting

Subject to the Scheme becoming effective, settlement of the consideration to which any Scheme Shareholder is entitled thereunder (including the payment of any dividend in accordance with the terms of the Scheme) will be effected within fourteen days of the Scheme Effective Date as set out below.

Except with the consent of the Panel, settlement of cash consideration to which any Powergen Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme without regard to any lien, right of set-off, counterclaim or other analogous right to which E.ON UK may otherwise be, or claim to be, entitled against such Powergen Shareholder.


All documents and remittances sent through the post will be sent at the risk of the person(s) entitled thereto.

Application will be made to the UK Listing Authority for the listing of the Powergen Shares to be cancelled and to the London Stock Exchange for them to cease to be admitted to trading on the London Stock Exchange's market for listed securities. It is expected that this will take place at the close of business (London time) on the Business Day prior to the Scheme Effective Date.


(a)   Scheme Shares held in uncertificated form (that is, in CREST)

      On the Scheme Effective Date, entitlements to Scheme Shares held within the CREST system which are to be cancelled will be cancelled. Powergen Shareholders who hold their Scheme Shares in uncertificated form will have the cash consideration to which they are entitled paid by means of CREST by E.ON UK procuring the creation of an assured payment obligation in favour of the Powergen Shareholder's payment bank in respect of the cash consideration due to such Powergen Shareholder, in accordance with CREST assured payment arrangements.

      E.ON UK reserves the right to settle all or any part of the cash consideration referred to above, for all or any Powergen Shareholders, in the manner described in paragraph (b) below, if, for any reason, it wishes to do so.


(b)   Scheme Shares in certificated form

      Cheques for cash entitlements due under the Scheme in respect of Scheme Shares held in certificated form are expected to be despatched to holders of Scheme Shares by first class post to the address appearing in the register of members of Powergen on the Scheme Record Date or, in the case of joint holders, to the holder whose name stands first in such register in respect of the joint holdings concerned or in accordance with any special instructions regarding communications.

      On the Scheme Effective Date, share certificates for Scheme Shares held in certificated form which are to be cancelled will cease to be valid and should be destroyed.


(c)   Powergen ADSs

      After the Scheme becomes effective, it is expected that the Depositary, at the direction of Powergen, will terminate the Deposit Agreement by sending notice of such termination to the registered holders of ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.

      The Depositary (as the registered holder of the Scheme Shares) will receive an amount in pounds sterling equal to the total amount payable in respect of all of the Scheme Shares held by the Depositary in accordance with the terms of the Scheme. Such amount will be converted into US dollars by the Depositary pursuant to the terms and conditions of the Deposit Agreement. It is expected that once the Depositary has received the funds, holders will receive their pro rata portion of the US dollars from the Depositary upon surrender of their ADSs in accordance with the terms of the Deposit Agreement.

      It is expected that the ADSs will cease trading on the New York Stock Exchange on the close of business (New York time) on the Business Day prior to the Scheme Effective Date and an application will be made to the New York Stock Exchange for the delisting of the ADSs.

(d)   Loan Notes

      Powergen Shareholders who hold their Scheme Shares in certificated form and wish to elect for the Loan Note Alternative must send their share certificates and/or other documents of title for those Scheme Shares in respect of which they wish to elect to receive Loan Notes either by post or by hand to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, with the completed Form of Election. A reply paid envelope (for use in the UK only) is enclosed for this purpose.

      Powergen Shareholders who hold their Scheme Shares in uncertificated form and wish to elect for the Loan Note Alternative must transfer such Scheme Shares to an escrow balance, using a TTE instruction. Detailed instructions on the action to be taken are set out in the Form of Election.

      Save as provided in paragraph (e) below, elections for the Loan Note Alternative shall be irrevocable. Powergen Shareholders who have made valid elections for the Loan Note Alternative may be restricted in their ability to deal in their Powergen Shares.

      Whether Scheme Shares are held in certificated or uncertificated form, if a holder of Scheme Shares elects and is entitled to receive Loan Notes under the Loan Note Alternative, definitive certificates for the Loan Notes will be despatched by first class post (or by such other method as may be approved by the Panel) following the Scheme Effective Date. Such certificates will be sent at the risk of the holder of such Scheme Shares. No certificates for the Loan Notes will be sent to an address in the United States, Canada, Australia, Japan, New Zealand, South Africa, Belgium, France, Germany, The Netherlands, Singapore, Malaysia or Spain.


(e)   Procedure if elections for the Loan Note Alternative are cancelled

      Powergen may, in its sole discretion, at any time prior to the Scheme Effective Date, cancel any election made for the Loan Note Alternative at the request of any Powergen Shareholder who has validly elected for the Loan Note Alternative. Consequently, if any elections for the Loan Note Alternative are so cancelled, Powergen's Registrars, Computershare Investor Services PLC, PO Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, will (in relation to the Scheme Shares in respect of which such elections have been made) immediately after the date on which Powergen notifies the relevant Powergen Shareholders that their elections for the Loan Note Alternative have been cancelled (or within such longer period as the Panel may approve, not exceeding 14 days from the date on which such notification is made) (i) return share certificates and/or other documents of title relating to such Scheme Shares by post (or such other method as may be approved by the Panel); and (ii) give TFE Instructions to CRESTCo to transfer all such Scheme Shares which are held in escrow balances and in relation to which it is the escrow agent for the purposes of the Scheme to the original stock accounts of the holders of Scheme Shares concerned. All documents sent to holders of Scheme Shares or their appointed agents in these circumstances will be sent at their own risk.


(f)   Procedure if the Scheme does not become effective

      If the Scheme does not become effective after elections for the Loan Note Alternative have been made, Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, will (in relation to the Scheme Shares in respect of which such elections have been made) immediately after the date on which any condition to the Acquisition becomes incapable of being satisfied (or within such longer period as the Panel may approve, not exceeding 14 days from the date on which any condition becomes incapable of being satisfied) (i) return share certificates and/or other documents of title relating to such Scheme Shares by post (or such other method as may be approved by the Panel); and (ii) give TFE Instructions to CRESTCo to transfer all such Scheme Shares which are held in escrow balances and in relation to which it is the escrow agent for the purposes of the Scheme to the original stock accounts of the holders of Scheme Shares concerned. All documents sent to holders of Scheme Shares or their appointed agents in these circumstances will be sent at their own risk.


12. United Kingdom taxation

The comments set out below summarise certain limited aspects of the UK taxation treatment of the Acquisition. They are based on existing law and on what is understood to be current Inland Revenue practice. They are intended as a general guide only and apply to shareholders resident for tax purposes in the UK (save where express reference is made to persons resident outside the UK) who hold Powergen Shares as an investment and who are the absolute beneficial owners thereof. The comments below may not apply to certain classes of persons such as dealers, persons holding Powergen Shares in a Personal Equity Plan or Individual Savings Account, or trustees of certain trusts. Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult their own professional advisers immediately.


(a)   Dividends

      The UK tax treatment of any dividend paid in respect of any period prior to the Scheme Effective Date will not be affected by the Scheme.


(b)   Taxation of chargeable gains

      Liability to UK taxation on chargeable gains will depend on the individual circumstances of each Powergen Shareholder and on the form of consideration received.


    (i)     Cash consideration

            For holders of Scheme Shares, the cancellation of their existing Scheme Shares in consideration for a cash payment from E.ON UK will be treated as a disposal of those shares for the purposes of UK taxation of chargeable gains. This may, depending on personal circumstances (including the availability of exemptions and allowable losses), give rise to a chargeable gain or allowable loss.


    (ii)    Loan Note Alternative

            A holder of Scheme Shares who, together with persons connected with him/her, does not hold more than 5 per cent. of, or of any class of, shares in or debentures of Powergen will not be treated as having made a disposal of Scheme Shares for the purposes of UK taxation of chargeable gains to the extent that he/she receives Loan Notes in exchange for his/her Scheme Shares under the Loan Note Alternative following a valid election for the Loan Note Alternative and will be treated in the manner described in paragraphs (iii) and (iv) below.

            Any holder of Scheme Shares who, together with persons connected with him/her holds more than 5 per cent. of, or of any class of, shares in or debentures of Powergen will be treated in the manner described in paragraphs (iii) and (iv) below, provided that the exchange of Scheme Shares for Loan Notes is effected for bona fide commercial reasons and does not form part of a scheme of arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax.

    (iii)   Non-corporate noteholders

            To the extent that an individual holder of Scheme Shares receives Loan Notes, any gain or loss which would otherwise have arisen on a disposal of those of his/her Scheme Shares which are exchanged for Loan Notes should be "rolled over" into the Loan Notes, and the Loan Notes should be treated as the same asset as those Scheme Shares acquired at the same time and for the same consideration as those shares.

            A subsequent disposal (including redemption) of all or any of the Loan Notes may, depending on individual circumstances, give rise to a liability to UK taxation on chargeable gains.

            Any chargeable gain or allowable loss on a disposal of Loan Notes should be calculated taking into account the allowable original cost to the holder of acquiring his/her Scheme Shares, and (when calculating a chargeable gain but not an allowable loss) indexation allowance on that cost. For individual shareholders, the indexation allowance will be applied until April 1998 with taper relief applying thereafter until disposal, depending on the number of complete years for which the Scheme Shares/Loan Notes have been held since April 1998.


    (iv)    Corporate noteholders

            For corporate holders of Loan Notes within the charge to UK corporation tax, the Loan Notes will be qualifying corporate bonds. Accordingly, any gain or loss which would have arisen on a disposal of Scheme Shares for a consideration equal to the market value of the Loan Notes received at the time of the exchange of Scheme Shares for Loan Notes will be "held over" and deemed to accrue on a subsequent disposal (including redemption) of the Loan Notes. Any chargeable gain or loss then arising should be calculated taking into account the allowable original cost to the holder of acquiring its Scheme Shares, and (when calculating a chargeable gain but not an allowable loss) indexation allowance on that original cost accrued up to the time of the exchange of Scheme Shares for Loan Notes.

            A corporate holder of Loan Notes within the charge to UK corporation tax in respect of the Loan Notes will generally be charged to (or, as the case may be, obtain relief from) UK corporation tax on income in respect of all profits, gains and losses (other than the "held over" gain which will be dealt with as referred to above) arising from its holding or disposal of Loan Notes, broadly in accordance with its authorised accounting method.

            Additional tax consequences may arise where E.ON UK elects to have Loan Notes redeemed in US dollars at the maturity date, as provided for under the terms of the Loan Note Instrument.


(c) Taxation of interest on Loan Notes

    (i)     Withholding tax

            Interest on the Loan Notes will be paid after deduction of UK income tax at the lower rate (currently 20 per cent.), unless:

            (aa) E.ON UK has been directed by the Inland Revenue, in respect of a particular holding of Loan Notes, to make the payment free (or subject to a reduced rate) of such deduction by virtue of relief under the provisions of an applicable double taxation treaty. Such a direction will only be made following an application in the appropriate manner to the relevant tax authorities by the holder of the Loan Notes; or

            (bb) except where the Inland Revenue directs otherwise, E.ON UK reasonably believes that the person beneficially entitled to such interest is (a) a company resident in the UK, (b) a partnership each member of which is a company resident in the UK or (c) a non-resident company that carries on a trade in the UK through a branch or agency and that is liable to UK corporation tax on such interest.

            E.ON UK will not gross up payments of interest on the Loan Notes to compensate for any tax which it is required to deduct at source. A holder of Loan Notes who can prove to the satisfaction of E.ON UK that the person beneficially entitled to such interest fulfils such criteria should request a Section 349A application form from E.ON UK's Registrars, Computershare Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, which will set out the declarations, undertakings and indemnities required of the holder before interest can be paid free of deduction.


    (ii)    Individual holders of Loan Notes

            The gross amount of the interest on the Loan Notes will form part of the recipient's income for the purposes of UK income tax, credit being allowed for any tax withheld. Individuals who are not taxable at the higher rate of income tax will have no further tax to pay in respect of the interest. Individuals who are taxable at the higher rate of income tax will have to pay further tax in respect of the interest. In certain cases holders of Loan Notes may be able to recover an amount in respect of the tax withheld at source.

            On a transfer of Loan Notes by an individual, a charge to income tax may arise under the "accrued income scheme" in respect of the interest on the Loan Notes which has accrued since the preceding interest payment date.


    (iii)   Corporate holders of Loan Notes

            A holder of Loan Notes within the charge to UK corporation tax in respect of the Loan Notes will generally be charged to UK corporation tax in respect of interest on the Loan Notes which relates to that holder's relevant accounting period (with credit allowed for any tax withheld) broadly in accordance with the holder's authorised accounting method.


(d)   Stamp duty and stamp duty reserve tax ("SDRT")

      No stamp duty or SDRT will be payable by holders of Scheme Shares as a result of the Scheme.

      No stamp duty or SDRT will be payable on a transfer on sale of, or on an agreement to transfer, Loan Notes.


(e)   Other tax matters relating to the Acquisition

      No clearance has been sought or is to be sought by Powergen in respect of the Acquisition under section 707 of the Income and Corporation Taxes Act 1988 or under section 138 of the Taxation of Chargeable Gains Act 1992.

      Special tax provisions may apply to Powergen Shareholders who have acquired or acquire their Scheme Shares by exercising options under the Powergen Share Schemes, including provisions imposing a charge to income tax.

13. Certain US federal income tax consequences of the Acquisition

The following summary is a general discussion of certain United States federal income tax consequences applicable under current law to the receipt of cash pursuant to the Acquisition in exchange for Scheme Shares or Powergen ADSs by a "U.S. holder" (which, for purposes of this discussion, means a beneficial owner of Scheme Shares or Powergen ADSs that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a domestic corporation, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust).

Citizens of the United States who are not residents of the United States for United States federal income tax purposes and who elect to receive Loan Notes instead of cash in the Acquisition should consult their own tax advisors. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations, published rulings and court decisions as of the date hereof, all of which are subject to change or different interpretations at any time with possible retroactive effect. The discussion does not deal with tax consequences for special classes of beneficial owners of Scheme Shares or Powergen ADSs, such as dealers in Scheme Shares or Powergen ADSs or currencies, traders in Scheme Shares or Powergen ADSs that elect to mark to market, banks, financial institutions, insurance companies, tax-exempt organizations, holders of interests in Powergen Shares or Powergen ADSs in any employee benefit plan, beneficial owners of Scheme Shares or Powergen ADSs that are not U.S. holders, persons holding Scheme Shares or Powergen ADSs as a hedge or who have otherwise hedged the risk of holding Powergen Shares or Powergen ADSs, persons holding Scheme Shares or Powergen ADSs as part of a straddle or in connection with a conversion transaction or persons having a functional currency other than the United States dollar. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. This discussion assumes that the Scheme Shares or Powergen ADSs are held as "capital assets" for tax purposes. No ruling has been sought from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

(a) Exchanges of Scheme Shares or Powergen ADSs pursuant to the Acquisition by U.S. holders will be taxable transactions for United States federal income tax purposes. A U.S. holder exchanging Scheme Shares or Powergen ADSs pursuant to the Acquisition will recognize capital gain or loss in an amount equal to the difference between the amount of cash received by the U.S. holder, excluding any amount paid as a dividend on the Scheme Shares or Powergen ADSs which will generally be taxed as ordinary income to the extent of Powergen's current or accumulated earnings and profits as determined for United States federal income tax purposes, and the U.S. holder's adjusted tax basis in the Scheme Shares or Powergen ADSs exchanged. A U.S. holder's adjusted tax basis in Scheme Shares or Powergen ADSs generally will equal the cost of the Scheme Shares or Powergen ADSs to such U.S. holder. Capital gain of a non-corporate U.S. holder is generally subject to a maximum tax rate of 20 per cent. in respect of property held for more than one year and 18 per cent. in respect of property held for more than five years. The deductibility of capital losses is limited.

(b) Exchanges of Scheme Shares or Powergen ADSs pursuant to the Acquisition by non-corporate U.S. holders generally will be subject to information reporting requirements. In addition, a U.S. holder may be subject to backup withholding with respect to payments the U.S. holder receives pursuant to the Acquisition unless the U.S. holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS provided the required information is furnished.

      All holders of Scheme Shares or Powergen ADSs are urged to consult their own tax advisors to determine the tax consequences of the Acquisition in their particular circumstances, including the application of federal, state, local and foreign tax laws.


14. Overseas shareholders

The implications of the Acquisition for persons resident in, or citizens of, jurisdictions outside England ("Overseas Shareholders") may be affected by the laws of the relevant jurisdiction. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

Restricted Overseas Persons (including US Persons) will not be entitled to receive Loan Notes and will be entitled to receive only cash consideration.

The Loan Notes to be issued in connection with the Acquisition may not be offered, sold or delivered, directly or indirectly, in or into Canada, Australia, Japan, New Zealand, South Africa, Belgium, France, Germany, The Netherlands, Singapore, Malaysia or Spain (except in transactions exempt from or not subject to the relevant securities laws of those jurisdictions).

If the issue of Loan Notes to any holder of Scheme Shares would or may infringe the laws of any jurisdiction outside England or would or may require E.ON UK to observe any governmental or other consent or any registration, filing or other formality which E.ON UK regards as unduly onerous, the Scheme provides that E.ON UK may determine that the Loan Note Alternative will not be available to such holder and any Form of Election completed and returned by such holder will be invalid.

This document has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside England.

Powergen is currently subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the SEC. Reports and other information filed by Powergen with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 233 Broadway, New York, New York 10279. Copies of such material may also be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of Powergen's securities are listed. Following the Acquisition, an application will be made for the Powergen ADSs to be delisted from the New York Stock Exchange and Powergen's reporting obligations will be terminated.

15. Further information

The terms of the Scheme are set out in full in Part VIII of this document. Further information regarding Powergen, E.ON and E.ON UK is set out in Parts IV and VI of this document. Documents available for inspection are listed in section 15 of Part VI of this document.


                                Yours faithfully
              For and on behalf of Dresdner Kleinwort Wasserstein

            Jim Hamilton,                            Jeremy Miller,
          Managing Director,                       Managing Director,
          Investment Banking                       Investment Banking

                                    PART III

       CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME AND THE ACQUISITION


The Scheme will not become effective and the Acquisition will not be completed unless (i) the conditions relating to PUHCA have been satisfied or, if permitted, waived by the close of business (London time) on 9 July 2002, or such later date as Powergen and E.ON may agree; and (ii) all the other conditions of the Acquisition have been satisfied or, if permitted, waived by the close of business (London time) on 9 October 2002, or such later date as Powergen and E.ON may agree and the Court may approve.

1.    The Scheme is conditional on:

(a) The approval by a majority in number of the holders of Powergen Shares present and voting at the Court Meeting, either in person or by proxy, representing not less than three-fourths in value of the Powergen Shares held by such holders;

(b) The resolution required to approve and implement the Scheme and set out in the notice of Extraordinary General Meeting of the Powergen Shareholders being passed by the requisite majority at such Extraordinary General Meeting; and

(c) The sanction of the Scheme and confirmation of the reduction of capital involved therein by the Court (in both cases with or without modifications, on terms reasonably acceptable to E.ON) and an office copy of the Order of the Court sanctioning the Scheme and confirming the cancellation of share capital which forms part of it being delivered for registration to the Registrar of Companies in England and Wales and being registered by him.

2. Subject as stated in paragraph 3 below, the Acquisition is also conditional upon and, accordingly, the necessary action to make the Scheme effective will not be taken unless the following conditions are satisfied or waived, as referred to below:

(a) The SEC having granted prior approval to E.ON for the Acquisition of Powergen by E.ON UK under sections 9 and 10 of PUHCA on terms satisfactory to E.ON acting reasonably;

(b) Any conditions imposed by the SEC in relation to the operation of E.ON and E.ON UK as registered public utility holding companies under PUHCA being on terms satisfactory to E.ON acting reasonably;

(c)   In each case to the extent material in the context of the Acquisition:

      (i) all necessary notifications and filings having been made, all necessary waiting and other time periods (including extensions thereof) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated and all relevant statutory or regulatory obligations in any relevant jurisdiction having been complied with, in each case in connection with the Acquisition or the acquisition of control (directly or indirectly) of any member of the Wider Powergen Group by E.ON UK;

      (ii) all necessary authorisations, orders, grants, recognitions, confirmations, consents, clearances, certificates, permissions and approvals ("Authorisations") in any relevant jurisdiction for or in respect of the Acquisition or the acquisition of control (directly or indirectly) of any member of the Wider Powergen Group by E.ON UK, having been obtained in terms and in a form reasonably satisfactory to E.ON UK from all appropriate governments, government departments or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative or investigative bodies, authorities, trade agencies, courts, professional associations, institutions, associations or any other similar bodies or persons in any relevant jurisdiction (each a "Third Party");

      (iii) all such Authorisations necessary to carry on the business of any member of the Wider Powergen Group in any jurisdiction having been obtained in a form reasonably satisfactory to E.ON UK from all appropriate Third Parties and from any persons, or bodies with whom any member of the Wider Powergen Group has entered into contractual arrangements and all such Authorisations remaining in full force and effect at the time at which the Scheme becomes effective and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew such Authorisations;

(d) No Third Party having notified a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or having enacted or made or proposed any statute, regulation, decision or order or having taken any measures or other steps, and there not continuing to be outstanding any statute, regulation, decision or order, which would or might reasonably be expected to, in any case, to an extent which is material in the context of the Wider E.ON Group or Wider Powergen Group, as the case may be, taken as a whole:

      (i) make the Acquisition or the acquisition of any or all Powergen ADSs or other securities (or the equivalent) in, or control of, Powergen by E.ON UK void, unenforceable, illegal and/or prohibited in or under the laws of any relevant jurisdiction or otherwise directly or indirectly restrict, restrain, prohibit, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or require amendment of, or otherwise challenge or interfere with the Acquisition or the acquisition of any or all Powergen ADSs or control of Powergen by E.ON UK;

      (ii) require, prevent or delay the divestiture by any member of the Wider E.ON Group as a consequence of the Acquisition or the Wider Powergen Group of all or any part of any of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct any of their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof in the case of the Wider E.ON Group as a consequence of the Acquisition;

      (iii) impose any limitation on, or result in a delay in, the ability of any member of the Wider E.ON Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Powergen Group or the Wider E.ON Group or to exercise management control over any such member;

      (iv) require any member of the Wider E.ON Group, or the Wider Powergen Group to acquire or offer to acquire any shares or other securities (or the equivalent) or any interest in any member of the Wider Powergen Group or the Wider Powergen Group owned by any third party;

      (v) require a divestiture by any member of the Wider E.ON Group or the Wider Powergen Group of any shares or other securities (or the equivalent) in, or any asset of any member of, the Wider Powergen Group as a consequence of the Acquisition;

      (vi) otherwise materially and adversely affect the business, assets or profits of any member of the Wider Powergen Group or, as a consequence of the Acquisition, any member of the Wider E.ON Group; or

      (vii) impose any limitation on the ability of any member of the Wider Powergen Group to co-ordinate its business, or any part of it, with the businesses of any other members,

      and all applicable waiting and other time periods during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene under the laws or regulations of any relevant jurisdiction in respect of the Acquisition having expired, lapsed or been terminated;

(e) There being no provision of any arrangement, agreement, licence, permit, lease or other instrument to which any member of the Wider Powergen Group is a party or by or to which any such member or any of their respective assets is or may be bound, entitled or subject which, as a consequence of the Acquisition or any matter arising directly therefrom or because of a change in the control or management of any member of the Wider Powergen Group would or could reasonably be expected to result in, in any case, to an extent which is material in the context of the Wider Powergen Group taken as a whole:

      (i) any monies borrowed by, or any other indebtedness (actual or contingent) of, or grant available to or received by, any member of the Wider Powergen Group being repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of being withdrawn or inhibited;

      (ii) any such agreement, arrangement, licence, permit, lease or instrument or the rights, liabilities, obligations, interests or business of any member of the Wider Powergen Group under any such arrangement, agreement, licence, permit, lease or instrument being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

      (iii) any assets or interests of any member of the Wider Powergen Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or ceasing to be available to any member of the Wider Powergen Group, in each case, otherwise than in the ordinary course of business;

      (iv) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Powergen Group or any such security interest being enforced;

      (v) the rights, liabilities, obligations or interests of any member of the Wider Powergen Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

      (vi) the financial or trading position of any member of the Wider Powergen Group being adversely affected;

      (vii) any member of the Powergen Group ceasing to be able to carry on business under any name under which it presently does so; or

     (viii) the creation of any liability (actual or contingent) by any member of the Wider Powergen Group,

      and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Powergen Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this condition 2(e) in any case, to an extent which is, or could reasonably be expected to be, material in the context of the Wider Powergen Group taken as a whole;

(f)   No member of the Wider Powergen Group having since 31 December 2000:

      (i) issued or agreed to issue or authorised or proposed the issue of additional shares or securities of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, equity securities or securities convertible into shares (save as between Powergen and wholly-owned subsidiaries of Powergen or between wholly-owned subsidiaries of Powergen and save for the issue of Powergen Shares on the exercise of options granted before the Announcement or in accordance with past practice) in each case, except to the extent the same is not material in the context of the Acquisition or in accordance with the Powergen Share Option Schemes;

      (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise, other than to Powergen or one of its wholly-owned subsidiaries, excluding any other dividend or distribution to be recommended, declared, paid or made by Powergen which is specifically referred to as such in the Announcement or any dividends payable on the LG&E Preferred Shares;

      (iii) save for the acquisition of LG&E and the disposals of Rye House, Turbogas and various international businesses (India, Australia, Indonesia and Thailand) to China Light & Power International and intra-Powergen Group transactions, merged with or demerged or acquired or disposed of any body corporate, partnership interest or business, or acquired or disposed of, transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) (in each case, other than in the ordinary course of business or to the extent the same is not material in the context of the Wider Powergen Group taken as a whole);

      (iv) save for intra-Powergen Group transactions, made, committed to make, or authorised any change in its loan capital except (in the case of members of the Wider Powergen Group other than Powergen) to the extent the same is not material in the context of the Wider Powergen Group taken as a whole;

      (v) save as between Powergen and its wholly-owned subsidiaries or in the ordinary course issued or authorised any debentures or incurred or increased any indebtedness or become subject to any contingent liability which, in any case, is material in the context of the Wider Powergen Group taken as a whole;

      (vi) other than in the ordinary course of business entered into or varied or authorised any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is materially restrictive on the businesses of any member of the Wider Powergen Group or the Wider E.ON Group and, in each case, which has a material adverse effect on the Wider Powergen Group taken as a whole;

      (vii) save for normal annual salary and other related increases in accordance with past remuneration policies entered into or materially varied or made any offer to enter into or materially vary the terms of any agreement, contract, commitment or arrangement to an extent which is material with any director of Powergen or LG&E;

     (viii) implemented, effected or authorised any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business which, in any case, is material in the context of the Wider Powergen Group taken as a whole;

      (ix) save as between Powergen and its wholly-owned subsidiaries, purchased, redeemed or repaid any of its own shares except to an extent which is not material in the context of the Wider Powergen Group taken as a whole;

      (x) in the case of Powergen, or any member of the Wider Powergen Group that is not a wholly-owned subsidiary of Powergen, made any alteration to its memorandum or articles of association that is material in the context of the Acquisition or the Wider Powergen Group taken as a whole;

      (xi) (other than in respect of a member of the Wider Powergen Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings instituted or threatened against it for its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any administrator, administrative receiver, receiver, trustee or similar officer of all or any part of its assets or revenues or any analogous proceedings in any jurisdiction or had any analogous person appointed in any jurisdiction and which, in any case, is material in the context of the Wider Powergen Group taken as a whole;

      (xii) been unable, or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business and which, in any case, is material in the context of the Wider Powergen Group taken as a whole;

     (xiii) waived or compromised any claim otherwise than in the ordinary course of business and which, in any case, is material in the context of the Wider Powergen Group taken as a whole; or

      (xiv) entered into any contract, commitment, agreement or arrangement or passed any resolution or made or announced any offer (which remains open for acceptance) or announced any intention or proposal to effect any of the transactions, matters or events referred to in this condition;

(g)   Since 31 December 2000:

      (i) there having been no material adverse change in the assets, business, financial or trading position or profits of the Wider Powergen Group taken as a whole;

      (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings or inquiry or investigation having been threatened, announced or instituted by or against or remaining outstanding against any member of the Wider Powergen Group which, in any such case, might be expected adversely to affect any member of the Wider Powergen Group to an extent which is material in the context of the Wider Powergen Group taken as a whole;

      (iii) no contingent or other liability having arisen which would adversely affect, or could reasonably be expected adversely to affect, any member of the Wider Powergen Group to an extent which is material in the context of the Wider Powergen Group taken as a whole; and

      (iv) no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Powergen Group which is necessary for the proper carrying on of its business to an extent which is material in the context of the Wider Powergen Group taken as a whole;

(h)   E.ON UK not having discovered that:

      (i) any financial, business or other information concerning Powergen or the Wider Powergen Group publicly disclosed or disclosed to E.ON by or on behalf of any member of the Wider Powergen Group prior to the Announcement was misleading, contained a misrepresentation of fact or omitted to state a fact necessary to make that information not misleading to an extent which, in any case, is material and adverse in the context of the Wider Powergen Group taken as a whole; or

      (ii) any member of the Wider Powergen Group is subject to any liability, contingent or otherwise, which is material in the context of the Wider Powergen Group taken as a whole; and

(i)   E.ON UK not having discovered that:

      (i) any past or present member of the Wider Powergen Group has not complied with any and/or all applicable legislation or regulation of any relevant jurisdiction in which it carries on business with regard to the disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance which would be likely to impair the environment or harm human health or animal health, or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which non-compliance, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Powergen Group in each case to an extent which, in any case, is material and adverse in the context of the Wider Powergen Group taken as a whole;

      (ii) there is any material liability (actual or contingent) of any past or present member of the Wider Powergen Group which is material in the context of the Wider Powergen Group taken as a whole to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Powergen Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any relevant jurisdiction; or

      (iii) a person, persons or class or classes of person could reasonably be expected to have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Wider Powergen Group which claim or claims would materially and adversely affect the Wider Powergen Group taken as a whole.

3. Subject to the requirements of the Panel, E.ON UK reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions contained in paragraph 2 of this Part III.

The Acquisition is governed by English law and will be subject to the jurisdiction of the Courts of England. The Rules of the Code, so far as they are appropriate, apply to the Acquisition.

                                    PART IV

                   FINANCIAL INFORMATION RELATING TO POWERGEN


Section A: Three Year Financial Information for Powergen

1.  Nature of financial information

The financial information contained in this Section A of Part IV relating to Powergen and its subsidiary undertakings as at 31 December 2000 (together in this Part IV, the "Powergen Group" or "the Group") does not constitute statutory accounts within the meaning of section 240 of the Act and has been extracted without material adjustment from the full audited consolidated accounts of the Powergen group for the year ended 31 December 2000, the year ended 2 January 2000 and the nine month period ended 3 January 1999.

Copies of the accounts for the year ended 31 December 2000, the year ended 2 January 2000 and the nine month period ended 3 January 1999 have been delivered to the Registrar of Companies in England and Wales. The auditors of the Powergen Group, PricewaterhouseCoopers, Chartered Accountants and Registered Auditors, have made reports under section 235 of the Act in respect of each such set of accounts which reports did not contain a statement under section 237 (2) or (3) of the Act. The audit reports contained in the accounts for the year ended 31 December 2000, the year ended 2 January 2000 and the nine month period ended 3 January 1999 were unqualified.

2.  Consolidated Profit and Loss Account

for the financial years ended 31 December 2000 and 2 January 2000 and the nine months ended 3 January 1999.

                                                                                                                        Nine months
                                                                                                                            ended 3
                                                                                                                            January
                                       Year ended 31 December 2000                  Year ended 2 January 2000                  1999
                                 ----------------------------------------   ----------------------------------------    -----------
                                      Before   Exceptional                       Before    Exceptional
                                 exceptional   items (note                  exceptional    items (note
                                       items         6(d))          Total         items          6(d))         Total          Total
                         Note           (L)m          (L)m           (L)m          (L)m           (L)m          (L)m           (L)m
Turnover......                         4,485            --          4,485         3,989             --         3,989          2,489
Group's share
 of associates'
 and joint
 ventures'
 turnover.....                          (294)           --           (294)         (243)            --          (243)          (145)
                                 -----------   -----------    -----------   -----------    -----------   -----------    -----------
Group turnover            6(b)         4,191            --          4,191         3,746             --         3,746          2,344
------------------------------------------------------------------------------------------------------------------------------------
| -- continuing activities...          4,075            --          4,075         3,746             --         3,746         2,344 |
| -- acquisitions.                       116            --            116            --             --            --            -- |
------------------------------------------------------------------------------------------------------------------------------------
Operating
 costs........     6(c), 6(d)         (3,793)          (97)        (3,890)       (3,297)          (293)       (3,590)        (2,597)
Other
 operating
 income.......           6(c)            182            --            182           191             --           191            100
                                 -----------   -----------    -----------   -----------    -----------   -----------    -----------
Group
 operating
 profit/(loss)            6(c)           580           (97)           483           640           (293)          347           (153)
------------------------------------------------------------------------------------------------------------------------------------
| -- continuing activities...            579           (79)           500           640           (293)          347         (153) |
| -- acquisitions............              1           (18)           (17)           --             --            --           --  |
------------------------------------------------------------------------------------------------------------------------------------
Group's share
 of associates'
 and joint
 ventures'
 operating
 profit.......                            73            --             73            83             --            83             44
Profit on
 disposal of
 fixed assets.            6(d)            --           337            337            --            543           543             (2)
Provision for
 loss on sale.            6(d)            --          (133)          (133)           --             --            --             --
Net interest
 payable
-- Group .....            6(g)          (151)          (81)          (232)         (156)            --          (156)          (104)
-- Associates
   and joint
   ventures ..                           (60)           --            (60)          (55)            --           (55)           (30)
                                 -----------   -----------    -----------   -----------    -----------   -----------    -----------
Profit/(Loss)
 on ordinary
 activities
 before
 taxation.....            6(h)           442            26            468           512            250           762           (245)
Tax on profit
 on ordinary
 activities...            6(i)           (71)           44            (27)          (99)            49           (50)            89
                                 -----------   -----------    -----------   -----------    -----------   -----------    -----------
Profit/(Loss)
 on ordinary
 activities
 after
 taxation.....                           371            70            441           413            299           712           (156)
Minority
 interest.....                           (12)           --            (12)           (4)            --            (4)            --
                                 -----------   -----------    -----------   -----------    -----------   -----------    -----------
Profit/(Loss)
 attributable
 to shareholders.                        359            70            429           409            299           708           (156)
Dividends.....            6(j)                                       (236)                                      (226)          (157)
                                                              -----------                                -----------    -----------
Retained
 Profit/(Loss)
 for the year.                                                        193                                        482           (313)
                                                              ===========                                ===========    ===========
Earnings/
 (Loss) per
 ordinary
 share........            6(k)                                      65.9p                                     109.0p        (24.1)p
Earnings per
 ordinary
 share
 (excluding
 goodwill
 amortisation
 and
 exceptional
 items).......            6(k)                                      66.7p                                      73.4p          38.8p
Diluted
 Earnings/
 (Loss) per
 ordinary
 share........            6(k)                                      65.3p                                     108.5p        (24.1)p
Dividends per
 ordinary
 share........            6(j)                                      36.2p                                      34.8p          24.1p

3.  Statement of Total Recognised Gains and Losses

for the financial years ended 31 December 2000 and 2 January 2000 and the nine months ended 3 January 1999.

                                                                              Year ended           Year ended     Nine months ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
Profit/(Loss) attributable to shareholders........................                   429                  708                  (156)
Revaluation reserve arising on acquisition........................                    --                   25                    --
Currency translation differences on foreign currency net
  investments.....................................................                   (32)                  63                   (28)
                                                                      ------------------   ------------------    ------------------
Total recognised gains/(losses) for the year......................                   397                  796                  (184)
Prior year adjustment.............................................                    --                   --                    96
                                                                      ------------------   ------------------    ------------------
Total recognised gains/(losses)...................................                   397                  796                   (88)
                                                                      ==================   ==================    ==================

4.  Consolidated Balance Sheet

                                                                31 December 2000
                                                        Note                (L)m
Fixed assets
Goodwill................................                 6(m)              2,627
Tangible fixed assets...................                 6(n)              5,964
Investments.............................                 6(o)                600
                                                                ----------------
                                                                           9,191
                                                                ----------------
Current assets
Stocks..................................                 6(p)                258
Debtors: amounts falling due after more
  than one year.........................                 6(q)                125
Debtors: amounts falling due within one                                ---------
  year..................................                               | 1,061 |
Less: securitisation of trade debtors...                               |  (152)|
                                                                       ---------
Net debtors falling due within one year.                 6(r)                909
Cash and short-term deposits............                                     609
                                                                ----------------
                                                                           1,901
Creditors: amounts falling due
  within one year
Loans and overdrafts....................                 6(s)             (2,303)
Trade and other creditors...............                 6(t)             (1,574)
                                                                ----------------
                                                                          (3,877)
                                                                ----------------
Net current liabilities.................                                  (1,976)
                                                                ----------------
Total assets less current liabilities                                      7,215
Creditors: amounts falling due after
  more than one year
Long-term loans.........................                 6(u)             (3,628)
Other creditors.........................                 6(v)               (477)
Provisions for liabilities and charges..                 6(x)               (731)
Deferred tax............................                 6(y)                (93)
                                                                ----------------
Net assets..............................                                   2,286
                                                                ================
Capital and reserves
Called-up share capital.................                 6(z)                326
Share premium account...................                6(aa)                  9
Other reserves..........................                6(aa)                656
Revaluation reserve.....................                6(aa)                 23
Profit and loss account.................                6(aa)              1,072
                                                                ----------------
Shareholders' funds (including non-
  equity shareholders' funds)...........                                   2,086
Minority interests (including non-
  equity)...............................                6(bb)                200
                                                                ----------------
                                                                           2,286
                                                                ================

5.  Consolidated Cash Flow Statement

for the financial years ended 31 December 2000 and 2 January 2000 and the nine months ended 3 January 1999.

                                                                                                                        Nine months
                                                                                   Year ended         Year ended              ended
                                                                                  31 December          2 January          3 January
                                                                      Note               2000               2000               1999
                                                                                         (L)m               (L)m               (L)m
Cash flow from operating activities...................            6(dd)(i)                847                (27)               456
                                                                              ---------------    ---------------    ---------------
Dividends from associated undertakings................                                      2                  1                 --
                                                                              ---------------    ---------------    ---------------
Returns on investments and servicing of finance
Interest received.....................................                                     59                 56                  7
Exceptional interest paid.............................                                   (107)                --                 --
Interest paid.........................................                                   (188)              (210)               (83)
                                                                              ---------------    ---------------    ---------------
                                                                                         (236)              (154)               (76)
                                                                              ---------------    ---------------    ---------------
Taxation..............................................                                     10                 26               (176)
                                                                              ---------------    ---------------    ---------------
Capital expenditure and financial investment
Purchase of tangible fixed assets.....................                                   (286)              (329)              (175)
Purchase of fixed asset investments...................                                    (32)               (53)               (39)
Repayment of/(New) loans to associated undertakings...                                     12                 (5)                (4)
Sale of fixed asset investments.......................                                     55                203                 11
Sale of tangible fixed assets.........................                                     39                 18                 53
Net receipts from disposal of power stations..........                                    398              1,282                 --
                                                                              ---------------    ---------------    ---------------
                                                                                          186              1,116               (154)
                                                                              ---------------    ---------------    ---------------
Acquisitions and disposals
Purchase of subsidiary undertakings...................                                 (2,253)              (261)              (866)
Net cash acquired with subsidiary undertakings........                                     13                 --                  1
Purchase of associates and joint ventures.............                                    (39)                --                 --
Purchase of increased stake in subsidiary undertakings                                    (34)                --                 --
Receipts from sale of subsidiary undertakings.........                                     --                  5                253
Net cash disposed with subsidiary undertakings........                                     --                 --                (29)
                                                                              ---------------    ---------------    ---------------
                                                                                       (2,313)              (256)              (641)
                                                                              ---------------    ---------------    ---------------
Equity dividends paid.................................                                   (227)              (162)              (172)
                                                                              ---------------    ---------------    ---------------
Net cash (outflow)/inflow before use of liquid
  resources...........................................                                 (1,731)               544               (763)
                                                                              ---------------    ---------------    ---------------
Management of liquid resources
Cash withdrawn from/(paid for) short-term deposits....                                    146               (493)                31
                                                                              ---------------    ---------------    ---------------

                                                                                                                        Nine months
                                                                                   Year ended         Year ended              ended
                                                                                  31 December          2 January          3 January
                                                                      Note               2000               2000               1999
                                                                                         (L)m               (L)m               (L)m
Financing
Issue of ordinary share capital.......................                                      6                  4                  6
Debt due within one year:
Use of US Dollar term facility........................                                  1,173                 --                 --
Use of Sterling term facility.........................                                    535                 --                 --
Issue of commercial paper.............................                                     34                 --                 --
Other movement in short-term loans....................                                   (345)               (76)                76
Debt due beyond one year:
Redemption of bonds...................................                                   (427)                --                 --
Repayment of term loans...............................                                     --                 --               (200)
Use of US Dollar term facility........................                                  1,038                 --                 --
Movement in Sterling term facility....................                                   (300)              (600)               895
Issue of Eurobonds....................................                                     --                570                 --
Movement in Sterling equivalent long-term loans.......                                     14                 41                (38)
                                                                              ---------------    ---------------    ---------------
                                                                                        1,728                (61)               739
                                                                              ---------------    ---------------    ---------------
Increase/(Decrease) in cash in the year...............           6(dd)(ii)                143                (10)                 7
                                                                              ===============    ===============    ===============

6.  Notes to the financial information

(a) Principal Accounting Policies

Nature of operations

The Powergen Group has three main businesses; UK Operations, US Operations and International Operations. Powergen's principal business in the UK is the generation, distribution and sale of electricity and the sale of gas. Powergen's principal business in the US is the generation of electricity and the transmission, distribution and sale of electricity and gas. Powergen's principal business overseas, other than in the US, is the generation of electricity and associated energy-related businesses.


Basis of preparation of accounts

The financial statements are prepared under the historical cost convention and in accordance with applicable UK accounting standards. There is no difference between the profit on ordinary activities before taxation and the retained profit for the year stated on the face of the consolidated profit and loss account and their historical cost equivalents. Values of assets and liabilities vested in the Company on 31 March 1990 under the Transfer Scheme made pursuant to the Electricity Act 1989 are based on their historical cost to the Central Electricity Generating Board (CEGB).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Actual results can differ from those estimates.

On 9 December 1998, under a Scheme of Arrangement between the Company and its Shareholders, a new holding company was created for the Powergen Group, Powergen 1998 PLC (then renamed Powergen plc). A simultaneous capital reorganisation of Powergen UK plc (formerly Powergen plc) was accounted for as a Group reconstruction and merger accounting principles were applied.


Basis of consolidation

The consolidated accounts include the financial statements of the Company and all of its subsidiary undertakings, together with the Group's share of the results and net assets of associated undertakings and joint ventures. The results of subsidiaries sold or acquired are included in the consolidated profit and loss account up to, or from, the date on which control passes. All of the results of operations included in `acquisitions' are continuing activities. Intra-group sales and profits are eliminated on consolidation.


Associated undertakings and joint ventures

The Group's share of profits less losses of associated undertakings and joint ventures is included in the consolidated profit and loss account. These amounts are taken from the latest audited financial statements of the relevant undertakings, except where the accounting reference date of the undertaking is not coterminous with the parent company, where management accounts are used. The accounting reference dates of associated undertakings and joint ventures are set out in note 6(o). Where the accounting policies of associated undertakings and joint ventures do not conform to those of the Group, adjustments are made on consolidation where the amounts involved are material to the Group.

Turnover

Turnover within the United Kingdom comprises sales of electricity, including fees under contracts for differences (Cfds), revenue from the sale of electricity and gas to industrial, commercial and domestic customers, and the sale of electricity and steam under combined heat and power schemes. The cost or the income attributable to Cfds is recorded when settlement is made. Where physical delivery under the Cfd has taken place prior to the year end, adjustment is made to account for the known variances between the contract strike price and the Pool price on the date of delivery.

Income from the sale of electricity and gas to industrial, commercial and domestic customers in both the United Kingdom and the United States is recognised when earned and reflects the value of units supplied, including an estimated value of units supplied to customers between the date of their last meter reading and the year end.

In the United States the amount of regulated income received from sales of electricity and gas to customers is determined by the Kentucky Public Services Commission. Under a three year rates order issued on 7 January 2000, Louisville Gas and Electric Company (LGEC) and Kentucky Utilities Company (KU) will operate under an earnings sharing mechanism until 31 December 2002. With regard to electricity income under this mechanism, incremental annual earnings for each utility resulting in a rate of return either above or below a range of 10.5% to 12.5% will be shared between shareholders and customers in the ratio 60:40.


Restructuring costs

Amounts are set aside for the Group's restructuring programme that involves the reorganisation or future closure of power station and other sites and specific reductions in staff numbers, where the Group is demonstrably committed to such actions.


Depreciation

Provision for depreciation of generating and other assets is made so as to write off, on a straight-line basis, the book value of tangible fixed assets. Assets are depreciated over their estimated useful lives or, in the case of leased assets, over the lease term if shorter. No depreciation is provided on freehold land or assets in the course of construction.

The estimated useful lives for the other principal categories of fixed assets are:

Asset                                                              Life in years
Generating assets                                                          20-60
Distribution and transmission networks                                     30-65
Other assets                                                                3-40
                                                                   -------------



Overhaul of generation plant

Overhaul costs are capitalised as part of generating assets and depreciated on a straight-line basis over their estimated useful life, typically the period until the next major overhaul. That period is usually between four and seven years.


Decommissioning

A fixed asset and related provision is recognised in respect of the estimated total discounted cost of decommissioning generating assets. The resulting fixed asset is depreciated on a straight-line basis, and the discount on the provision is amortised, over the useful life of the associated power stations.


Foreign exchange

Assets and liabilities expressed in foreign currencies, including those of subsidiaries, associated undertakings and joint ventures, are translated to Sterling at the rate of exchange ruling at the end of the financial year. The results of foreign subsidiaries, associated undertakings and joint ventures are translated to Sterling using average exchange rates.

Transactions denominated in foreign currencies are translated to Sterling at the exchange rate ruling on the date payment takes place unless related or matching forward foreign exchange contracts have been entered into when the rate specified in the contract is used. Differences on exchange arising from the re-translation of the opening net investment in and results of subsidiaries, associated undertakings and joint ventures are taken to reserves and, where the net investments are hedged, are matched with differences arising on the translation of related foreign currency borrowings. Any differences arising are reported in the statement of total recognised gains and losses. All other foreign exchange differences are taken to the profit and loss account in the year in which they arise.


Deferred income

Amounts received in advance in respect of the provision of services under warranty arrangements are taken to deferred income and recognised in operating income over the period to which the warranty cover relates. Costs associated with the provision of services under the warranty arrangements are netted against the operating income recognised, when incurred.


Financial instruments

The Group uses a range of derivative instruments including interest rate swaps, energy based futures contracts and foreign exchange contracts and swaps. Derivative instruments are used for hedging purposes, apart from energy based futures contracts, which are used for trading purposes. Interest differentials on derivative instruments are charged to the profit and loss account as interest costs in the period to which they relate. Accounting for foreign currency transactions is described in the foreign exchange policy set out above. Changes in the market value of futures trading contracts are reflected in the profit and loss account in the period in which the change occurs.


Debt instruments

Following the issue of Financial Reporting Standard 4 `Capital Instruments' all borrowings are initially stated at the fair value of consideration received after deduction of issue costs. The issue costs and interest payable on bonds are charged to the profit and loss account at a constant rate over the life of the bond. Any premium or discount arising on the early repayment of borrowings is written off to the profit and loss account as incurred.


Interest rate swaps

Interest rate swap agreements are used to manage interest rate exposures and are accounted for using hedge accounting. Amounts payable or receivable in respect of these agreements are recognised as adjustments to interest expense over the period of the contracts. The cash flows from interest rate swaps and gains and losses arising on terminations of interest rate swaps are recognised as returns on investments and servicing of finance.

Forward currency contracts

The Group enters into forward currency contracts for the purchase and/or sale of foreign currencies in order to hedge its exposure to fluctuations in currency rates. Unrealised gains and losses on currency contracts are not accounted for until the maturity of the contract. The cash flows from forward purchase currency contracts are classified in a manner consistent with the underlying nature of the hedged transaction.


Currency swaps

Currency swap agreements are used to manage foreign currency exposures and are accounted for using hedge accounting. In order to qualify for hedge accounting the instrument must be identified to a specific foreign currency asset or liability and must be an effective hedge. Foreign currency loans, where the repayment of principal is hedged by currency swaps, are included in the balance sheet at the Sterling equivalent of the hedged rate.


Goodwill

Goodwill arising on consolidation represents the excess or shortfall of the fair value of the consideration given compared to the fair value of the identifiable assets and liabilities acquired. Purchased goodwill is capitalised in the balance sheet and amortised on a straight-line basis over its estimated minimum useful economic life.

Negative goodwill is recognised in the profit and loss account on a straight-line basis over the life of the related fixed assets. Prior to the adoption of Financial Reporting Standard 10 `Goodwill and Intangible Assets' from 30 March 1998, goodwill arising was written off on acquisition against retained earnings. On disposal of trading entities, the goodwill previously written off to reserves is charged to the profit and loss account and matched by an equal credit to reserves. Goodwill arising on overseas acquisitions is regarded as a currency asset and is re-translated at each period end at the closing rate of exchange.


Tangible fixed assets

Tangible fixed assets are stated at original cost, net of customer contributions, less accumulated depreciation and any provision for impairment. Impairment losses are recognised in the period in which they are identified. In the case of assets constructed by the Company and its subsidiaries, directly related overheads and commissioning costs are included in cost.

Major assets in the course of construction are included in tangible fixed assets on the basis of expenditure incurred at the balance sheet date. Where borrowings are specifically financing the construction of a major capital project with a long period of development, interest payable, not exceeding the actual amount incurred during the relevant period of construction, is capitalised as part of the cost of the asset and written off over the operational life of the asset.


Operating leases

Rents payable under operating leases are charged to the profit and loss account evenly over the term of the lease. Income from operating leases is included within other operating income in the profit and loss account. Income is recognised on a straight-line basis except where income receipts vary with output or other factors. Any variable element is recognised as earned.


Fixed asset investments

The Group's share of the net assets of associated undertakings and joint ventures is included in the consolidated balance sheet. Other fixed assets investments are stated at cost less any provision for impairment in value. Investments in subsidiary undertakings are stated in the balance sheet of the parent company at cost, less any provision for impairment in value.

Fuel stocks and stores

Fuel stocks and general and engineering stores are stated at the lower of cost and net realisable value. In general, stocks are recognised in the profit and loss account on a weighted average cost basis. The Companies Act 1985 requires stocks to be categorised between raw materials, work in progress and finished goods. Fuel stocks and stores are raw materials under this definition.


US regulatory assets and liabilities

Statement of Financial Accounting Standard 71 `Accounting for the Effects of Certain Types of Regulation' (SFAS 71) sets out the appropriate accounting treatment for US utilities whose regulators have the power to approve or regulate charges to customers. As long as, through the regulatory process, the utility is substantially assured of recovering its allowable costs from, or is obligated to refund amounts to, customers, any costs/revenues not yet recovered, or refunded, may be deferred as regulatory assets/liabilities. Due to the different regulatory environment, no equivalent policy applies in the United Kingdom.

Under UK generally accepted accounting principles (GAAP), Powergen's policy is to recognise regulatory assets/liabilities established in accordance with SFAS 71 only where they comprise rights or other access to future economic benefits which have arisen as a result of past transactions or events which have created an obligation to transfer economic benefits to a third party. Measurement of the past transaction or event and therefore the amount of the regulatory asset/liability, is determined in accordance with UK GAAP.


Cash and short-term deposits

Short-term deposits include cash at bank and in hand, and certificates of tax deposit.


Deferred taxation

Deferred taxation arises in respect of items where there is a timing difference between their treatment for accounting purposes and their treatment for taxation purposes. Provision for deferred taxation, using the liability method, is made to the extent that it is probable that a liability or asset will crystallise in the foreseeable future.


Pensions and post-retirement benefits

The Group provides pension benefits through both defined benefit and defined contribution schemes. Pension costs are charged to the profit and loss account so as to spread the cost of pensions over employees' remaining working lives. The regular cost, and any variation from regular cost which is identified as a result of actuarial valuations, is amortised over the average expected remaining service lives of members. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either creditors or debtors in the balance sheet. Payments to defined contribution schemes are charged against profits as incurred. Certain additional post-retirement benefits, principally health care benefits, are provided to eligible retirees within the Group's US Operations. The estimated cost of providing such benefits is charged against profits on a systematic basis over the average expected service lives of employees.

(b) Turnover

Turnover is analysed as follows:

                                                                                                                        Nine months
                                                                                 Year ended          Year ended               ended
                                                                           31 December 2000      2 January 2000      3 January 1999
                                                                                       (L)m                (L)m                (L)m
UK Operations
Electricity and gas - wholesale and trading............................               1,893               1,685               1,155
Electricity - distribution.............................................                 307                 376                 157
Electricity and gas - retail...........................................               1,726               1,751               1,001
Cogeneration and renewables............................................                 115                  95                  54
Other energy and hydrocarbon sales.....................................                  --                  --                  89
Internal charges from distribution to retail...........................                (191)               (245)               (119)
                                                                           ----------------    ----------------    ----------------
                                                                                      3,850               3,662               2,337
US Operations*.........................................................                 116                  --                  --
International Operations...............................................                 225                  84                   7
                                                                           ----------------    ----------------    ----------------
                                                                                      4,191               3,746               2,344
                                                                           ================    ================    ================


*   from 11 December 2000

Turnover analysed by geographic destination is not materially different from the analysis shown above.

Wholesale electricity trades in England and Wales are conducted according to a multilateral agreement between the electricity generators and the wholesale electricity purchasers. This multilateral agreement specifies the charges on each purchaser and the payments to each generator and ensures that the total charges equal the total payments. All such payments and charges are settled through a daily clearing account (the Pool) without passing through the ownership of a third party. Therefore although the customers of a specific generator are identified collectively as the purchasers who have signed the multilateral agreement, it is not possible to quantify the actual sales from one specific generator to one specific purchaser.

(c) Operating profit

Operating costs were as follows:                                Year ended
                                            Year ended         31 December         Year ended
                                           31 December                2000        31 December                           Nine months
                                                  2000          Continuing               2000         Year ended              ended
                                                 Total          activities      Acquisitions*     2 January 2000     3 January 1999
                                                  (L)m                (L)m               (L)m               (L)m               (L)m
Fuel costs.........................                707                 678                 29                840              1,102
------------------------------------------------------------------------------------------------------------------------------------
| -- burnt in power stations.........              707                 678                 29                643               567 |
| -- gas buy-outs....................               --                  --                 --                197               535 |
------------------------------------------------------------------------------------------------------------------------------------
Pool purchases and other costs of
 sales ............................              2,202               2,156                 46              1,722                940
Staff costs (note 6(e))............                213                 203                 10                235                139
Depreciation, including exceptional
 charges ..........................                292                 284                  8                263                157
Goodwill amortisation..............                 75                  71                  4                 68                 28
Other operating charges, including
 restructuring costs ..............                401                 365                 36                462                231
                                       ---------------     ---------------    ---------------    ---------------    ---------------
Operating costs, after exceptional
 items ............................              3,890               3,757                133              3,590              2,597
                                       ===============     ===============    ===============    ===============    ===============
------------------------------------------------------------------------------------------------------------------------------------
| Operating costs, before exceptional                                                                                              |
|  items ............................            3,793               3,678                115              3,297             2,062 |
| Exceptional depreciation charge                                                                                                  |
|  (note 6(d)) ......................               79                  79                 --                 --                -- |
| Exceptional operating charges (note                                                                                              |
|  6(d)) ............................               18                  --                 18                293               535 |
------------------------------------------------------------------------------------------------------------------------------------


*   US Operations from 11 December 2000

The directors believe that the nature of the Group's business is such that the analysis of operating costs set out in the Companies Act 1985 format is not appropriate. As required by the Act, the directors have therefore adopted the presented format so that operating costs are disclosed in a manner appropriate to the Group's principal activities.

The depreciation charge for the year ended 31 December 2000 includes a net
(L)1 million charge as the result of an impairment review of the Group's UK power station portfolio. This comprises a (L)21 million charge for an impairment in the current year and a (L)20 million credit for the reversal of an impairment recognised in a previous period (year ended 2 January 2000 (L)45 million charge, nine months ended 3 January 1999 (L)nil). The cashflows used in this impairment review were discounted at Powergen's cost of capital for UK Operations.

Other than foreign exchange gains disclosed in note 6(d), (L)14 million of foreign exchange losses were recognised in the profit and loss account.

Operating costs also include:                                                  Year ended           Year ended    Nine months ended
                                                                         31 December 2000       2 January 2000       3 January 1999
                                                                                     (L)m                 (L)m                 (L)m
Repairs and maintenance costs .......................................                  88                   99                   72
Research and development costs ......................................                   4                    5                    5
Operating leases ....................................................                  11                    6                   17
(Profit)/Loss on disposal of fixed assets ...........................                 (21)                   1                  (33)
Auditors' remuneration for audit of which (L)0.6 million paid to
  PricewaterhouseCoopers in the year ended 31 December 2000. In previous periods all audit fees were payable to
  PricewaterhouseCoopers.............................................                 0.7                  0.5                  0.4
Auditors' remuneration for Company (L)nil in all periods                               --                   --                   --
Auditors' remuneration for non-audit services (of which (L)0.8 million paid to Coopers & Lybrand in the nine months ended 3
  January 1999)......................................................                 2.6                  4.7                  4.9
                                                                        -----------------    -----------------    -----------------


Fees for non-audit services comprise due diligence, accounting advisory, tax advisory services and other general consultancy, and include (L)1.7 million ((L)1.4 million in year ended 31 December 2000) in respect of the acquisition of LG&E Energy Corp. (LG&E) capitalised as part of the cost of acquisition (see note 6(l)).

Other operating income includes (L)60 million (year ended 2 January 2000 (L)84 million, nine months ended 3 January 1999 (L)68 million) of income from operating leases. It also includes the recognition of (L)99 million (year ended 2 January 2000 (L)60 million) of deferred income in respect of the provision of services under warranty arrangements associated with the disposal of Fiddler's Ferry and Ferrybridge C power stations to Edison Mission Energy during 1999 (see note 6(d)). This figure represents (L)100 million of deferred income recognised less (L)1 million of associated costs incurred during the period.

(d) Exceptional items

Exceptional items comprise:                                                    Year ended           Year ended          Nine months
                                                                              31 December            2 January                ended
                                                                                     2000                 2000       3 January 1999
                                                                                     (L)m                 (L)m                 (L)m
Asset impairment - UK Operations ....................................                 (79)                  --                   --
US acquisition related costs ........................................                 (18)                  --                   --
Re-negotiation of gas contract portfolio ............................                  --                 (197)                (535)
Reorganisation and restructuring costs ..............................                  --                  (96)                  --
                                                                        -----------------    -----------------    -----------------
Charged against operating profit ....................................                 (97)                (293)                (535)
                                                                        -----------------    -----------------    -----------------
Bond buy-backs ......................................................                 (66)                  --                   --
US financing costs ..................................................                 (15)                  --                   --
                                                                        -----------------    -----------------    -----------------
Charged against interest costs ......................................                 (81)                  --                   --
                                                                        -----------------    -----------------    -----------------
Profit on disposal of fixed assets - UK Operations ..................                 337                  543                   (2)
                                                                        -----------------    -----------------    -----------------
Asset impairment ....................................................                (107)                  --                   --
Closure costs .......................................................                 (26)                  --                   --
                                                                        -----------------    -----------------    -----------------
Provision for loss on sale - International Operations ...............                (133)                  --                   --
                                                                        -----------------    -----------------    -----------------
                                                                                       26                  250                 (537)
                                                                        =================    =================    =================



Charged against operating profit

An impairment provision of (L)79 million has been made in respect of the Group's CHP plant portfolio in the light of changes in wholesale electricity and gas prices. The cash flows used in this impairment review were discounted at Powergen's cost of capital for CHP Operations.

As a consequence of the acquisition of LG&E, the Group has incurred costs totalling (L)18 million reflecting agreed payments to certain senior executives of LG&E.

On 19 October 1999, the Group agreed to pay (L)197 million to Liverpool Bay owners BHP Petroleum, LASMO and Monument Oil and Gas in exchange for modifications to their existing long-term gas supply contracts to Connah's Quay power station. This amount was paid in November 1999. During the nine months ended 3 January 1999, the Group agreed to pay (L)535 million to the same parties for amendments to their existing long-term gas supply contracts. This amount was also settled during 1999.

Reorganisation, restructuring and closure costs in UK Operations during 1999 represented the costs of restructuring and integrating the UK business consequent upon the acquisition of Powergen Energy in July 1998. The amount included committed severance payments and reorganisation costs.

In the year ended 31 December 2000, tax credits on the exceptional items charged against operating profits totalled (L)5 million (year ended 2 January 2000 (L)89 million, nine months ended 3 January 1999 (L)158 million).

Charged against interest costs

On 28 December 2000, Powergen repaid three Sterling Eurobonds originally issued by East Midlands Electricity plc (now Powergen Energy plc). The repayment of these bonds will facilitate the financial separation of its distribution and supply business, as required by the Utilities Act, which will come into force during 2001. The consideration paid to bond holders and the unwinding of hedging costs totalled (L)493 million. At 28 December 2000 the carrying value of these bonds was (L)427 million, giving a premium payable to buy out the bonds of (L)66 million.

During the year Powergen incurred arrangement and commitment fees totalling
(L)28 million in respect of the $4,000 million term and revolving credit facility put in place to finance the acquisition of LG&E. Powergen also entered into an interest rate swaption arrangement to cap the interest rate payable under this facility at a cost of (L)13 million. As part of the financing arrangements for the acquisition, in early December, the Group entered into certain US Dollar denominated loan arrangements, which, on the acquisition date, crystallised foreign exchange gains totalling (L)26 million. These items, with a net cost of (L)15 million, have been included within exceptional US financing costs in these accounts.

In the year ended 31 December 2000, tax credits on the exceptional amounts charged against interest costs totalled (L)38 million (year ended 2 January 2000 (L)nil, nine months ended 3 January 1999 (L)nil).


Profit on disposal of fixed assets - UK Operations

On 31 December 2000, Powergen completed the sale of Cottam power station to Societe C2, a subsidiary company of London Electricity Group plc, for (L)398 million in cash. At the same time Powergen entered into arrangements to supply coal to the station for a 27 month period on terms consistent with Powergen's overall coal commitments.

Net assets disposed of, together with disposal costs, totalled (L)61 million, giving rise to an exceptional profit on disposal of (L)337 million. A (L)3 million tax charge arises on this disposal.

On 19 July 1999, Powergen completed the sale of Fiddler's Ferry and Ferrybridge C power stations to Edison Mission Energy, and entered into arrangements to supply coal to the stations for a four year period on terms consistent with Powergen's overall coal commitments.

Powergen also agreed to provide services associated with a major parts warranty in respect of the future operations, capability and availability of each station. Under the terms of the warranty, Powergen will have to repay up to (L)100 million per annum ((L)50 million per station) during each of the five years following the disposal should the plant be unavailable during the specified periods. The total consideration received from Edison Mission amounted to (L)1,296 million. (L)500 million of this amount was received in advance in respect of the provision of services under warranty arrangements and taken to deferred income. During 2000, (L)99 million of deferred income has been recognised within `Other operating income' under these warranty arrangements.

Net assets disposed of, together with disposal costs, totalled (L)253 million, giving rise to an exceptional profit on disposal of (L)543 million, net of deferred income in respect of services under the warranty arrangements. A tax charge of (L)40 million arose on this disposal.

On 26 November 1998, Powergen North Sea Limited (PGNS) was sold to Centrica plc for consideration of (L)248 million in cash on a debt-free basis. Excluding inter-company debt, the net assets of PGNS on disposal were (L)252 million. On 31 December 1998, the Group sold a 50 per cent share in Powergen Renewables Limited (PGR) to Abbott plc for consideration of (L)5 million. The net assets of PGR disposed of totalled (L)3 million. The disposal of these two investments gave rise to a net (L)2 million loss.

Provision for loss on sale - International Operations

Following the decision to sell selected overseas assets, the carrying value of the Group's international asset portfolio has been reviewed. The value of its Indian and Australian assets has been reduced by (L)107 million, including goodwill written off of (L)48 million, to reflect the value implicit in the sale of these assets to companies which will be 80 per cent owned and managed by CLP Power International, a subsidiary of CLP Holdings Limited, and in which Powergen will retain a 20 per cent equity holding.

As part of the Group's strategy to refocus the business on the UK and US markets, its International Operations have been rationalised, and overseas offices closed. The amount of (L)26 million charged in these accounts principally comprises employee severance costs. (L)4 million of tax credits arise on this item.


(e) Employee information

The average number of persons employed by the Group, including directors, analysed by activity was:

                                                                               Year ended           Year ended          Nine months
                                                                              31 December            2 January                ended
                                                                                     2000                 2000       3 January 1999
UK Operations .......................................................               5,903                7,130                5,560
US Operations* ......................................................                 301                   --                   --
International Operations ............................................                 830                  746                  656
                                                                        -----------------    -----------------    -----------------
                                                                                    7,034                7,876                6,216
                                                                        =================    =================    =================


* from 11 December 2000

At 31 December 2000, US Operations had 5,343 employees.

The salaries and related costs of employees, including directors, were:

                                                                               Year ended           Year ended          Nine months
                                                                              31 December            2 January                ended
                                                                                     2000                 2000       3 January 1999
                                                                                     (L)m                 (L)m                 (L)m
Wages and salaries ..................................................                 197                  224                  131
Social security costs ...............................................                  17                   19                   10
Other pension costs (note 6(w)) .....................................                  15                   16                   11
                                                                        -----------------    -----------------    -----------------
                                                                                      229                  259                  152
Capitalised in fixed assets .........................................                 (16)                 (24)                 (13)
                                                                        -----------------    -----------------    -----------------
Charged in profit and loss account ..................................                 213                  235                  139
                                                                        =================    =================    =================

(f) Summary of directors' emoluments

                                                             Year ended 31 December 2000
                  -----------------------------------------------------------------------------------------------------------------
                                                                                                 Total       Pension       Transfer
                                                                                               accrued          p.a.       Value of
                                               Performance                                     pension   accruing in      Increases
                    Salaries/                      Related          Other                      p.a. at    year ended             at
                         fees       Benefits       Bonuses       payments         Total     31.12.2000    31.12.2000     31.12.2000
                       (L)000         (L)000        (L)000         (L)000        (L)000         (L)000        (L)000         (L)000
Chairman
Edmund Wallis.            503             33           220             27           783            347            13            224

Executive
directors
Nick Baldwin..            285             12           140             --           437            143            24            304
Roger Hale*...             32              7           545             --           584            501            --             --
Peter
Hickson**.....            295             11           192             --           498             44            10            173

Non-executive
directors
Sir Frederick
Crawford......             25             --            --             --            25
Sydney
Gillibrand CBE             30             --            --             --            30
Anthony
Habgood.......             25             --            --             --            25
Dr David Li...             25             --            --             --            25
Paul Myners...             55             --            --             --            55
Roberto Quarta             25             --            --              1            26


* The figures for Roger Hale relate to the period from 11 December 2000, the date of his appointment.

    In addition to the above emoluments, Roger Hale received payments of
    (L)9,538,464 to which he became entitled as a director of LG&E under change of control arrangements in his contract with LG&E and as a shareholder of LG&E.

** Peter Hickson also received 1,989 additional matching shares under the terms of the Annual Bonus Scheme.

Note:

The pension information shown above are accrued benefit entitlements and transfer values of relevant increases in accrued benefits calculated on the basis of actuarial advice in accordance with Actuarial Guidance Note GN11. The amounts represent the total accrued pensions payable at normal retirement date of age 60, the increase or decrease in that amount during the year and the transfer value of relevant increases in accrued benefit during the year.

Performance-related bonuses have been calculated as the aggregate value of:

(i) payments earned during the year, except where payment is deferred and the amount of the payment remains dependent on future performance and/or subject to forfeiture; plus

(ii)payments earned in previous years which have ceased to be dependent on future performance and/or forfeiture during the year.

Where payment arises in the form of shares, the value attributed to the shares has been calculated based on the market price of the shares either at the time the shares were awarded or, if later, the time the award ceased to be dependent on future performance and/or subject to forfeiture. Increases in value of share awards resulting from the addition of the share equivalent of dividends during deferral periods are included in executive directors' emoluments only up to the time the award ceased to be dependent on future performance and/or subject to forfeiture.

                                                              Year ended 2 January 2000
                                                ------------------------------------------------------
                                                                                                 Total       Pension       Transfer
                                                                                               accrued          p.a.       Value of
                                               Performance                                     pension   accruing in      Increases
                    Salaries/                      Related          Other                      p.a. at    year ended             at
                         fees       Benefits       Bonuses       payments         Total     02.01.2000    02.01.2000     02.01.2000
                       (L)000         (L)000        (L)000         (L)000        (L)000         (L)000        (L)000         (L)000
Chairman
Edmund Wallis.            470             25         402**             --           897            312            35            633

Executive
directors
Nick Baldwin..            245             12           156             --           413            107            31            427
Peter Hickson.            283             16           156             --           455             32            11            192

Non-executive
directors
Sir Frederick
Crawford......             23             --            --             --            23
Sydney
Gillibrand*...             18             --            --             --            18
Anthony
Habgood.......             23             --            --             --            23
Dr David Li...             28             --            --             --            28
Paul Myners*..             32             --            --             --            32
Roberto Quarta             23             --            --             --            23
Colin Short*..             18             --            --             --            18
Sir Alan
Thomas*.......              8             --            --             --             8


* The figures for Sydney Gillibrand relate to the period from 31 May 1999, the date of his appointment.
    The figures for Paul Myners relate to the period from 31 May 1999, the date of his appointment.
    The figures for Colin Short relate to the period to 11 May 1999 when he left the Company.
    The figures for Sir Alan Thomas relate to the period to 31 May 1999 when he left the Company.

** The figure includes an amount representing the vesting of shares under the Medium Term Bonus Scheme and an ex-gratia award of bonus of 10 per cent of salary in respect of the nine months ended 3 January 1999.

Note:

The pension information shown above are accrued benefit entitlements and transfer values of relevant increases in accrued benefits calculated on the basis of actuarial advice in accordance with Actuarial Guidance Note GN11. The amounts represent the total accrued pensions payable at normal retirement date of age 60, the increase or decrease in that amount during the year and the transfer value of relevant increases in accrued benefit during the year.

Performance-related bonuses have been calculated as the aggregate value of:

(i) payments earned during the year, except where payment is deferred and the amount of the payment remains dependent on future performance and/or subject to forfeiture; plus

(ii)payments earned in previous years which have ceased to be dependent on future performance and/or forfeiture during the year.

Where payment arises in the form of shares, the value attributed to the shares has been calculated based on the market price of the shares either at the time the shares were awarded or, if later, the time the award ceased to be dependent on future performance and/or subject to forfeiture. Increases in value of share awards resulting from the addition of the share equivalent of dividends during deferral periods are included in executive directors' emoluments only up to the time the award ceased to be dependent on future performance and/or subject to forfeiture.

                                                          Nine months ended 3 January 1999
                                                ------------------------------------------------------
                                                                                                 Total       Pension       Transfer
                                                                                               accrued          p.a.       Value of
                                               Performance                                     pension   accruing in      Increases
                    Salaries/                      Related          Other                      p.a. at    year ended             at
                         fees       Benefits       Bonuses       payments         Total     03.01.1999    03.01.1999     03.01.1999
                       (L)000         (L)000        (L)000         (L)000        (L)000         (L)000        (L)000         (L)000
Chairman
Edmund Wallis.            317             13           159             --           489            272            25            473

Executive
directors
Nick Baldwin..            143              8            52             --           203             76            19            200
Peter Hickson.            197              7            63             --           267             21             7            106
Deryk King*...            134              7            --            913         1,054            110             4            242

Non-executive
directors
Sir Frederick
Crawford......             15             --            --             --            15
Anthony
Habgood.......             15             --            --             --            15
Michael
Hoffman**.....              1             --            --             --             1
Dr David Li...             15             --            --             --            15
Roberto Quarta             15             --            --             --            15
Colin Short...             38             --            --             --            38
Sir Alan
Thomas........             15             --            --             --            15


* The figures for Deryk King relate to the period to 29 June 1998 when he left the Company. `Other payments' represents agreed severance payments including (L)346,558 paid into his pension plan and augmentation of his pension benefits the cost of which was (L)129,006.

** The figures for Michael Hoffman relate to the period to 17 April 1998 the date of his death.

Note:

The pension information shown above are accrued benefit entitlements and transfer values of relevant increases in accrued benefits calculated on the basis of actuarial advice in accordance with Actuarial Guidance Note GN11. The amounts represent the total accrued pensions payable at normal retirement date of age 60, the increase or decrease in that amount during the period and the transfer value of relevant increases in accrued benefit during the period, except for Deryk King, where the amount represents the accumulated pension due on the date of his leaving the Board and the increase in that amount together with the transfer value of relevant increases calculated as at the same date.

Performance-related bonuses have been calculated as the aggregate value of:

(i) payments earned during the period, except where payment is deferred and the amount of the payment remains dependent on future performance and/or subject to forfeiture; plus

(ii)payments earned in previous years which have ceased to be dependent on future performance and/or forfeiture during the period.

Where payment arises in the form of shares, the value attributed to the shares has been calculated based on the market price of the shares either at the time the shares were awarded or, if later, the time the award ceased to be dependent on future performance and/or subject to forfeiture. Increases in value of share awards resulting from the addition of the share equivalent of dividends during deferral periods are included in executive directors' emoluments only up to the time the award ceased to be dependent on future performance and/or subject to forfeiture. Annual bonus payments may be made in either cash or shares. To encourage executive directors to take bonuses in shares, shares issued in lieu of bonus payments may be put into a trust. Subject to certain conditions, additional matching shares will be issued by the Company to the individual director in respect of such shares after three years. Under these arrangements, Peter Hickson received all his performance-related bonuses in the form of shares, 9,192 shares.

(g) Net interest payable

                                                                              Year ended           Year ended     Nine months ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
Investment income.................................................                     1                    7                     8
Interest receivable from associates and joint ventures                                 7                    9                     6
  Interest receivable and similar income..........................                    35                   40                     9
                                                                      ------------------   ------------------    ------------------
                                                                                      43                   56                    23
Interest payable:
Bank loans and overdrafts.........................................                   (44)                 (55)                  (48)
Other loans.......................................................                  (146)                (153)                  (75)
                                                                      ------------------   ------------------    ------------------
                                                                                    (190)                (208)                 (123)
                                                                      ------------------   ------------------    ------------------
Net interest payable before unwinding of discount.................                  (147)                (152)                 (100)
Unwinding of discount in provisions...............................                    (4)                  (4)                   (4)
                                                                      ------------------   ------------------    ------------------
                                                                                    (151)                (156)                 (104)
Exceptional interest costs (note 6 (d))...........................                   (81)                  --                    --
                                                                      ------------------   ------------------    ------------------
                                                                                    (232)                (156)                 (104)
                                                                      ==================   ==================    ==================

(h) Profit/(Loss) on ordinary activities before taxation

                                                                              Year ended           Year ended     Nine months ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
UK Operations
Electricity and gas - wholesale and trading.......................                   288                  448                   264
Electricity - distribution........................................                   116                  154                    70
Electricity and gas - retail......................................                    42                    3                    17
Cogeneration and renewables.......................................                    18                   14                     6
Other energy and hydrocarbon sales................................                    --                   --                     9
Lease and other income............................................                   182                  146                   100
                                                                      ------------------   ------------------    ------------------
                                                                                     646                  765                   466
US Operations*....................................................                     8                   --                    --
International Operations..........................................                   121                   79                    27
Corporate costs...................................................                   (47)                 (53)                  (39)
Net interest payable:
Group.............................................................                  (151)                (156)                 (104)
Associates and joint ventures.....................................                   (60)                 (55)                  (30)
                                                                      ------------------   ------------------    ------------------
Profit before goodwill amortisation and exceptional items.........                   517                  580                   320
Goodwill amortisation.............................................                   (75)                (68)                   (28)
Exceptional items (note 6 (d))....................................                    26                  250                  (537)
                                                                      ------------------   ------------------    ------------------
                                                                                     468                  762                  (245)
                                                                      ==================   ==================    ==================


*   from 11 December 2000

Other energy and hydrocarbon sales represent the results of PGNS, a subsidiary company which was disposed of in November 1998.

The net assets of the Group are analysed as follows:

                                                                              At
                                                                31 December 2000
                                                                            (L)m
UK Operations.............................................                 3,007
US Operations.............................................                 2,799
International Operations..................................                   571
Unallocated net liabilities...............................                (4,091)
                                                              ------------------
                                                                           2,286
                                                              ==================


During the year, Powergen announced a number of asset disposals which had not completed by 31 December 2000 and are therefore not included in these accounts. These disposals include net assets for UK Operations of (L)186 million and for International Operations of (L)278 million.

(i) Tax on profit on ordinary activities

                                                                              Year ended           Year ended     Nine months ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
United Kingdom corporation tax at 30% (year ended 2 January 2000
  30.25% and nine months ended 3 January 1999 31%)
Current year......................................................                     5                  113                   (97)
Prior year........................................................                     9                  (52)                  (12)
                                                                      ------------------   ------------------    ------------------
                                                                                      14                   61                  (109)
Overseas taxation.................................................                    (5)                  --                    --
Deferred (note 6(y))
Accelerated capital allowances....................................                    72                   19                    --
Other timing differences..........................................                   (61)                 (17)                   14
                                                                      ------------------   ------------------    ------------------
                                                                                      20                   63                   (95)
Associates and joint ventures.....................................                     7                  (13)                    6
                                                                      ------------------   ------------------    ------------------
                                                                                      27                   50                   (89)
                                                                      ==================   ==================    ==================


The actual rate of tax reconciles with the applicable United Kingdom corporation tax rate as follows:

                                                                              Year ended           Year ended     Nine months ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                       %                    %                     %
United Kingdom corporation tax rate...............................                    30                   30                    31
Accelerated capital allowances....................................                    14                   11                    (1)
Other timing differences..........................................                   (15)                  (6)                    2
Plant divestment..................................................                    (9)                  (6)                   (6)
Prior year items..................................................                     2                   (9)                   (4)
Net effect of different rates of tax in overseas businesses.......                    (4)                  --                    --
Other.............................................................                    (4)                  (3)                   --
                                                                      ------------------   ------------------    ------------------
Effective tax rate on profit before exceptional items and
  goodwill amortisation...........................................                    14                   17                    22
Exceptional items.................................................                    (8)                 (10)                   14
                                                                      ------------------   ------------------    ------------------
Effective tax rate................................................                     6                    7                    36
                                                                      ==================   ==================    ==================


The tax impact of exceptional items is given in note 6 (d).

(j) Dividends

                                                                                                                        Nine months
                                                                                                                              ended
                                                                              Year ended           Year ended             3 January
                                                                        31 December 2000       2 January 2000                  1999
                                                                                    (L)m                 (L)m                  (L)m
Net dividend per ordinary share:
 Interim paid             10.8p (year ended 2 January 2000 10.8p,
                          period ended
                          3 January 1999 10.0p)...................                    70                   70                    65
 Second interim           25.4p (year ended 2 January
 proposed                 2000 24.0p, period ended 3 January 1999
                          nil)....................................                   166                  156                    --
 Final proposed           (L)nil (year ended 2 January 2000
                          (L)nil, period ended
                          3 January 1999 14.1p)...................                    --                   --                    92
                                                                      ------------------   ------------------    ------------------
                                                                                     236                  226                   157
                                                                      ==================   ==================    ==================



(k) Earnings per ordinary share

Earnings per ordinary share has been calculated by dividing the profit attributable to shareholders for the financial year of (L)429 million (year ended 2 January 2000 (L)708 million profit, nine months ended 3 January 1999
(L)156 million loss) by 650,976,860 ordinary shares (year ended 2 January 2000 649,552,248 ordinary shares, nine months ended 3 January 1999 646,681,662 ordinary shares), being the weighted average number of ordinary shares in issue during the year.

Earnings per ordinary share before goodwill amortisation and exceptional items based on the same numbers of weighted average ordinary shares is calculated as follows:

                                                                              Year ended           Year ended     Nine months ended
                                                                             31 December            2 January             3 January
                                                                                    2000                 2000                  1999
                                                                                    (L)m                 (L)m                  (L)m
Profit/(Loss) attributable to shareholders........................                   429                  708                  (156)
Goodwill amortisation.............................................                    75                   68                    28
Exceptional items (net of tax)....................................                   (70)                (299)                  379
                                                                      ------------------   ------------------    ------------------
Adjusted earnings.................................................                   434                  477                   251
                                                                      ------------------   ------------------    ------------------
Earnings per share (before goodwill amortisation and exceptional
  items)..........................................................                 66.7p                73.4p                 38.8p
                                                                      ------------------   ------------------    ------------------


Adjusted earnings per share has been presented in addition to earnings per share calculated in accordance with Financial Reporting Standard 14 `Earnings per Share' in order that more meaningful comparisons of financial performance can be made.

Diluted earnings per share is calculated as follows. The proceeds of the assumed exercise of dilutive Executive and ShareSave options is calculated as if the shares had been issued at fair value. The difference between the number of shares issued and the number of shares that would have been issued at fair value is treated as an issue of ordinary shares for no consideration. The number of shares used in the calculation of diluted earnings per share is shown in the summary of differences between UK and US Generally Accepted Accounting Principles section (table q).

(l) Acquisitions

On 11 December 2000, the Group acquired the whole of the issued share capital of LG&E Energy Corp. (LG&E), a vertically integrated electricity and gas utility based in Louisville, Kentucky in the United States. The consideration payable totalled (L)2,258 million comprising (L)2,229 million in cash for shares together with capitalised acquisition costs totalling (L)29 million. The fair value of assets acquired was (L)760 million, leading to goodwill arising of (L)1,498 million. The transaction has been acquisition accounted.

On 10 October 2000, the Group acquired an additional 13.89% stake in Gujarat Powergen Energy Corporation (GPEC) from Siemens Project Ventures GmbH for consideration of (L)34 million. The fair value of assets acquired was (L)40 million, leading to negative goodwill arising of (L)6 million. GPEC owns a 655MW dual-fired power station in Gujarat, North India. This purchase brought the Group's total stake in GPEC to 88 per cent. GPEC continues to be accounted for as a subsidiary undertaking.

On 29 September 2000, Powergen completed the purchase and sale of shares and related assets in Corby Power Limited (CPL) from Dominion Resources Inc and ESBI Engineering (UK) Limited (ESBI). As a result of this transaction, CPL is now 50 per cent owned by Powergen and 50 per cent owned by ESBI. Following the acquisition, CPL has been treated as a joint venture by the Group. The consideration paid for this 50 per cent stake was (L)34 million and the fair value of net assets acquired was (L)50 million leading to negative goodwill arising of (L)16 million. CPL owns a 350MW gas-fired power station in the United Kingdom.

On 18 February 2000, Powergen acquired a 50 per cent stake in TeleCentric Solutions Limited (TCS), a joint venture with Affinity Internet Holdings plc, for consideration of (L)10 million. (L)5 million of the consideration was paid during 2000. The fair value of assets acquired was (L)1 million, leading to goodwill arising of (L)9 million.

The provisional calculation of goodwill arising on these acquisitions is shown below. In view of the proximity of the acquisition of LG&E to the year end, further adjustments may arise.

                                                                                                                         Fair value
                                                                     Accounting                         Other fair           to the
                                                                         policy                              value         Powergen
                                                   Book value       adjustments(1)   Revaluation(2)    adjustments            Group
                                                         (L)m              (L)m             (L)m              (L)m             (L)m
Net assets acquired:
LG&E Energy Corp.
Tangible fixed assets ......................            2,724               193               (5)               --            2,912
Investments ................................              222               (15)             (27)               --              180
Stocks .....................................              145                 9               --                --              154
Taxation payable and deferred taxation .....             (406)              318               10                (5)             (83)
Other working capital ......................             (408)              305               20                (2)             (85)
Net short-term borrowings ..................             (851)               --               --                --             (851)
Long-term borrowings .......................             (754)              (74)              14                --             (814)
Provisions .................................               --              (484)              --                --             (484)
Minority interest ..........................             (169)               --               --                --             (169)
                                                -------------     -------------    -------------     -------------    -------------
                                                          503               252               12                (7)             760
Net assets acquired:
GPEC .......................................                                                                                     40
CPL ........................................                                                                                     50
TCS ........................................                                                                                      1
Goodwill ...................................                                                                                  1,485
                                                                                                                      -------------
Consideration, including costs of
  acquisition...............................                                                                                  2,336
                                                                                                                      =============

(1) The accounting policy adjustments made resulted from differences between Powergen's accounting policies under UK GAAP and US GAAP as followed by LG&E, including re-classification adjustments. The principal adjustments are as follows:

    o Deferred taxation, provided for on a full liability basis under US GAAP, has been restated at the amount expected to crystallise in the foreseeable future. An adjustment of (L)199 million has been made to reverse that part of LG&E's deferred tax provision which is not required under UK GAAP.

    o Decommissioning costs, where for regulated industries under US GAAP tangible fixed assets are depreciated to a negative amount equal to anticipated decommissioning costs. Under UK GAAP the present value of anticipated decommissioning costs is included in provisions, added to tangible fixed assets and depreciated on a straight-line basis. Tangible fixed assets and provisions have been increased by (L)110 million and (L)75 million respectively.

    o Regulatory assets and liabilities where, as explained in the principal accounting policies above, there are specific rules in the US for accounting by utilities subject to rate regulation. There are no similar rules under UK GAAP and the criteria for recognition of assets and liabilities are different. Accordingly an adjustment has been made to reverse (L)28 million and (L)48 million of regulatory assets and liabilities respectively.

    o Re-classification of assets and liabilities associated with US GAAP discontinued energy trading operations, presented in a single caption in the US GAAP balance sheet as a (L)301 million liability, to present each item under the relevant heading.

    Other adjustments have been made to conform accounting policies on overhauls and software costs.

(2) Valuation adjustments have been made to the assets and liabilities of LG&E, principally to: write down the value of non-utility tangible fixed assets and investments to their recoverable amount ((L)27 million); reflect the fair value of the LG&E pension arrangements ((L)26 million liability); and, mark to market long-term debt based on interest rates at the date of acquisition ((L)14 million asset).


Pre-acquisition results - LG&E Energy Corp.

The unaudited results of LG&E and its subsidiaries prior to acquisition, prepared on the basis of its pre-acquisition accounting policies under US GAAP and excluding fair value adjustments are summarised below:

                                                 Period to               Year to
                                          10 December 2000      31 December 1999
                                                        $m                    $m
Turnover ............................                2,418                 2,707
Operating profit ....................                  367                   514
Net interest payable ................                 (132)                 (125)
                                        ------------------    ------------------
Profit on ordinary activities before
taxation ............................                  235                   389
Tax on profit on ordinary activities                   (81)                 (134)
                                        ------------------    ------------------
Profit on ordinary activities after
taxation ............................                  154                   255
Loss on disposal of discontinued
operations net of tax benefit .......                 (364)                 (174)
Minority interest ...................                  (13)                  (12)
                                        ------------------    ------------------
(Loss)/Profit for the financial
period ..............................                 (223)                   69
Preference dividends ................                   (7)                   (7)
                                        ------------------    ------------------
(Loss)/Profit attributable to
shareholders ........................                 (230)                   62
                                        ------------------    ------------------


There were no recognised gains and losses other than the (loss)/profit attributable to shareholders.


Post-acquisition results - LG&E Energy Corp.

The turnover and operating profit relating to LG&E and its subsidiaries (after goodwill amortisation) for the 21 days to 31 December 2000 under UK GAAP amounted to (L)116 million and (L)4 million (including (L)3 million of associates' and joint ventures' operating profit) respectively. The impact on Group cash flow for the same period was a (L)41 million contribution to net cash inflow from operating activities, interest payments of (L)6 million, taxation payments of (L)1 million, dividend payments of (L)22 million and payments of (L)27 million in respect of capital expenditure and financial investment.

(m) Goodwill

                                                                            (L)m
Cost
At 2 January 2000 .............................................            1,405
Acquisitions (note 6(l)) ......................................            1,492
Disposals .....................................................               (3)
Foreign exchange movements ....................................              (48)
                                                                   -------------
At 31 December 2000 ...........................................            2,846
                                                                   -------------
Amortisation
At 2 January 2000 .............................................               96
Charge for the year ...........................................               75
Amounts written off ...........................................               48
                                                                   -------------
At 31 December 2000 ...........................................              219
                                                                   -------------
Net book value at 31 December 2000 ............................            2,627
                                                                   =============
Net book value at 2 January 2000 ..............................            1,309
                                                                   -------------


Amortisation of goodwill for the 21 days to 31 December 2000 in respect of LG&E totalled (L)4 million, and is being amortised over its estimated useful economic life of 20 years.

Amounts written off goodwill relate to the sale of GPEC (see note 6(d)).

(n) Tangible fixed assets

                                                                         Distribution and      Other operating
                                                                             transmission       and short-term
                                                    Generating assets            networks               assets                Total
                                                                 (L)m                (L)m                 (L)m                 (L)m
Cost
At 2 January 2000 ..............................                3,816               1,499                  619                5,934
Foreign exchange movements .....................                  (55)                (58)                 (18)                (131)
Acquired during the year .......................                2,483               1,797                  441                4,721
Additions ......................................                   71                 106                  100                  277
Transfers ......................................                   40                 (15)                 (25)                  --
Disposals ......................................                 (271)                 (2)                 (45)                (318)
                                                    -----------------   -----------------    -----------------    -----------------
At 31 December 2000 ............................                6,084               3,327                1,072               10,483
                                                    =================   =================    =================    =================
Depreciation
At 2 January 2000 ..............................                1,985                 524                  193                2,702
Foreign exchange movements .....................                   (8)                (23)                  (2)                 (33)
Acquired during the year .......................                  976                 727                  106                1,809
Charge for the year ............................                  131                  39                   43                  213
Transfers ......................................                    4                 (15)                  11                   --
Disposals ......................................                 (221)                 (2)                 (39)                (262)
Exceptional write downs ........................                   11                  --                   79                   90
                                                    -----------------   -----------------    -----------------    -----------------
At 31 December 2000 ............................                2,878               1,250                  391                4,519
                                                    =================   =================    =================    =================
Net book value at 31 December 2000 .............                3,206               2,077                  681                5,964
                                                    =================   =================    =================    =================
Net book value at 2 January 2000 ...............                1,831                 975                  426                3,232
                                                    -----------------   -----------------    -----------------    -----------------


Group assets include freehold land and buildings with a net book value of
(L)402 million and assets in the course of construction at a cost of (L)539 million. Group assets also include assets held for use under operating leases with a cost of (L)132 million and accumulated depreciation of (L)132 million.

(L)7 million of interest was capitalised during the year (year ended 2 January 2000 (L)4 million and nine months ended 3 January 1999 (L)nil). Accumulated interest capitalised, gross of tax relief, included in the total cost for the Group amounts to (L)72 million.

Assets held under finance leases are included in assets in the course of construction at a cost of (L)80 million.

(o) Fixed asset investments

                                  Net assets and goodwill                     Loans
                              -------------------------------    -------------------------------
                                       Joint                              Joint                              Other
                                    ventures       Associates          ventures       Associates       investments            Total
                                        (L)m             (L)m              (L)m             (L)m              (L)m             (L)m
At 2 January 2000
 -- net assets ...........                 7              329                38               26                70              470
 -- goodwill .............                --               --                --               --                --               --
Acquisition
 -- net assets ...........               102              120                --               --                 9              231
 -- goodwill .............                (7)              --                --               --                --               (7)
Additions.................                --               13                 1               23                19               56
Disposals.................                (2)             (37)               (7)             (29)              (18)             (93)
Exceptional write down....                --              (48)               --               --                --              (48)
Retained profits..........                 4               --                --               --                --                4
Currency translation
  differences.............                (2)             (11)               --               --                --              (13)
                               -------------    -------------     -------------    -------------     -------------    -------------
At 31 December 2000
 -- net assets ...........               109              366                32               20                80              607
 -- goodwill .............                (7)              --                --               --                --               (7)
                               -------------    -------------     -------------    -------------     -------------    -------------
                                         102              366                32               20                80              600
                               =============    =============     =============    =============     =============    =============


Additions to associated undertakings and joint ventures represent equity investments in, and loans to, associates and joint ventures respectively.

Goodwill arising on the acquisition of joint ventures includes (L)9 million of positive goodwill in respect of TCS, which is being amortised over ten years, and (L)16 million of negative goodwill in respect of CPL which is being amortised over 17 years. Aggregate amortisation of goodwill of associates and joint ventures as at 31 December 2000 was (L)nil, therefore the net book value of that goodwill at 31 December 2000 was equal to its cost.

Other investments include investments listed on a recognised stock exchange of
(L)69 million (year ended 2 January 2000 (L)70 million) set aside by subsidiary companies for certain medium and long-term insurance liabilities. At 31 December 2000, the market value of these investments was (L)3 million in excess of cost.

These Sterling investments can be analysed under US GAAP as follows:

                                                       At 31 December 2000
                                                 -------------------------------
                                                       Carrying             Fair
                                                          value            value
                                                           (L)m             (L)m
Equity investments...........................                26               26
Debt investments.............................                43               46
                                                  -------------    -------------
Total........................................                69               72
                                                  =============    =============


Proceeds from the sale of investments classified as `available for sale' under US GAAP amounted to (L)112 million for the year ended 31 December 2000. On these sales gross realised profits and losses amounted to (L)2 million and
(L)2 million respectively. These gains and losses were computed by reference to the actual cost of the specific securities being sold.

The contracted maturity of the Group's debt investments at 31 December 2000 was as follows:

                                                                            (L)m
Within one year ...............................................               12
1-5 years .....................................................               10
5-10 years ....................................................               15
After 10 years ................................................                6
                                                                   -------------
Total .........................................................               43
                                                                   =============

Interests in Group subsidiary undertakings

Details of the Group's principal investments in subsidiary undertakings as at 31 December 2000 are set out below. Principal subsidiaries are those which in the opinion of the directors significantly affect the amount of profit and assets and liabilities shown in the Group accounts. The directors consider that those companies not listed are not significant in relation to Powergen as a whole.

                                                      Proportion of nominal
                                                      value of issued equity    Country of
                                                      shares held by the        incorporation or
                                                      Group or the Company      registration         Principal business activities
                                                      %

Powergen Group Holdings*..........................    100                       England and Wales    Holding company for UK based
                                                                                                     activities

Powergen US Holdings Limited*.....................    100                       England and Wales    Holding and financing company
                                                                                                     for US based activities

Powergen UK plc+..................................    100                       England and Wales    Generation and sale of
                                                                                                     electricity

LG&E Energy Corp. (LG&E)+.........................    100                       United States        Holding company for US based
                                                                                                     activities

Louisville Gas and Electric Company (LGEC)+.......    100                       United States        Generation and distribution
                                                                                                     of electricity and supply of
                                                                                                     electricity and gas

Kentucky Utilities Company (KU)+..................    100                       United States        Generation, distribution and
                                                                                                     supply of electricity

LG&E Capital Corp.+...............................    100                       United States        Holding company for US based
                                                                                                     non-utility activities

Powergen Energy plc+..............................    100                       England and Wales    Distribution and supply of
                                                                                                     electricity

Powergen International Limited+...................    100                       England and Wales    Holding company for
                                                                                                     international activities

Ergon Insurance Limited+..........................    100                       Isle of Man          Captive insurance company

Powergen CHP Limited+.............................    100                       England and Wales    Sale of energy services
                                                                                                     involving the construction of
                                                                                                     combined heat and power (CHP)
                                                                                                     plant

Powergen Cogeneration Limited+....................    100                       England and Wales    Sale of energy services
                                                                                                     involving the construction of
                                                                                                     combined heat and power (CHP)
                                                                                                     plant

Powergen Gas Limited+.............................    100                       England and Wales    Transportation and marketing
                                                                                                     of gas in the UK

Powergen Retail Gas Limited+......................    100                       England and Wales    Supply, trading and shipping
                                                                                                     of gas in the UK

Csepeli Aramtermelo Rt+...........................    100                       Hungary              Generation and sale of
                                                                                                     electricity

Csepel Power Company+.............................    100                       Hungary              Generation and sale of
                                                                                                     electricity

Gujarat Powergen Energy Corporation Limited           88                        India                Generation and sale of
  (GPEC)+.........................................                                                   electricity


*   direct interest

+   indirect interest

All the above subsidiaries have a December year end apart from GPEC, which, for commercial reasons, has an accounting reference date of 31 March.


Associated undertakings and joint ventures

Details of the Group's principal investments in associated undertakings and joint ventures as at 31 December 2000 are as follows:

                                                                                                                      Percentage of
                                                                 Country of                                            capital held
                                         Accounting              incorporation or                                   directly by the
                                         reference date          registration           Shares held                           Group

Saale Energie GmbH ...................   31 December             Germany                Deutschmark                              50%
                                                                                        ordinary capital

MIBRAG BV ............................   31 December             Netherlands            Dutch guilders                        33.33%
                                                                                        ordinary capital

MIBRAG GmbH ..........................   31 December             Germany                Deutschmark                           33.33%
                                                                                        ordinary capital

Turbogas Produtora Energetica SA .....   31 December             Portugal               Escudos ordinary                      49.99%
                                                                                        shares

PT Jawa Power ........................   31 December             Indonesia              Indonesian rupees                        35%
                                                                                        ordinary shares

Yallourn Energy Pty Limited ..........   30 June                 Australia              Australian dollar                     49.95%
                                                                                        ordinary shares

Distribuidora de Gas Cuyana ..........   30 November             Argentina              Argentinian peso                       14.4%
                                                                                        ordinary shares

Gas Natural BAN SA ...................   30 September            Argentina              Argentinian peso                       19.5%
                                                                                        ordinary shares

LG&E Power Gregory* ..................   30 November             United States          Partner                                  50%

Corby Power Limited* .................   30 September            England and Wales      Ordinary Shares                          50%

Cottam Development Centre Limited* ...   31 December             England and Wales      Ordinary shares                          50%

TeleCentric Solutions Limited* .......   31 December             England and Wales      Ordinary shares                          50%


*   treated as joint ventures in the Group's accounts

The principal activities of these associated undertakings and joint ventures are:

Saale Energie GmbH                 --   Holding and management company for the
                                        Group's interest in Schkopau power
                                        station

MIBRAG BV                          --   Holding company for the Group's
                                        interest in MIBRAG GmbH

MIBRAG GmbH                        --   Mining, refinement and sale of brown
                                        coal and generation and sale of
                                        electricity

Turbogas Produtora Energetica SA   --   Generation and sale of electricity
                                        from gas-fired power station

PT Jawa Power                      --   Generation and sale of electricity
                                        from coal-fired power station

Yallourn Energy Pty Limited        --   Mining of brown coal and production
                                        and sale of electricity from coal-
                                        fired power station

Distribuidora de Gas Cuyana        --   Sale and distribution of gas

Gas Natural BAN SA                 --   Sale and distribution of gas

LG&E Power Gregory                 --   Owns and operates gas-fired power
                                        station

Corby Power Limited                --   Generation and sale of electricity
                                        from gas-fired power station

Cottam Development Centre Limited  --   Construction and operation of gas-
                                        fired power station plant and
                                        operation of a generator turbine
                                        testing facility

TeleCentric Solutions Limited      --   Retail of telecommunications services
                                        and development of multi-utility
                                        billing system

Group share of aggregate associates' and joint ventures' balance sheets and results

                                                   At 31 December 2000
                                         ---------------------------------------
                                            Joint ventures            Associates
                                                      (L)m                  (L)m
Share of assets:
Share of fixed assets ...............                  316                 1,601
Share of current assets .............                  127                   176
                                        ------------------    ------------------
                                                       443                 1,777
                                        ==================    ==================
Share of liabilities:
Amounts falling due within one year .                  (46)                 (143)
Amounts falling due after more than
  one year...........................                 (295)               (1,268)
                                        ------------------    ------------------
                                                      (341)               (1,411)
                                        ==================    ==================
Share of net assets .................                  102                   366
                                        ==================    ==================
Turnover ............................                   49                   245
                                        ==================    ==================
Operating profit ....................                   10                    63
                                        ==================    ==================



(p) Stocks

                                                                              At
                                                                31 December 2000
                                                                            (L)m
Fuel stocks...............................................                   129
Stores....................................................                   129
                                                              ------------------
                                                                             258
                                                              ==================



(q) Debtors: amounts falling due after more than one year

                                                                              At
                                                                31 December 2000
                                                                            (L)m
Other debtors.............................................                   125
                                                              ==================


Other debtors include (L)4 million in respect of pensions and (L)51 million in respect of income under operating leases.

(r) Debtors: amounts falling due within one year

                                                                              At
                                                                31 December 2000
                                                                            (L)m
                                                                       ---------
Trade debtors.............................................             |   838 |
Less: securitisation......................................             |  (152)|
                                                                       ---------
Net trade debtors.........................................                   686
Other debtors.............................................                   178
Prepayments and accrued income............................                    45
                                                              ------------------
                                                                             909
                                                              ==================


Other debtors include (L)31 million in respect of income under operating leases.

On 15 December 2000, Powergen launched a revolving-period (L)300 million securitisation programme to sell all of its right, title and interest in certain billed and unbilled trade debtors (for electricity and gas retail customers) to Kittyhawk Funding Corporation, a trust established for the purpose of purchasing these trade debtors from Powergen. The trust then sells the trade debtors to outside investors. Interest is charged on the amounts borrowed under the securitisation programme at a margin above LIBOR, and is payable monthly. Powergen is not obliged to support any loss suffered by the trust or the related investors as a result of the securitisation programme, and does not intend to do so. The trust has agreed not to seek recourse against any other assets, apart from the identified billed and unbilled trade debtors. Powergen has an option to repurchase defaulted debt from the trust for a nominal sum.

At 31 December 2000, amounts advanced by the trust to the Group totalled
(L)300 million, of which (L)152 million was backed by billed and unbilled trade debtor balances. These trade debtors were accounted for as a sale under US GAAP Statement of Financial Accounting Standard 125 `Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities'. US GAAP would therefore present the trade debtors figures on a net basis. Powergen retains the responsibility for servicing these trade debtors. The remaining (L)148 million advanced by the trust is included in loans and overdrafts within creditors due within one year.

(s) Loans and overdrafts

                                          Weighted average
                                             interest rate
                                        ------------------
                                                Year ended                    At
                                               31 December           31 December
                                                      2000                  2000
                                                         %                  (L)m
UK:
Bank overdrafts .....................                   --                     3
Other short-term loans ..............                  8.0                 1,839
Commercial paper ....................                  6.6                    33
                                        ------------------    ------------------
                                                       8.0                 1,875
US:
Short-term loans ....................                  7.1*                  428
                                        ------------------    ------------------
                                                       7.9                 2,303
                                        ==================    ==================


*   from 11 December 2000

UK short-term loans shown above include (L)1,131 million of debt relating to the acquisition of LG&E drawn down under a US $4,000 million facility (see note 6(u)).

The Group has two commercial paper programmes, as follows:

                                                                       US Dollar
                                            Euro programme             programme
Maximum amount permitted ............      US $500 million     US $3,000 million
Repayment periods ...................         7 - 364 days          1 - 270 days
Amount outstanding:
31 December 2000 ....................                   --                (L)33m
2 January 2000 ......................                   --                   N/A
Basis of interest rate ..............    Currency of Issue
                                                     LIBOR              US LIBOR


The US $3,000 million programme was signed on 18 December 2000.

(t) Trade and other creditors falling due within one year

                                                                              At
                                                                31 December 2000
                                                                            (L)m
Trade creditors                                                              705
Corporation tax                                                              144
Other taxation and social security                                            70
Accruals and other creditors                                                 389
Deferred income                                                              100
Proposed dividend                                                            166
                                                              ------------------
                                                                           1,574
                                                              ==================


Accruals and other creditors include accruals for capital work performed but not yet paid for and rationalisation and restructuring costs of the Group.


(u) Long-term loans

                                                                              At
                                                                31 December 2000
                                                                            (L)m
UK:
7.1% US Dollar Yankee Bond 2002...........................                   252
8.875% Sterling Bond 2003.................................                   250
US Dollar term facility expiring 2005.....................                 1,004
8.5% Sterling Bond 2006...................................                   250
7.45% US Dollar Yankee Bond 2007..........................                   260
Loan notes 2007...........................................                     4
5% Euro Eurobond 2009.....................................                   326
6.25% Sterling Eurobond 2024..............................                   244
US:
6.205% Medium term US Dollar notes 2004...................                    96
6.46% Medium term US Dollar notes 2008....................                    91
First mortgage bonds 2003 - 2027 (secured)................                   184
Pollution control bonds 2010 - 2027 (secured).............                   340
Finance lease obligations.................................                    80
Other:
Bank loans in other overseas subsidiaries.................                   247
                                                              ------------------
                                                                           3,628
                                                              ==================


The Sterling term facility expiring in 2003 bears interest at variable rates, fixed in advance for periods up to six months, by reference to Sterling LIBOR. The US Dollar term facility was signed on 27 February 2000 and expires on 27 February 2005. It bears interest at variable rates fixed in advance for periods up to six months, by reference to US LIBOR.

All finance lease obligations fall due on 31 December 2004. The obligation of
(L)80 million above includes (L)3 million of interest.

None of the bonds outstanding at 31 December 2000 has any financial covenants except for dividend restrictions on the first mortgage and pollution control bonds. Substantially all of LGEC's and KU's utility plants are pledged as security for its first mortgage bonds.

On 28 December 2000, Powergen redeemed the 8.375% Sterling Eurobond 2006, the 12% Sterling Eurobond 2016 and the 8.125% Sterling Eurobond 2007 at a cost of
(L)493 million funded from a combination of cash and existing bank facilities. These three Sterling Eurobonds were inherited with the acquisition of East Midlands Electricity plc in July 1998. The premium paid of (L)66 million has been treated as an exceptional cost in these accounts (see note 6(d)).

The maturity profile of the Group's financial liabilities, including overdrafts and long-term loans, is as follows:

                                                                              At
                                                                31 December 2000
                                                                            (L)m
In one year or less, or on demand.........................                 2,303
In more than one year but not more than two years.........                   277
In more than two years but not more than five years.......                 1,573
In more than five years...................................                 1,778
                                                              ------------------
                                                                           5,931
                                                              ==================


The undrawn committed borrowing facilities available to the Group are as follows:

                                                                              At
                                                                31 December 2000
                                                                            (L)m
Expiring in one year or less..............................                   286
Expiring in more than two years but not more than five
  years...................................................                 1,300
                                                              ------------------
                                                                           1,586
                                                              ==================

These facilities comprise:

                                                   Amount
                                               undrawn at
                                              31 December
                                                     2000
Facility                                             (L)m              Expiry date        Fees   Covenants
US $4,000 million facility:
 -  364 day extendable loan                           542         27 February 2005      20 bps   (L)7,250 million cap on total
 -  5 year revolving credit facility                   --         27 February 2005      55 bps   group borrowings, maximum
 -  5 year term loan                                   --         27 February 2005      55 bps   net debt to EBITDA ratio of
                                                                                                 5.5 times, minimum EBITDA to
                                                                                                 interest ratio of 2.1 times
Syndicated Sterling loan facility:
 -  5 year revolving credit facility....              465             26 June 2003      20 bps   UK plc consolidated sub-
                                                                                                 group (L)3,500 million cap on
                                                                                                 total borrowings, maximum net
                                                                                                 debt to EBITDA ratio of 4.25
                                                                                                 times, minimum PBIT to interest
                                                                                                 ratio of 2.25 times
LG&E Capital Corp. lines of credit                    121              August 2001      10 bps   Tangible net worth at least
                                                                                                 US $25 million
LG&E Capital Corp. lines of credit                    293           September 2002     7.5 bps   Adjusted capitalisation ratio
                                                                                                 not to exceed 70%
Louisville Gas and Electric Company line              134            November 2001     7.5 bps   --
of credit
UK committed bi-lateral facility                       25                  Expired          --   --
                                                                   18 January 2001
Committed facilities in overseas                        6                  Expired          --   --
subsidiaries............................                           2 February 2001
                                            -------------
                                                    1,586
                                            =============



(v) Other creditors falling due after more than one year

                                                                              At
                                                                31 December 2000
                                                                            (L)m
Accruals and other creditors..............................                   237
Deferred income...........................................                   240
                                                              ------------------
                                                                             477
                                                              ==================


Accruals and other creditors shown above include (L)106 million in respect of pensions.


(w)   Pension scheme arrangements and other post-retirement benefits

(i)   Pension scheme arrangements

      At 31 December 2000, Powergen had both statutorily approved defined benefit pension schemes and several smaller statutorily approved defined contribution plans. Details of the LG&E arrangements are included following the acquisition of that company and its subsidiaries on 11 December 2000. The pension charge in respect of LG&E included in the Group's results is for the period 11 December 2000 to 31 December 2000 only.

UK GAAP

The Group participates in the industry-wide scheme, the Electricity Supply Pension Scheme (ESPS), for the majority of its UK based employees. This is a funded scheme of the defined benefit type, with assets invested in separate trustee administered funds. The Group has two separate funds with the ESPS, the Powergen UK fund and the East Midlands Electricity fund. An actuarial valuation of the ESPS is normally carried out every three years by the Scheme's independent, professionally qualified, actuary, who recommends the rates of contribution payable by each group participating in the scheme. In intervening years the actuary reviews the continuing appropriateness of the rates.

The latest published actuarial valuation of the ESPS was at 31 March 1998. The 1998 valuation revealed a surplus of (L)89 million in respect of the Powergen fund and (L)32 million in respect of the East Midlands Electricity fund.

                                                  At 31 March 1998
                                     -------------------------------------------
                                                                   East Midlands
                                         Powergen UK fund       Electricity fund
Market value of assets...........               (L)1,631m                (L)881m
Extent to which actuarial value
  covered benefits accruing to
  members........................                    108%                   105%
Rate of return on investments:
- compared with annual increase
  in salaries....................             2.5% higher            2.5% higher
- compared with annual increase
  in pensions....................             4.0% higher            4.0% higher
Method of valuation used.........          Projected unit           Attained age


Following the acquisition of LG&E on 11 December 2000, the associated US pension arrangements are included in these accounts. LG&E sponsors a number of qualified and non-qualified pension plans, the majority of which are funded schemes of the defined benefit type. An actuarial valuation of the plans is carried out annually by an independent, professionally qualified, actuary. Current year values have been based on the valuation at 31 December 1999 and have been adjusted for any known movements during the year. There are no plan assets in the non-qualified plans.

                                                                              At
                                                                31 December 2000
                                                            --------------------
                                                                      LG&E funds
Market value of assets .................................                 (L)395m
Extent to which actuarial value covered benefits
  accruing to members...................................                    101%
Rate of return on investments:
- compared with annual increase in salaries ............             5.5% higher
- compared with annual increase in pensions ............                      --
Method of valuation used ...............................          Projected unit



Pension costs for the Group

In the financial year ended 31 December 2000, the normal pension cost for the Group amounted to (L)20 million (year ended 2 January 2000 (L)21 million, nine months ended 3 January 1999 (L)13 million). A net credit of (L)5 million (year ended 2 January 2000 (L)5 million, nine months ended 3 January 1999 (L)2 million) is required to the pension charge in the accounts in respect of the experience surplus on the pension schemes, which is being recognised over 13 years, the average remaining service lives of members. The accounts include a prepayment of (L)23 million representing the excess of the amounts funded over the pension cost for the year.

Amounts set aside in other creditors for the Group's rationalisation and restructuring programme in the UK include costs associated with the early retirement of employees. An element of these costs is likely to be payable to the ESPS to meet early retirement costs.


US GAAP

The effect of adopting US Statements of Financial Accounting Standards (SFAS 87 and SFAS 88) is shown below:

The pension cost determined under SFAS 87 requirements for the three periods ended 31 December 2000 and the projected benefit obligation as at 31 December 2000 were calculated using the following assumptions:

                                                 Projected benefit
                                                     obligation                                  Pension cost
                                             --------------------------    --------------------------------------------------------
                                                      At
                                             31 December
                                                    2000
                                                Powergen             At                                  Nine months    Five months
                                                   Group    31 December     Year ended     Year ended          ended          ended
                                               excluding           2000    31 December      2 January      3 January      3 January
                                                    LG&E           LG&E           2000           2000           1999           1999
                                                       %              %              %              %              %              %
Discount rate............................            5.0            7.5            5.0            4.5           6.75            6.0
Rate of future salary increases..........            4.0            4.0            4.0            4.0            5.5            5.0
Rate of expected return on plan assets...            6.5            9.5            6.5            6.5            8.0            7.5


The figures for the five months ended 3 January 1999 were used to reflect the inclusion of Powergen Energy plc in the Group's pension disclosures from the date of acquisition.

The components of the schemes' pension cost under SFAS 87 are as follows:


Change in benefit obligations

                                                                                 Year ended          Year ended   Nine months ended
                                                                           31 December 2000      2 January 2000      3 January 1999
                                                                                       (L)m                (L)m                (L)m
Benefit obligation at start of year....................................               2,162               2,304               1,285
Powergen Energy on acquisition.........................................                  --                  --                 781
LG&E on acquisition....................................................                 404                  --                  --
Service cost...........................................................                  17                  31                  13
Interest cost..........................................................                 136                 105                  85
Plan participants' contributions.......................................                   9                  11                   5
SFAS 88 events.........................................................                  38                   9                  10
Actuarial (gain)/loss..................................................                  --                (179)                196
Benefits paid..........................................................                (129)               (119)                (71)
Disposal of business...................................................                  (9)                 --                  --
Foreign exchange.......................................................                 (13)                 --                  --
                                                                           ----------------    ----------------    ----------------
Benefit obligation at end of year......................................               2,615               2,162               2,304
                                                                           ================    ================    ================

Change in plan assets

                                                                                                                        Nine months
                                                                              Year ended           Year ended                 ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
Market value of plan assets at start of year......................                 2,876                2,522                 1,631
Powergen Energy on acquisition....................................                    --                   --                   843
LG&E on acquisition...............................................                   412                   --                    --
Actual return on plan assets......................................                    25                  455                    93
Employer contributions............................................                    36                    7                    21
Plan participants' contributions..................................                     9                   11                     5
Total payments....................................................                  (129)                (119)                  (71)
Disposal of business..............................................                    (8)                  --                    --
Foreign exchange..................................................                   (13)                  --                    --
                                                                      ------------------   ------------------    ------------------
Market value of plan assets at end of year........................                 3,208                2,876                 2,522
                                                                      ==================   ==================    ==================



Components of net periodic pension cost

                                                                                                                        Nine months
                                                                              Year ended           Year ended                 ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
Cost of benefits earned during the year...........................                    17                   31                    13
Interest cost on projected benefit obligation.....................                   111                  105                    85
Expected return on assets.........................................                  (188)                (165)                 (124)
Net amortisation..................................................                   (21)                   2                   (10)
                                                                      ------------------   ------------------    ------------------
Pension credit for the year under US GAAP.........................                   (81)                 (27)                  (36)
                                                                      ==================   ==================    ==================


Additional pension costs in relation to severances under SFAS 88 are as follows:

                                                                                                                        Nine months
                                                                              Year ended           Year ended                 ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
Cost of termination benefits......................................                    38                    9                    10
                                                                      ==================   ==================    ==================

The information required to be disclosed in accordance with SFAS 87 concerning the funded status of the Powergen UK and East Midlands Electricity funds of the ESPS, and the various LG&E funds, at 31 December 2000 was as follows:

                                                                  At 31 December
                                                                            2000
                                                                            (L)m
Projected benefit obligations.............................                 2,615
Plan assets at market value...............................                 3,208
                                                              ------------------
Projected benefit obligation less plan assets.............                  (593)
Reconciliation of plans' status:
 Unrecognised net gain ...................................                   402
 Unrecognised prior service cost .........................                   (23)
                                                              ------------------
Net accrued pension credit under US GAAP..................                  (214)
                                                              ==================



(ii)   Other post-retirement benefits

LG&E provides healthcare and other benefits through various plans for eligible retirees on a basis substantially similar to those who are active employees. The cost of post-retirement benefits is accrued over the active service lives of employees.

In the financial year ended 31 December 2000, the cost in respect of post-retirement healthcare amounted to (L)1 million. This amount was only in respect of the LG&E group for the 21 days ended 31 December 2000. There was a creditor of (L)41 million in respect of post-retirement healthcare arrangements.

The net periodic post-retirement benefit cost and significant assumptions in respect of the period from the date of acquisition, 11 December 2000, to 31 December 2000 are summarised as follows:

                                                                    Period ended
                                                                     31 December
                                                                            2000
                                                                               %
Discount rate.............................................                   8.0
Initial healthcare cost trend rate - under 65.............                   8.0
Initial healthcare cost trend rate - over 65..............                   8.0
Ultimate healthcare cost trend rate.......................                   5.0
                                                              ------------------


The majority of the plans are funded schemes of the defined benefit type. An actuarial valuation of the plans is carried out annually by an independent, professionally qualified, actuary, on a projected unit basis. Current year values have been based on the valuation at 31 December 1999 and have been adjusted for any known movements during the year.

The change in the accumulated post-retirement benefit obligation, change in plan assets and funded status are as follows:


Change in accumulated post-retirement benefit obligation

                                                                    Period ended
                                                                     31 December
                                                                            2000
                                                                            (L)m
Accumulated post-retirement benefit obligation on
  acquisition.............................................                    85
Foreign exchange..........................................                    (2)
                                                              ------------------
Accumulated post-retirement benefit obligation at end of
  year....................................................                    83
                                                              ==================


The plan assets were valued at (L)21 million at both 11 December 2000 and 31 December 2000, giving a funding level of 25%.

Post-retirement benefit plans in the US are not usually funded. In US regulated industries such as LG&E's however, this funding level of 25% is typical.


Reconciliation of accrued post-retirement benefit cost and total amount recognised

                                                                    Period ended
                                                                31 December 2000
                                                                            (L)m
Funded status of plan.....................................                   (62)
LG&E unrecognised net gain................................                    21
                                                              ------------------
Accrued post-retirement benefit cost......................                   (41)
                                                              ==================


The assumed healthcare cost trend rate gradually decreases over five years and remains level thereafter. The healthcare cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed healthcare cost trend rate by one percentage point would have increased the accumulated post-retirement benefit obligation (APBO) as at 31 December 2000 by (L)7 million, and the net periodic post-retirement benefit costs by (L)1 million. Decreasing the assumed healthcare cost trend rate by one percentage point would have reduced the APBO as at 31 December 2000 by (L)6 million, and the net periodic post-retirement benefit costs by (L)1 million.

(x) Provisions for liabilities and charges

Movements on provisions comprise:

                                                                                             Provisions
                                      Acquired    Charged to                                   released
                       2 January    during the    profit and  Amortisation     Provisions            or      Exchange   31 December
                            2000          year  loss account   of discount       utilised      disposed     movements          2000
                            (L)m          (L)m          (L)m          (L)m           (L)m          (L)m          (L)m          (L)m
US contract
  provisions......            --           409            --            --             (8)           --           (13)          388
UK contract
  provisions......           150            --            --            --            (13)           --            --           137
Liability and
  damage claims...            71            --             8            --            (12)           (7)           --            60
Decommissioning ..            74            75             2             4             (1)           (5)           (3)          146
                      ----------    ----------    ----------    ----------     ----------    ----------    ----------    ----------
                             295           484            10             4            (34)          (12)          (16)          731
                      ==========    ==========    ==========    ==========     ==========    ==========    ==========    ==========


US contract provisions relate to out of money fixed price energy marketing contracts entered into in 1996 and 1997 by LG&E. These contracts were acquired by Powergen on the purchase of LG&E on 11 December 2000. The provisions will be utilised over the period to 2008. UK contract provisions, which relate to out of money electricity purchase contracts, were acquired on the purchase of Powergen Energy plc and will be utilised over the period to 2008, when the contract terminates. The liability and damage claims provision includes reserves in respect of future claims for industrial related diseases and gradual pollution. Given the inherent uncertainty surrounding the timing of any potential claims, it is not possible to estimate when these amounts will crystallise. Decommissioning provisions comprise amounts set aside for the estimated costs of terminating power station grid connections, decommissioning power stations and subsequent site restoration costs at UK and US power stations which will be utilised as each power station closes.


(y) Deferred tax

An analysis of the full potential liability and the net deferred tax liability recognised at 31 December 2000 under UK GAAP is as follows:

                                                                                               31 December 2000
                                                                           --------------------------------------------------------
                                                                                       Full                              Liability/
                                                                                  potential             Amounts              (Asset)
                                                                                  liability          unprovided          recognised
                                                                                       (L)m                (L)m                (L)m
Accelerated capital allowances.........................................                 933                (801)                132
Other timing differences...............................................                (266)                227                 (39)
                                                                           ----------------    ----------------    ----------------
                                                                                        667                (574)                 93
                                                                           ================    ================    ================


Where there is an intention that profits retained by overseas subsidiaries will be remitted, provision is made for any taxation liability that would arise on the distribution. No provision is made where there is no intention that such profits will be remitted in the foreseeable future. Assets and liabilities have been recognised for those timing differences that are expected to crystallise in the foreseeable future. The liability in respect of accelerated capital allowances and other timing differences is calculated at 30% in both periods.

(z) Share capital

The share capital of Powergen comprises:


                                                                31 December 2000
Authorised                                                                  (L)m
1,050,000,000 ordinary shares of 50p each...................                 525
49,998 redeemable preference shares of (L)1.................                  --
Special rights redeemable preference share of (L)1..........                  --
                                                                ----------------
                                                                             525
                                                                ----------------
Allotted, called-up and fully paid
651,494,671 ordinary shares of 50p each.....................                 326
49,998 redeemable preference shares of (L)1.................                  --
Special rights redeemable preference share of (L)1..........                  --
                                                                ----------------
                                                                             326
                                                                ================


During the year 478,582 ordinary shares of 50p each were issued under the Powergen ShareSave Scheme realising (L)1,878,120. An amount of (L)1,638,829 has been credited to share premium account. A further 9,256 shares held by a Qualifying Employee Share Trust (Quest) were also exercised during the year. The number of shares held by the Quest at 31 December 2000 was 258, on which dividends had been waived.

During the year 212,250 ordinary shares of 50p each were issued under the Powergen Executive Share Option Scheme realising (L)980,382. An amount of
(L)874,257 has been credited to share premium account.

During the year 1,077,337 ordinary shares of 50p each were issued under the Powergen Profit Sharing Share Scheme realising (L)3,856,866. An amount of
(L)3,318,198 has been credited to share premium account.

The special rights redeemable preference share held by the Secretary of State or another person acting on behalf of HM Government since privatisation, was redeemed for consideration of (L)1 on 22 December 2000.

The redeemable preference shares are held by Powergen UK plc and are redeemable at par at the option of Powergen plc. The holders of the limited-voting redeemable preference shares are not entitled to receive or participate in any of the profits of the Company available for distribution by way of dividend or otherwise.


Share option schemes

The Company has two share option schemes under which options to acquire shares have been granted to employees; the Powergen ShareSave Scheme, which is available to all eligible Group employees, and the Powergen Executive Share Option Scheme, which is available to executive directors and other senior executives and managers selected by the Remuneration Committee.

The Powergen ShareSave Scheme is savings related and the share options are normally exercisable on completion of a three or five year Save-As-You-Earn
(SAYE) contract. The exercise price of options granted may be at a discount of no more than 20% of the market price at the date of the grant.

Under the Powergen Executive Share Option Scheme, which the Company regards as an important incentive in attracting and retaining key employees, the share options are generally exercisable between the third and tenth anniversaries of the date of grant. Options are granted at the market price of the Company's shares at the time of the grant or higher where options have previously been exercised at a higher rate. Options granted after 1994 are subject to specific performance criteria having been met at the time of exercise, as established by the Remuneration Committee. For this purpose the performance of the Company is assessed in terms of Total Shareholder Return as compared against other companies which constitute the FTSE 100 at the date of each grant.

The number of ordinary shares issued or issuable pursuant to options granted under the ShareSave Scheme and the Executive Share Option Scheme shall not exceed 117,188,722 (representing 15% of the issued ordinary share capital of the Company immediately following the date on which the Company's shares were first admitted to the Official List of The Stock Exchange) for either scheme.

Options granted, exercised and lapsed under these share option schemes during the year ended 31 December 2000 were as follows:

                                                                                                      Powergen Executive Share
                                                                 Powergen ShareSave Scheme                  Option Scheme
                                                             ---------------------------------    ---------------------------------
                                                                                      Weighted                             Weighted
                                                                   Number of           average          Number of           average
                                                                      shares    exercise price             shares    exercise price
Outstanding at 2 January 2000 ............................         7,137,037           (L)5.11          2,662,900           (L)6.34
Acquisition ..............................................                --                --          4,915,060           (L)5.67
Granted ..................................................         7,007,440           (L)2.95          2,901,000           (L)4.00
Exercised ................................................          (487,838)          (L)3.92           (212,250)          (L)4.62
Lapsed ...................................................        (5,007,230)          (L)5.37               (500)          (L)3.87
                                                              --------------    --------------     --------------    --------------
Outstanding at 31 December 2000 ..........................         8,649,409           (L)3.28         10,266,210           (L)5.39
                                                              --------------    --------------     --------------    --------------

Options outstanding at 31 December 2000, together with their exercise prices and dates of exercise, are as follows:

                                                                                                       Number of ordinary
                                                                                                             shares
                                                                                                       ------------------
                                                                 Price per    Normal dates of
Date of grant ............................................       share (L)    exercise                   31 December 2000
Powergen ShareSave Scheme:
24 July 1996..............................................            3.77    1999 & 2001                       1,556,907
25 July 1997..............................................            5.81    2000 & 2002                         165,979
1 June 1999...............................................            6.02    2002                                345,772
1 June 2000...............................................            2.95    2003                              6,580,751
Powergen Executive Share Option Scheme:
6 December 1991 ..........................................            2.21    1994-2001                            16,500
1 December 1992 ..........................................            2.78    1995-2002                            92,000
1 July 1993 ..............................................            3.87    1996-2003                            59,500
22 November 1994 .........................................            5.57    1997-2004                           223,450
5 July 1995 ..............................................            4.86    1998-2005                            23,800
5 July and 29 November 1995 ..............................            5.32    1998-2005                           244,600
29 November 1995 .........................................            5.59    1998-2005                            15,500
26 June 1996 .............................................           4.705    1999-2006                            90,300
26 June 1996 .............................................            5.32    1999-2006                           246,500
26 June 1996 .............................................            5.34    1999-2006                            11,000
26 June 1996 .............................................            5.59    1999-2006                            16,500
11 December 1996 .........................................            5.72    2001-2006                            78,500
2 July 1997 ..............................................            7.35    2000-2007                           457,500
25 September 1998 ........................................            8.88    2001-2008                           403,000
12 March 1999 ............................................            7.10    2002-2009                           471,500
10 April 2000 ............................................           3.995    2003-2010                         2,901,000
11 December 2000 .........................................           5.672    2000-2010                         4,915,060


The Company had options exercisable totalling 1,101,478 and shares available for the grant of options totalling 215,461,825 at 31 December 2000. No options expired during the year ended 31 December 2000.


US GAAP - Fair value of options

The weighted average fair value of options granted at a discount during the year to 31 December 2000 was (L)1.02. The weighted average fair value of options granted at a premium during the year to 31 December 2000 was (L)0.82. The weighted average fair value of options granted at market price during the year to 31 December 2000 was (L)0.99.

The weighted average remaining contractual life of options outstanding at 31 December 2000 was 2.4 years. The fair value of options granted under each scheme is estimated using the Black Scholes options pricing model with the following weighted average assumptions for grants in the year to 31 December 2000: expected volatility - 37%; interest rates - 5.5% (based upon UK Gilts on the date of grant with a maturity equal to the expected term); expected dividend yield - 6.5% and expected term - 3 years for the ShareSave Scheme and 4 years for the Executive Share Option Scheme.

The Company has adopted the disclosure only option under SFAS 123, `Accounting for Stock Based Compensation'. If the accounting provisions of that standard had been adopted, Powergen's net income and earnings per share under US GAAP would be as the pro-forma amounts indicated below:

                                                                31 December 2000
Net income.............................    - as reported                 (L)430m
                                           - pro-forma                   (L)426m
Earnings per share.....................    - as reported                   66.1p
........................................    - pro-forma                     65.4p


The determination of stock option compensation under US GAAP is measured in accordance with Accounting Principles Board (APB) Opinion 25 `Accounting for Stock Issued to Employees'.


(aa)   Reserves

                                                        Share premium                              Revaluation           Profit and
                                                              account      Other reserves              reserve         loss account
                                                                 (L)m                (L)m                 (L)m                 (L)m
At 2 January 2000 ..............................                    4                 656                   25                  909
Premium on shares issued .......................                    5                  --                   --                   --
Currency translation differences on foreign
currency net investments .......................                   --                  --                   --                  (32)
Transfers ......................................                   --                  --                   (2)                   2
Retained profit for the year ...................                   --                  --                   --                  193
                                                    -----------------   -----------------    -----------------    -----------------
At 31 December 2000 ............................                    9                 656                   23                1,072
                                                    =================   =================    =================    =================


The element of `other reserves' relating to the previous capital reserve of
(L)474 million, is not available for distribution as long as any liabilities of Powergen as at 9 December 1998 remain undischarged, unless the persons to whom such liabilities are owed shall otherwise agree, or an appropriate bank guarantee of such liabilities is put in place.

On 27 July 1999, the Group acquired an additional 46.3% stake in GPEC, formerly an associated undertaking. In accordance with Financial Reporting Standard 2 `Accounting for Subsidiary Undertakings', and in order to give a true and fair view, purchased goodwill was calculated as the sum of the goodwill arising on each separate purchase of shares in GPEC. The increase, from the value of the associate stake in GPEC to the fair value of that stake on 27 July 1999, gave rise to the (L)25 million revaluation reserve shown above.

Aggregate goodwill written off directly to the Group profit and loss reserve totals (L)16 million.

(bb)   Minority interests

                                                                                                   31 December 2000
                                                                                   ------------------------------------------------
                                                                                          Equity        Non-equity            Total
                                                                                            (L)m              (L)m             (L)m
Opening minority interests ....................................................               65                --               65
Acquisitions ..................................................................               76                93              169
Increased stake in subsidiaries ...............................................              (40)               --              (40)
Exchange movements ............................................................               (3)               (3)              (6)
Profit and loss account .......................................................               12                --               12
                                                                                   -------------     -------------    -------------
Closing minority interests ....................................................              110                90              200
                                                                                   =============     =============    =============


Non-equity minority interests include 100% of the cumulative preferred stock of LGEC and 100% of the cumulative preferred stock of KU, the regulated utility subsidiaries of LG&E. The majority of these preference shares are redeemable at 30 days' notice by each regulated utility subsidiary. Preference shareholders have first preference in the event of a liquidation of each utility subsidiary and first rights to dividends. The holders of these shares only have rights against the US utility subsidiaries.


(cc)   Reconciliation of movements in shareholders' funds

                                                                                                                   31 December 2000
                                                                                                                               (L)m
Profit for the financial period ..................................................................................              429
Shares issued ....................................................................................................                6
Dividends ........................................................................................................             (236)
Currency translation differences on foreign currency net investments .............................................              (32)
                                                                                                                      -------------
Net increase in shareholders' funds for the period ...............................................................              167
Opening shareholders' funds ......................................................................................            1,919
                                                                                                                      -------------
Closing shareholders' funds ......................................................................................            2,086
                                                                                                                      =============


Closing shareholders' funds include 49,998 limited-voting redeemable preference shares of (L)1 fully paid up.

(dd)   Cash flow

(i) Reconciliation of operating results to cash flow from operating activities:

                                                                                                                        Nine months
                                                                                                                              ended
                                                                                   Year ended 31      Year ended 2        3 January
                                                                                   December 2000      January 2000             1999
                                                                                            (L)m              (L)m             (L)m
Operating profit/(loss) .......................................................              483               347             (153)
Depreciation (including exceptional items) ....................................              292               263              157
(Profit)/Loss on sale of tangible fixed assets ................................              (21)                1              (33)
(Profit)/Loss on sale of investments ..........................................               (2)                4               --
Goodwill amortisation .........................................................               75                68               28
Decrease/(Increase) in stocks .................................................                5                (6)              13
(Increase)/Decrease in debtors ................................................               (3)               34             (124)
Increase/(Decrease) in creditors ..............................................               62              (725)             528
(Decrease)/Increase in provisions .............................................              (44)              (13)              40
                                                                                   -------------     -------------    -------------
                                                                                             847               (27)             456
                                                                                   =============     =============    =============


The movement in creditors and provisions for the year ended 31 December 2000 includes cash outflows of (L)246 million (2 January 2000 (L)553 million, 3 January 1999 (L)12 million) relating to exceptional charges arising in previous years.

(ii)
Analysis of changes in net debt in the year:

                                                                                    Acquisitions
                                                                                      (excluding
                                 31 December         Non-cash         Cash flow         cash and          Exchange        2 January
                                        2000          changes            change      overdrafts)       adjustments             2000
                                        (L)m             (L)m              (L)m             (L)m              (L)m             (L)m
Cash at bank and in hand..               137               --               109               --                --               28
Overdrafts................                (3)              --                34               --                --              (37)
                               -------------    -------------     -------------    -------------     -------------    -------------
                                         134               --               143               --                --               (9)
Debt due after one year...            (3,628)              33              (325)            (814)               50           (2,572)
Debt due within one year:
Short-term loans..........            (2,300)             (27)           (1,397)            (864)               49              (61)
Short-term deposits.......               472               --              (146)              --                --              618
                               -------------    -------------     -------------    -------------     -------------    -------------
                                      (5,322)               6            (1,725)          (1,678)               99           (2,024)
                               =============    =============     =============    =============     =============    =============

(ee)   Financial instruments

Financial instruments and risk management

As part of the financing of its normal operating activities, the Group uses a variety of financial instruments. These may be assets, liabilities or related commitments, depending on requirements. These instruments are denominated in Sterling or foreign currencies and have various maturities and interest rates. The Group is exposed to movements in market interest rates and foreign currency exchange rates. Active steps are taken to manage these risks, both by management of the portfolio of financial instruments themselves, and by the use of derivative financial instruments, which are primarily used where there is an underlying exposure.

As the Powergen Group has developed, treasury management has become more complex and diversified. In particular, the increase in debt in the Group's balance sheet as a result of the acquisition of LG&E in December 2000 has highlighted the importance of effective treasury management, and has increased Powergen's exposure to interest costs and the US Dollar/Sterling exchange rate.

Powergen has a central Group treasury department. It is responsible for treasury strategy, all funding requirements, the management of financial risks including interest rate and currency exposure, banking relationships, cash management and other treasury business throughout the Group. In addition, there are operational treasury teams in the UK and the US which service the treasury requirements of the UK and US businesses. Powergen's treasury activities are carried out in accordance with Board approved treasury policies, and all treasury operations comply with detailed treasury procedures which are approved at Board level. All treasury interfaces with banks and other third parties are governed by dealing mandates, facility letters and other agreements. Within treasury there is a segregation of front, middle and back office activities.

Treasury employs a continuous forecasting and monitoring process to ensure that the Group complies with all its banking and other financial covenants, and also the regulatory constraints that apply to the financing of the UK and US businesses.

Powergen does not enter into speculative treasury arrangements in that all transactions in financial instruments are matched to an underlying business requirement, such as planned purchases of forecast debt requirements. All treasury operations and planned activities are reported and discussed at a monthly treasury committee that is chaired by the Group Finance Director. Treasury activities are internally audited several times each year.

Treasury works in close liaison with the various businesses within the Group, when considering hedging requirements on behalf of their activities. A Group-wide cash forecasting and currency exposure reporting process exists which ensures regular reporting into treasury of future positions, both short and medium term.

Powergen takes steps to limit its credit exposure to banks and other counterparties. Exposure limits are set following credit analysis, and aggregate exposures are monitored on a Group-wide basis.

As part of its operating activities, Powergen engages in asset based energy marketing in the gas and electricity markets to assist in the commercial risk management and optimisation of both UK electricity and gas assets and to manage the price and volume risks associated with its UK retail business. The Group's portfolio is strictly monitored and controlled through delegated authorities and procedures, including transaction limits and credit risk management, which ensure that changing levels of exposure are appropriately managed. To achieve this portfolio optimisation Powergen uses fixed price bilateral contracts, futures and option contracts traded on commodity exchanges and swaps and options traded in over the counter financial markets.

There has been no change since the year end to the major financial risks faced by Powergen, or to its approach to the management of these risks. The year end position as described above is representative of the Group's current position in terms of its objectives, policies and strategies, which continue to evolve as the Group's business develops.

The Group may be exposed to credit related loss in the event of non-performance by counter parties under these instruments. However, the Group does not anticipate any non-performance given the high credit rating of the established banks and financial institutions that form these counter parties. The Group controls this credit risk through credit approvals, strict exposure limits, monitoring procedures and specific controls depending on the size of individual transactions. There are no significant concentrations of credit risk. The Group does not usually require collateral or other security to support financial instruments with credit risks.


Foreign exchange contracts and options

Powergen enters into foreign exchange contracts and options in accordance with its hedging policies.


Foreign exchange risk management

During 2000, the majority of Powergen's income and expenditure was settled in Sterling. Following the acquisition of LG&E, a significant proportion of the enlarged Group's income and expenditure flows will be denominated in US Dollars. The Group also has some exposure to other foreign currencies including Euros and Australian dollars, but this exposure is likely to diminish with the disposal of the International business.

Powergen has Board approved policies dealing with transaction exposures (typically trading cash flows which impact the profit and loss account) and translation exposures (the value of liabilities and assets in the balance sheet). Powergen's policy is to hedge all contractually committed transaction exposures, as soon as the commitment arises. Powergen also covers a proportion of forecast foreign currency cash flows, and will also hedge more uncertain cash flows if this is appropriate, using flexible financial instruments that do not commit the Group. Anticipated US Dollar dividends from LG&E have been largely matched against expected US Dollar outflows.

Powergen's policy towards translation exposures is to hedge these exposures where practicable, with the intention of protecting the Sterling net asset value. These hedges are normally achieved through a combination of borrowing in local currency, forward currency contracts or foreign currency swaps. The value of the LG&E acquisition has been hedged in this way.

Where the foreign currency exposure is hedged, the value of the exposure is translated into Sterling at the exchange rate achieved in the associated hedging contracts. Details of the Group's foreign exchange contracts and swaps are set out below.

The net Sterling amounts of each foreign currency Powergen has contracted to purchase (or sell), and has options to purchase are as follows:

                             Foreign exchange              Foreign exchange
                                contracts                      options
                        --------------------------    --------------------------
                                  31 December 2000              31 December 2000
                                          Notional                      Notional
                                            amount                        amount
                                              (L)m                          (L)m
US Dollars..........                           119                            --
Portuguese escudos..                            --                            --
Deutschmarks........                            --                            --
Euros...............                          (139)                           --
Australian dollars..                           (52)                          (11)
                        --------------------------    --------------------------
                                               (72)                          (11)
                        ==========================    ==========================

Some contracts involve purchases or sales of US Dollars against other, non-Sterling currencies.

The Sterling equivalent amounts are as follows:

                                                                31 December 2000
                                                                 Notional amount
                                                                            (L)m
Korean won................................................                    (1)
Euros.....................................................                   (84)
Indian rupees.............................................                   (35)
                                                              ------------------
                                                                            (120)
                                                              ==================


The weighted average time to maturity of foreign exchange contracts is two months (year ended 2 January 2000, four months).

Foreign currency swaps are entered into with the objective of stabilising the effect of exchange rate movements and effective Sterling interest rates applicable to debt. The notional amounts swapped to Sterling are as follows:

                                                                31 December 2000
                                                                 Notional amount
                                                                            (L)m
Foreign currency swaps....................................                   826
                                                              ==================


There are no material monetary assets or liabilities of the Group that are not denominated in the functional currency of the entity concerned, other than certain non-Sterling borrowings treated as hedges of net investments in overseas operations.


Interest rate risk management

Powergen has a portfolio of fixed and floating interest rate debt and, in order to mitigate interest rate risk, arranges interest rate hedges to achieve a desired mix of fixed and floating interest rates, with a range of different maturities.

The Powergen Group has a significant portfolio of debt and is exposed to movements in interest rates. This exposure is to both Sterling and US Dollar interest rates, although a limited exposure to interest rates of other currencies exists including Euros. Powergen manages these interest rate movements primarily through the use of a combination of fixed and floating rate borrowings and interest rate swaps. Powergen's policy is to target a ratio of fixed rate debt to floating rate debt of 50 per cent./50 per cent. However, this is managed within a 66 per cent./34 per cent. and 34 per cent./ 66 per cent. band, split between three debt portfolios (UK business, US business and US acquisition debt).

The instruments used can be summarised as follows:

                                                                31 December 2000
                                                                 Notional amount
                                                                            (L)m
Interest rate swap contracts..............................                 1,023
                                                              ------------------


The weighted average time to maturity of interest rate swap contracts is 6.6 years (year ended 2 January 2000, 3.1 years).

In addition, there are interest rate swaptions with a notional principal amount of (L)1,674 million and fair value of (L)nil. These swaptions cap the interest payable on part of the US Dollar term facility (see note 6 (d)).


Interest rate risk profile of financial assets and liabilities

                                                                                    Fixed rate financial liabilities
                                                                      -------------------------------------------------------------

                                                                                                                   Weighted average
                                                     Floating rate                                                 period for which
                                                         financial                           Weighted average                  rate
                                       Total           liabilities                              interest rate              is fixed
At 31 December 2000                     (L)m                  (L)m                  (L)m                    %                 Years
Sterling ..............                2,269                 1,468                   801                  8.6                  10.8
US Dollar .............                3,443                 2,946                   497                  7.1                   9.8
Deutschmark ...........                  190                   190                    --                   --                    --
Indian rupee ..........                   29                    29                    --                   --                    --
                          ------------------    ------------------    ------------------   ------------------    ------------------
                                       5,931                 4,633                 1,298                  8.1                  10.4
                          ------------------    ------------------    ------------------   ------------------    ------------------


The figures in the above table are stated after taking account of relevant interest rate swap contracts. The swaptions then provide a fixed cap on
(L)1,674 million of US Dollar debt, resulting in the fixed/floating ratio complying with Board policy.

The floating rate financial liabilities bear interest at variable rates, in some cases fixed in advance for periods up to one year. The floating rates are determined with reference to the following rates:

--------------------------------------------------------------------------------
| Currency         Rate                                                        |
| Sterling         LIBOR                                                       |
| US Dollar        LIBOR, FIBOR, Bond Market Association Index                 |
| Deutschmark      LIBOR, FIBOR                                                |
| Indian rupee     Banks' Prime Lending Rates                                  |
--------------------------------------------------------------------------------


In addition to the above, the Group's provisions include (L)525 million for contract provisions (see note 6(x)) which meet the definition of financial liabilities. These financial liabilities are considered to be floating rate liabilities as, in establishing the provisions, the cash flows have been discounted. The discount rate is re-appraised at each reporting date to ensure that it reflects current market assessments of the time value of money and the risks specific to the liability.

At 31 December 2000, the Group held (L)442 million of financial assets in the form of Sterling bank deposits, (L)128 million in the form of US Dollar deposits, and (L)39 million in other currencies. These deposits earn interest at floating rates, fixed in advance for periods up to three months, by reference to Sterling LIBID and the `iMoney Net Government Institutional Average' for the Sterling and US Dollar deposits respectively.


Fair value

The fair value of all these financial instruments, which reflects the estimated amounts Powergen would receive or pay to terminate the contracts at the year end based on market values, is shown below. The fair values therefore reflect current unrealised gains/(losses) on all open contracts.

                                                                31 December 2000
                                                                      Fair value
                                                                            (L)m
Foreign currency contracts................................                   (12)
Foreign currency swaps....................................                    13
Interest rate swaps.......................................                     3
                                                              ------------------


The estimated fair values of the Group's financial assets and liabilities are as follows:

                                                        31 December 2000
                                                 -------------------------------
                                                       Carrying             Fair
                                                         amount            value
                                         Note              (L)m             (L)m
Assets:
 Cash and short-term
  deposits..................                1               609              609
 Investments ...............                2                80               83
Liabilities:
 Short-term debt ...........                3            (2,303)          (2,303)
 Long-term debt ............                4            (3,628)          (3,580)
                                                  -------------    -------------


1. The fair value of short-term deposits approximates to carrying value due to the short maturity of instruments held.

2. The fair value of investments listed on a recognised stock exchange is estimated at quoted market price. Others are valued at cost.

3. The fair value of short-term debt approximates to the carrying value as the balance represents short-term loans and bank overdrafts.

4. The fair value of the long-term debt at the reporting date has been estimated at quoted market rates.

Short-term debtors and creditors are not included in these disclosures.

The movement in unrecognised gains and losses on instruments used for hedging is as follows:

                                                                                                                          Total net
                                                                                   Gains               Losses        (losses)/gains
                                                                                    (L)m                 (L)m                  (L)m
Unrecognised gains/(losses) on hedges at 2 January 2000...........                    10                  (78)                  (68)
(Gains)/Losses on hedges arising in previous periods that were
  recognised during the year......................................                    (6)                   8                     2
                                                                      ------------------   ------------------    ------------------
Gains/(Losses) on hedges arising before 2 January 2000 that were
  not recognised during the year..................................                     4                  (70)                  (66)
Gains/(Losses) on hedges arising during 2000 that were not
  recognised during the year......................................                    50                   20                    70
                                                                      ------------------   ------------------    ------------------
Unrecognised gains/(losses) on hedges at 31 December 2000.........                    54                  (50)                    4
                                                                      ------------------   ------------------    ------------------
Of which:
Gains/(Losses) expected to be recognised in 2001..................                     6                  (18)                  (12)
Gains/(Losses) expected to be recognised in 2002 or later.........                    48                  (32)                   16
                                                                      ------------------   ------------------    ------------------


The hedging of translation exposures associated with foreign currency net investments is however recognised in the balance sheet.


Contracts for differences

Given the variability of UK pool prices, Powergen's policy in the UK is to enter into Cfds which effectively fix the price of its expected output sold through the Pool. Powergen seeks to achieve a broad match between the cover provided by these contracts and its expected sales through the Pool, thereby removing the majority of exposure to movements in pool prices. Powergen's sales portfolio spans the entire electricity market and includes industrial, commercial and domestic customers.

Powergen has a variety of wholesale contract types of varying lengths (although generally of one year's duration), with a number of Regional Electricity Companies (RECs), under which Powergen believes the RECs hedge their purchases from the Pool to meet their customer electricity demand. These Cfd sales totalled 21 TWh for the year to 31 December 2000.

The majority of Powergen's Cfd contract cover for any particular year is secured between January and March. Consequently the cover in place at the balance sheet date, for the twelve months to December 2001 equates to around 78 per cent of the Group's expected electricity output. The gross value of net Cfd sales cover outstanding as at 31 December 2000 was (L)53 million.

Any estimate of the fair value of the Cfds outstanding at the balance sheet date must necessarily be based on assumptions of a number of complex factors, including the level of long-term UK power prices, availability, bidding behaviour of others within the marketplace and the appropriate market discount rates. Based on management's estimates of future electricity prices, modelled under various scenarios, the fair value of the Cfd portfolio at 31 December 2000 is (L)22 million favourable.

These Cfds involve a degree of credit risk, being the risk that the counterparty to the Cfd defaults on settlement. The Group controls credit risk arising from holding the Cfds through credit approvals, limits and monitoring procedures.


(ff)  Commitments and contingentliabilities

(i) At 31 December 2000, the Group had commitments of (L)108 million for capital expenditure, of which (L)5 million related to expenditure to be incurred after one year.

(ii) The Group is aware of claims in respect of current and former employees, including former employees of the Central Electricity Generating Board, and contractors in respect of industrial illness and injury and other potential claims which involve or may involve legal proceedings against the Group.

      The directors are of the opinion, having regard to legal advice received, the Group's insurance arrangements and provisions held, that it is unlikely that the matters referred to above will, in aggregate, have a material effect on the Group's financial position, results of operations or liquidity.

(iii) The Group has in place a portfolio of fuel contracts of varying volume, duration and price, reflecting market conditions at the time of commitment. These contracts are with UK, US and other international suppliers of coal and are backed by transport contracts for rail, road, canal and sea movements. At 31 December 2000 the Group's future commitments for the supply of coal under all its contractual arrangements totalled (L)798 million.

      The Group is also committed to purchase gas under various long-term gas supply contracts including the supply of gas to the Group's UK CCGT power stations. At 31 December 2000 the estimated minimum commitment for the supply of gas under all these contracts totalled (L)2,660 million.

(iv) In the normal course of business the Group gives certain other indemnities and guarantees which are not considered to be material in the context of these financial statements and on which no losses are anticipated to arise.

(v) The Group has operating lease commitments for generating and other assets. The future minimum annual lease payments under these agreements are analysed as follows:

                                                                              At
                                                                31 December 2000
                                                                            (L)m
    2001..................................................                    21
    2002..................................................                    21
    2003..................................................                    21
    2004..................................................                    21
    2005..................................................                    21
    In more than five years...............................                   373
                                                              ------------------
                                                                             478
                                                              ==================



(gg)  Related party transactions

As part of its international activities the Group has contracted on an arms length basis to provide power station construction management and operation and maintenance services to certain associated companies. Total revenues during the year ended 31 December 2000 amounted to

(L)12 million (year ended 2 January 2000 (L)13 million, nine months to 3 January 1999 (L)7 million). There were no outstanding balances at 31 December 2000.

Prior to, and following, the net acquisition of 50% of CPL on 29 September 2000, Powergen had a contract to purchase electricity output from CPL under a Cfd. The net difference payment for the nine months to September 2000 was
(L)11 million to CPL, and that for the year ended 31 December 2000 was (L)24 million (year ended 2 January 2000 (L)20 million). The balance outstanding at 31 December 2000 was a (L)5 million creditor.

LG&E's Independent Power Operations division provides management, operation and accounting services to certain associated companies. Total revenues earned from providing these services amounted to (L)1 million for the 21 days ending 31 December 2000. The balance outstanding at 31 December 2000 was a (L)2 million debtor.


(hh)   Post balance sheet events

On 21 February 2001, Powergen completed the sale of its East Midlands Electricity Metering business to Siemens Metering Limited. At 31 December 2000, the approximate net asset value of the business being sold was (L)25 million.

On 27 February 2001, Powergen completed the sale of its Australian assets to companies which will be managed and 80 per cent owned by CLP Power International, a subsidiary of CLP Holdings Limited. Powergen will take a twenty per cent equity stake in these companies.


SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY
ACCEPTED ACCOUNTING PRINCIPLES

Powergen's consolidated financial statements have been prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. These differences relate principally to the following items, and the effect of the adjustments to net income and equity shareholders' funds which would be required under US GAAP are set out in the tables below.

(a) Pension costs and other post-employment benefits Under UK GAAP, pension costs represent the expected cost of providing pension benefits to be charged to the profit and loss account so as to spread the cost over the expected average remaining service lives of employees. Under US GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period adjusted for any deficit or surplus arising at the time Statement of the United States Financial Accounting Standards Board (SFAS) 87 `Employers' Accounting for Pensions' was adopted. The charge is further adjusted to reflect the cost of benefit improvements and any surpluses/deficits which emerge as a result of the actuarial assumptions made not being borne out in practice. For US purposes, only those surpluses/deficits falling outside a 10 per cent. fluctuation `corridor' are being recognised.

(b) Severance costs Under UK GAAP, voluntary severance costs for employees leaving as part of Powergen's on-going restructuring programme are accrued and recognised in the consolidated profit and loss account once the Group is demonstrably committed to such a programme and implementation has commenced. Voluntary severance costs include severance payments, payments in lieu of notice and the costs of providing incremental pension benefits in respect of staff reductions. Under US GAAP, voluntary termination benefits are generally charged in the year in which the employees accept the terms under which they will leave Powergen's employment. In addition, where the number of employees leaving results in a significant reduction in the accrual of pension benefits for employees' future service (a `curtailment' under SFAS 88), the effects are reflected as part of the cost of such termination benefits.

(c) Capitalisation of interest Under UK GAAP, Powergen capitalises interest payable where borrowings are specifically financing the construction of a major capital project with a long period of development. US GAAP requires that finance costs, which could theoretically have been avoided during construction of major capital projects, be included in tangible fixed assets and depreciated over the lives of the related assets. The amount of interest capitalised is determined by reference to average interest rates on outstanding long-term borrowings.

(d) Start-up costs Under UK GAAP, start-up costs are expensed to the profit and loss account. Under US GAAP, prior to the effective date of US Statement of Position (SOP) 98-5 `Reporting on the Costs of Start-Up Activities', it was acceptable to capitalise certain start-up costs on power station and similar energy projects. SOP 98-5 is effective for financial years commencing on or after 1 January 1999.

(e) Software Under UK GAAP, capitalisation of the costs associated with internally developed software is not allowed. SOP 98-1 `Accounting for the Costs of Computer Software Developed or Obtained for Internal Use' requires capitalisation of the costs of internally developed software. These capitalised development costs are then depreciated over the useful life of the software.

(f) US regulatory assets and liabilities Under US GAAP, SFAS 71 `Accounting for the Effects of Certain Types of Regulation' sets out the appropriate accounting treatment for US utilities whose regulators have the power to approve or regulate charges to customers. As long as through the regulatory process, the utility is substantially assured of recovering its allowable costs from, or is obligated to refund amounts to, customers, any costs/revenues not yet recovered, or refunded, may be deferred as regulatory assets/liabilities. Due to the different regulatory environment, no equivalent policy applies in the UK.

      Under UK GAAP, Powergen's policy is to recognise regulatory assets/ liabilities established in accordance with SFAS 71 only where they comprise rights or other access to future economic benefits which have arisen as a result of past transactions or events which have created an obligation to transfer economic benefits to a third party. Measurement of the past transaction or event and therefore the amount of the regulatory asset/liability, is determined in accordance with UK GAAP.

(g) Overhaul Under UK GAAP, the costs associated with a major overhaul are capitalised as part of tangible fixed assets and amortised over the period to the next overhaul. Under US GAAP, the costs associated with major overhauls are generally recognised as these costs are incurred.

(h) Goodwill Under UK GAAP and US GAAP, goodwill is held as an intangible asset in the balance sheet and amortised over its useful life. Under UK GAAP, prior to the adoption of Financial Reporting Standard (FRS) 10 `Goodwill and Intangible Assets' from 30 March 1998, goodwill arising was written off on acquisition against reserves.

(i) Investments Under UK GAAP, investments in securities are accounted for at purchase cost with provision made for any impairment in value. Under US GAAP, SFAS 115 `Accounting for Certain Investments in Debt and Equity Securities' requires that certain investments in debt securities and equity securities are accounted for at fair value.

(j) Employee share option schemes Under US GAAP, a compensation cost is recognised for the amount by which the quoted market value of the share at the date of grant exceeds the option price for compensatory plans as defined in APB 25. The cost is accrued over the approximate periods in which employees provide service to Powergen in consideration of the grant of options. Under UK GAAP, SAYE employee share option schemes are specifically exempt from the requirement to recognise any such compensation cost. There is no compensation cost associated with other employee share option schemes.

(k) Ordinary dividends Under UK GAAP, ordinary dividends are provided for in the financial year in respect of which they are recommended by the Board of Directors for approval by shareholders. Under US GAAP, such dividends and tax are not provided for until the dividends are formally declared by the Board of Directors.

(l) Fixed asset impairment Under UK GAAP, where an impairment loss has been recognised, the loss is reversed if the recoverable amount of the asset increases. US GAAP does not allow the reinstatement of previous fixed asset impairments.

(m) Deferred income As described in note 6(d) to the financial statements, on 19 July 1999 Powergen completed the sale of Fiddler's Ferry and Ferrybridge C power stations to Edison Mission. As part of this transaction, Powergen is providing services under a major parts warranty in respect of each station, whereby, Powergen will have to pay certain amounts during each of the five years following the sale should the plant be unavailable during specified periods.

      Under UK GAAP, amounts received in advance in respect of the provision of services under warranty arrangements are taken to deferred income and recognised in operating income over the period to which the warranty cover relates. Costs associated with the provision of services under warranty arrangements are included within operating costs when incurred. Under US GAAP, the Group is required to reserve for a reasonable estimate of the anticipated warranty expense. Direct costs incurred by the Group under the warranty arrangements will be used to reduce the reserve. The reserve will be examined and adjusted each year with movements being reflected in the Group's profit and loss account.

(n) Decommissioning costs Under UK GAAP, a fixed asset and related provision is recognised in respect of the estimated total discounted cost of decommissioning generating assets. The resulting fixed asset is depreciated on a straight-line basis, and the discount on the provision is amortised over the useful life of the associated power stations. US GAAP requires that a charge is made annually against profits to accrue for the estimated cost of decommissioning major power plant.

(o) Deferred taxation UK GAAP requires provision for deferred taxation only when it is expected that a liability will become payable or an asset will crystallise in the foreseeable future and then at the known future rates of tax. US GAAP requires full provision for deferred taxes to be made using enacted future tax rates.

(p) Cash flow statement Under US GAAP, various items would be reclassified within the consolidated cash flow statement. In particular, interest received, interest paid (net of interest capitalised), interest on finance leases and taxation would form part of net cash flows from operating activities. Dividends paid would be included within net cash flows from financing. Net cash used in investing activities includes interest capitalised. Under US GAAP, all short-term debt (including commercial paper and bank overdrafts) would be included in financing activities.

(q) Earnings per share Earnings per share computed in accordance with US GAAP has been based upon the following number of shares:

                                                                        31 December 2000       2 January 2000        3 January 1999
    Weighted average shares in issue for UK and US GAAP basic
     earnings.....................................................           650,976,860          649,552,248           646,681,662
    Scrip dividends...............................................                    --                   --             1,474,315
    Share options.................................................             6,462,017            3,281,183             3,732,182
                                                                      ------------------   ------------------    ------------------
    Weighted average shares in issue for UK and US GAAP diluted
     earnings.....................................................           657,438,877          652,833,431           651,888,159
                                                                      ------------------   ------------------    ------------------

(r) Extraordinary items Under UK GAAP, income and expenses from non-recurring but significant transactions arising other than in the course of the Group's ordinary activities are recorded as exceptional items. Items classified as exceptional for purposes of UK GAAP generally do not meet the definition of `extraordinary' under US GAAP and would be classified as operating expenses under US GAAP. However, costs and expenses resulting from debt extinguishments and exchanges of debt instruments with substantially different terms are classified as extraordinary under US GAAP.

(s) Comprehensive income Under US GAAP, SFAS 130 `Reporting Comprehensive Income', requires disclosure of the components and total of comprehensive income for the period in which they are recognised in the financial statements. Comprehensive income is defined as the change in equity (net assets) of a business arising from transactions and other events and circumstances from non-owner sources. It includes all changes in shareholders' equity during the reporting period except those resulting from investments by owners and distributions to owners, including dividends. The disclosures required by SFAS 130 are substantially similar to those presented in the statement of total recognised gains and losses prepared under UK GAAP.

(t) US related costs The GAAP difference for US related costs reflects the variation in timing of recognition of agreed payments made to senior executives as part of the acquisition of LG&E.

Effect on net income of differences between UK GAAP and US GAAP:

                                                                              Year ended           Year ended     Nine months ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
Net income/(loss) under UK GAAP...................................                   429                  708                  (156)
US GAAP adjustments:
 Pension costs ...................................................                   101                   48                    49
 Severance costs .................................................                    (7)                  (3)                  (28)
 Capitalised interest, net of related depreciation ...............                    11                    7                     1
 US related costs ................................................                    13                   --                    --
 Goodwill amortisation ...........................................                    (5)                  (5)                   (3)
 Share option scheme* ............................................                    (2)                  (1)                   (1)
 Fixed asset impairment ..........................................                    --                   30                   (30)
 Deferred income .................................................                   (70)                 308                    --
 Decommissioning costs ...........................................                    (1)                  (2)                   --
 Taxation effects on the foregoing adjustments ...................                   (31)                 (36)                   (7)
 Deferred taxation ...............................................                    (8)                  71                    (9)
                                                                      ------------------   ------------------    ------------------
Net income/(loss) under US GAAP after extraordinary items.........                   430                1,125                  (184)
Less extraordinary items (net of taxation):
  Repayment of bonds (see note 6(d))..............................                    32                   --                    --
                                                                      ------------------   ------------------    ------------------
Net income/(loss) under US GAAP before extraordinary items........                   462                1,125                  (184)
                                                                      ==================   ==================    ==================


                                                                                   pence                pence                 pence
Basic earnings/(loss) per share under US GAAP after extraordinary
  items...........................................................                  66.1                173.2                 (28.5)
Less: extraordinary items.........................................                   4.9                   --                    --
                                                                      ------------------   ------------------    ------------------
Basic earnings/(loss) per share under US GAAP before
  extraordinary items.............................................                  71.0                173.2                 (28.5)
                                                                      ------------------   ------------------    ------------------
Diluted earnings/(loss) per share under US GAAP...................                  65.4                172.3                 (28.5)
                                                                      ------------------   ------------------    ------------------


*   the movement on this adjustment is posted to reserves

Effect on equity shareholders' funds of differences between UK GAAP and US GAAP:

                                                                31 December 2000
                                                                            (L)m
Equity shareholders' funds under UK GAAP..................                 2,086
US GAAP adjustments:
 Pension costs ...........................................                   252
 Severance costs .........................................                     1
 Capitalised interest, net of related depreciation .......                    93
 Start-up costs ..........................................                     3
 Software costs ..........................................                    19
 Regulatory assets and liabilities .......................                    27
 Overhaul costs ..........................................                   (20)
 US related costs ........................................                    13
 Goodwill ................................................                   364
 Investment* .............................................                     3
 Dividends ...............................................                   166
 Deferred income .........................................                   238
 Decommissioning costs ...................................                   (37)
 Taxation effects on the foregoing adjustments ...........                   (83)
 Deferred taxation .......................................                  (617)
                                                              ------------------
Equity shareholders' funds under US GAAP..................                 2,508
                                                              ==================


*   the movement on this adjustment is posted to reserves

Consolidated statement of cash flows

The table below summarises the consolidated cash flow statements as if presented in accordance with US GAAP, and includes the adjustment to reconcile cash and cash equivalents under US GAAP to cash under UK GAAP.

                                                                              Year ended           Year ended     Nine months ended
                                                                        31 December 2000       2 January 2000        3 January 1999
                                                                                    (L)m                 (L)m                  (L)m
Net cash provided by/(used in) operating activities...............                   630                 (150)                  204
Net cash (used in)/provided by investing activities...............                (2,134)                 901                  (795)
Net cash provided by/(used in) financing activities...............                 1,467                 (186)                  569
                                                                      ------------------   ------------------    ------------------
Net (decrease)/increase in cash and cash equivalents..............                   (37)                 565                   (22)
Cash and cash equivalents under US GAAP at the beginning of the
  period..........................................................                   639                   74                    96
                                                                      ------------------   ------------------    ------------------
Cash and cash equivalents under US GAAP at the end of the period..                   602                  639                    74
Non-cash equivalent components of net debt under UK GAAP at the
  end of the period...............................................                     7                    7                    19
Short-term debt at the end of the period..........................                (2,303)                 (98)                  (88)
Long-term debt at the end of the period...........................                (3,628)              (2,572)               (2,413)
                                                                      ------------------   ------------------    ------------------
Net debt under UK GAAP at the end of the period...................                (5,322)              (2,024)               (2,408)
                                                                      ------------------   ------------------    ------------------


There were no significant non-cash investing or financing activities during the year.


Cash and cash equivalents

US GAAP defines cash and cash equivalents as deposits with banks and financial institutions that are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

Section B: Unaudited Preliminary Results for Powergen

The text of Powergen's unaudited preliminary results statement for the twelve months to 31 December 2001, which was issued on 21 February 2002, is set out below.


"Powergen plc
Preliminary Unaudited Results for the 12 months ended 31 December 2001

o     Profits of (L)464 million1 and earnings of 62.8 pence2 per share

o     Fourth quarter dividend 9.2 pence per share (52.58 cents per ADR)

o E.ON acquisition to proceed via Scheme of Arrangement, on track to complete in Spring

Financial Performance                                                          12 months            12 months                     %
  (Unaudited)                                                                to Dec 2001          to Dec 2000                Change
Group turnover                                                                 (L)5,659m            (L)4,191m                 +35.0
Profit before tax, exceptional items and goodwill amortisation                   (L)464m              (L)517m                 -10.3
Earnings per share, before exceptional items, goodwill
  amortisation and effect of FRS 19                                                62.8p                66.7p                  -5.8
Full year dividend per share                                                       36.8p                36.2p                  +1.7
Q4 dividend per share                                                               9.2p



Chairman's Statement:

"Powergen's overall operating performance was in line with market expectations. In the UK, plant disposals, coupled with continuing lower wholesale electricity prices and higher gas prices, have adversely affected profitability. Our integrated trading strategy has performed well under the New Electricity Trading Arrangements (NETA) and continues to deliver value from our flexible generation assets and quality customer portfolio. In the US regulated businesses, profits were broadly flat year on year due to unseasonably mild weather experienced in the fourth quarter. The unregulated businesses in the US were adversely affected by lower electricity prices and volumes, combined with higher fuel costs. Following our value delivery programme in Kentucky all of the staff who volunteered for redundancy have now left the company, resulting in a net reduction of around 1,000 employees. In December the Kentucky Public Services Commission (KPSC) approved the recovery of the costs associated with this value delivery programme over a period to March 2006.

"Group turnover for the 12 months to December 2001 was (L)5,659 million, up 35.0% on last year, largely due to 12 months contribution from LG&E. Operating profits before exceptional items and goodwill amortisation totalled (L)886 million against (L)728 million in 2000. Interest was (L)422 million, (L)211 million higher than last year following the acquisition of LG&E. This interest figure was split (L)359 million within the group and (L)63 million in associates. Group interest for 2001 was made up of (L)103 million of acquisition debt financing, together with (L)94 million of interest costs in respect of the US operations, and (L)162 million in respect of the UK and International businesses. The resulting profit before tax, exceptional items and goodwill amortisation was (L)464 million compared with (L)517 million the previous year (down 10.3%). Earnings per share before exceptional items, goodwill amortisation and the effects of FRS 19 were 62.8 pence, compared to
66.7 pence last year.


---------------

1   Before tax, exceptional items and goodwill amortisation

2 Before exceptional items, goodwill amortisation and effect of Financial Reporting Standard (FRS) 19 `deferred tax' adopted on 1 January 2001

"The Board has declared a fourth quarter dividend for 2001 of 9.2 pence per share (52.58 cents per ADR). This dividend will be paid on 28 March to shareholders on the register at the close of business on 8 March.

"Exceptional charges totalled (L)270 million compared with an exceptional gain of (L)26 million for the previous year. Exceptional costs include restructuring costs in the US and the UK, write downs on the disposal of international assets, the impairment of CHP assets in the UK and WKE in the US and deal costs relating to the E.ON pre-conditional offer. These costs were offset by net exceptional profits from the sale of assets. Goodwill amortisation was (L)151 million, (L)68 million for the UK business and (L)83 million for LG&E.

"Net debt fell during the year from (L)5.32 billion to (L)5.16 billion. This was the result of a (L)745 million reduction from asset disposals offset by capital expenditure of (L)599 million, (L)191 million in the UK business,
(L)366 million in the US and (L)42 million in International. Gearing, defined as debt as a proportion of total capital, was 71.8%, compared with 71.1% for the previous year.

"Powergen yesterday completed the sale of its 88% share in Gujarat Powergen Energy Corporation Limited (GPEC) to a joint venture 80% owned by CLP Power International. The disposal programme announced at the time of the LG&E acquisition is now substantially complete. This programme included the sale of assets in the UK, India, Australia, Germany, Portugal and Hungary and has realised total proceeds of (L)1.3 billion (including the reduction in consolidated debt). Since the year end, Powergen has also sold its Tiger Creek and Monroe generating assets in Georgia, USA on 15 February. As announced recently, the board has decided not to pursue the sale of its CHP assets.

"While it is early to comment on the prospects for 2002, the Company will continue to respond to the effects of lower electricity prices and higher fuel costs on both sides of the Atlantic. The regulated businesses in both the UK and the US are expected to continue to perform satisfactorily.

"On 9 April 2001 E.ON AG announced a recommended pre-conditional cash offer for Powergen plc of 765 pence per ordinary share. When complete, Powergen will become part of the world's largest publicly owned electricity and gas utility and will be far better positioned to achieve our shared ambitions in the US and UK. Seven US and European regulatory approvals have now been received with the final US approvals from the Securities and Exchange Commission (SEC) expected in the Spring. Powergen has agreed with E.ON that the proposed acquisition of Powergen plc will be implemented by way of a Scheme of Arrangement. The proposed acquisition will be completed when all its conditions have been satisfied or, if permitted, waived."

                              REVIEW OF OPERATIONS


THE UK BUSINESS

The operating performance of the UK business was satisfactory in all areas against the backdrop of lower electricity prices. Powergen had good plant availability, successfully transferred to new trading systems for the New Electricity Trading Arrangements (NETA) introduced in March 2001 and had profitable growth from its retail business. Despite this, pre-exceptional operating profit at (L)439 million, was (L)207 million lower than the previous year due to lower generation volumes following the plant disposals, lower wholesale electricity prices and lower Eastern lease income.


Energy Trading

During the year, operating profit for Electricity and Gas - Wholesale and Trading was (L)136 million, down 53% from last year. This was primarily due to the adverse volume impact from plant disposals of (L)91 million and lower prices of (L)69 million, offset by value delivered from NETA market opportunities.

Nine months after the introduction of NETA, Powergen continued to trade successfully and deliver value from the new markets. Powergen is satisfactorily hedged through 2002 for both gas and electricity. The combination of flexible and diverse plant and Powergen's active presence in traded energy markets has enabled successful fuel arbitrage. Also, in recognising the critical importance of control and governance, Powergen Trading Limited became one of the first companies to be authorised under the new Energy Markets Participant's regime of the new Financial Services and Markets Act.


Generation

Powergen generated 29.0 TWh during the year, down 14.2 TWh (33%) from last year following the sale of Cottam and Rye House power stations. Overall plant availability was 90% for the year. As a result of continuing high gas prices, Powergen announced in October its intention to bring a 485 MW coal generating unit at Kingsnorth into production and to close a 450 MW gas-fired unit at Killingholme.

Operating profit for the CHP businesses was (L)32 million and was in line with expectations, reflecting the contribution from new operational plant. Following the decision to retain the CHP business on 22 January, it will now be integrated into the Generation business. There are no current plans to initiate any new CHP development projects but those under construction will be completed. The Renewables business generated some 178 GWh from its wind energy farms, saving some 78,320 tonnes of CO2 emissions during 2001. The wind farm capacity grew to 93 MW following completion of a 15 MW wind farm at Deucheran Hill in December 2001, with a further 39 MW under construction. Powergen is targeting a 10 fold increase in output from renewable sources by 2010.


Retail

The Retail business continued to deliver profitable growth and operating profits increased 17% to (L)49 million. Customer account numbers during the year increased by 14% to 3.5 million accounts at the year-end.

Customer accounts in the Residential sector increased 13% to 3.1 million reflecting a product penetration improvement from 1.19 to 1.36 products per electricity customer over the year. Powergen's "OneBill" convergent billing has helped improve cross selling whilst maintaining excellent customer service.

In the higher margin Small Medium Enterprise (SME) sector, accounts for the year grew 24% to 0.39 million. In the last two years, Powergen's activity in this area has almost doubled in size.

The Corporate sector annualised sales were 13 TWh electricity and 23.4 TWh gas. As announced in the first quarter, the business has been scaled back following the sale of generation capacity and is now focused on the lower volume, higher margin part of the business.

Powergen continues to focus on increasing the profitability of the Retail business pushing towards best in class cost to serve and improving its brand position to increase customer loyalty. Recent complaint statistics from Energywatch and Oftel showed Powergen's performance was among the best of the major energy suppliers. During the Autumn, Powergen built on its existing high brand awareness with the renewal of its TV weather sponsorship and new sponsorship of English cup rugby.


Distribution

Operating profit for the year was (L)118 million and full year revenue and capital cash cost savings exceeded the target of (L)55 million compared to 1998. The business continues to perform to expectations and is on track to achieve its goal of (L)75 million cash cost savings by the end of 2002. Powergen continues to explore a number of options to exploit its asset management skills by combining Distribution with another similar business.


THE US BUSINESS - LG&E ENERGY

LG&E's operating profit for 2001 was (L)355 million before exceptional costs, which related predominantly to the programme of business re-organisation and restructuring. Profit comprised (L)296 million from the regulated business and
(L)59 million from the unregulated business.

The results benefited from earnings related to the Gregory IPP project, the gas rate increase approved by the KPSC in autumn 2000, and lower depreciation rates at the utilities, offset by rate reductions from Argentinean operations and a one-time settlement gain from the ROVA IPP project in 2000.

The value delivery programme continues to progress in line with expectations with the aim of achieving best in class operational performance throughout the utilities' operations. All the volunteers for redundancy have now left. Overall, there will be a net reduction of around 1,000 employees.


Generation

There was a solid performance from the regulated utilities with plant generating 33.8 TWh during 2001, 2.1% below the previous year. During the year, LG&E completed 291 MW of new regulated peaking capacity plant needed to maintain LG&E's utilities businesses at an overall 12% reserve margin.


Energy Marketing

LG&E trades surplus power from both regulated and unregulated operations into regional short term and spot power markets. Driven by lower pricing, the contribution from off-system sales was down 2.9% over last year.


Retail

There has been a 2.3% increase in customer accounts due to normal customer growth in the retail sector. Electricity sales volumes for retail customers were 1.0% lower, primarily due to mild weather experienced in the fourth quarter.

Transmission

LG&E is one of 23 members of the Midwest Independent Systems Operators (MISO). On 15 December 2001 the MISO became operational for security co-ordination purposes. On 1 February 2002 the MISO began functional operation with full operations expected by June 2002. The MISO plans to merge with the Southwest Powerpool Inc (SPP) during the first quarter of 2002 and on the 21 January MISO signed a letter of intent with the Pennsylvania Jersey Maryland Regional Transmission Organisation to administer a single wholesale power market across these regions.


Regulatory Update

During the fourth quarter, LG&E reached a settlement with the KPSC related to several pending cases including the recovery of costs associated with the company's value delivery programme. Savings from this process, after implementation costs, will be shared 40% to customers and 60% to the company above the allowed return.


Unregulated Businesses

Operating profits for the year in the unregulated businesses were (L)59 million.

WKE suffered from high coal prices during the year and a reduced contribution from off-system sales due to lower electricity prices. It is likely that results for 2002 will be affected by similar conditions.

In Argentina, LG&E's gas distribution business had a strong operational performance in 2001. However, the economic crisis in the later part of 2001 and the early weeks of 2002 caused the Argentinean government to renounce US dollar related obligations, including utility tariffs. These events are likely to lead to a devaluation loss during 2002. This could further lead to a write down of some or all of Powergen's investment in Argentina which, at 31 December 2001, amounted to (L)164 million. In addition, current economic conditions are likely to reduce substantially the profit contribution of the Argentinean business in 2002.

On 6 November 2001, LG&E reached an agreement to sell its Monroe and Tiger Creek facilities in Georgia to Progress Ventures, Inc. Under the terms of the agreement, LG&E will also manage the completion of the Tiger Creek plant, which is expected to be operational by June 2003. This sale was completed on 15 February, 2002. Separately, LG&E has agreed to purchase power from Progress Ventures to service obligations under the Oglethorpe contract.


INTERNATIONAL

International operating profit for the year was (L)111 million compared to
(L)121 million last year. Figures for 2001 reflect a full year's contribution from GPEC in India and Paiton in Indonesia, but only six months contribution from assets in Europe prior to disposal. The reduction of Powergen's interest in the GPEC plant in India was completed on 20 February 2002.

Statements made in this document that state the Company's or management's intentions or expectations are forward looking statements. By their nature, forward looking statements involve uncertainty. The Company's actual results could differ materially from those projected in the forward looking statements, and there can be no assurance that estimates of future results will be achieved. You should read the discussion of forward looking statements in the Company's Annual Report Form 20F for more information on factors that could cause actual results to differ.

Consolidated Profit and Loss Account

for the three months ended 31 December 2001 (unaudited)

                                           Three months ended 31 December 2001              Three months ended 31 December 2000
                                      ----------------------------------------------    -------------------------------------------
                                              Before     Exceptional                         Before     Exceptional
                                         exceptional           items                    exceptional           items
                                               items        (note 3)           Total          items        (note 3)           Total
                                                (L)m            (L)m            (L)m           (L)m            (L)m            (L)m
Turnover............................           1,553              --           1,553          1,372              --           1,372
Group's share of associates' and
  joint ventures' turnover..........            (124)             --            (124)           (95)             --             (95)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Group turnover - continuing
  activities........................           1,429              --           1,429          1,277              --           1,277
Operating costs.....................          (1,376)           (114)         (1,490)        (1,213)            (97)         (1,310)
Other operating income..............              68              --              68             80              --              80
                                        ------------    ------------    ------------   ------------    ------------    ------------
Group operating profit/(loss) -
  continuing activities.............             121            (114)              7            144             (97)             47
                                        ------------    ------------    ------------   ------------    ------------    ------------
Group's share of associates' and
  joint ventures' operating profit..              20              --              20             25              --              25
Profits less losses on disposal of
  fixed assets and investments......              --              --              --             --             337             337
Profits less losses on disposal of
  businesses (including provisions).              --             (65)            (65)            --            (133)           (133)
Net interest payable
- Group.............................             (85)             --             (85)           (49)            (48)            (97)
- Associates and joint ventures.....             (12)             --             (12)           (23)             --             (23)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Profit/(Loss) on ordinary
  activities before taxation........              44            (179)           (135)            97              59             156
Tax on profit/(loss) on ordinary
  activities........................             (11)             22              11            (19)             33              14
                                        ------------    ------------    ------------   ------------    ------------    ------------
Profit/(Loss) on ordinary
  activities after taxation.........              33            (157)           (124)            78              92             170
Minority interest...................              (3)              6               3             (2)             --              (2)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Profit/(Loss) attributable to
  shareholders......................              30            (151)           (121)            76              92             168
Dividends...........................                                             (60)                                          (166)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Retained (loss)/profit for the
  period............................                                            (181)                                             2
                                                                        ============                                   ============
(Loss)/Earnings per ordinary share..                                         (18.5)p                                          25.8p
------------------------------------------------------------------------------------------------------------------------------------
| Earnings per ordinary share                                                                                                      |
|   (excluding goodwill amortisation,                                                                                              |
|   exceptional items and effect of                                                                                                |
|   FRS 19)...........................                                         12.1p                                         16.3p |
| Effect of FRS 19 (note 6)...........                                        (0.6)p                                        (1.3)p |
------------------------------------------------------------------------------------------------------------------------------------
Earnings per ordinary share
  (excluding goodwill amortisation
  and exceptional items)............                                           11.5p                                          15.0p
Diluted (loss)/earnings per
  ordinary share....................                                         (18.5)p                                          25.5p
Dividends per ordinary share........                                            9.2p                                          25.4p

Consolidated Profit and Loss Account

for the year ended 31 December 2001 (unaudited)

                                               Year ended 31 December 2001                      Year ended 31 December 2000
                                      ----------------------------------------------    -------------------------------------------
                                              Before     Exceptional                         Before     Exceptional
                                         exceptional           items                    exceptional           items
                                               items        (note 3)           Total          items        (note 3)           Total
                                                (L)m            (L)m            (L)m           (L)m            (L)m            (L)m
Turnover............................           6,343              --           6,343          4,485              --           4,485
Group's share of associates'
  and joint ventures' turnover......            (684)             --            (684)          (294)             --            (294)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Group turnover - continuing
  activities........................           5,659              --           5,659          4,191              --           4,191
Operating costs.....................          (5,163)           (315)         (5,478)        (3,793)            (97)         (3,890)
Other operating income..............             138              --             138            182              --             182
                                        ------------    ------------    ------------   ------------    ------------    ------------
Group operating profit/(loss) -
  continuing activities.............             634            (315)            319            580             (97)            483
                                        ------------    ------------    ------------   ------------    ------------    ------------
Group's share of associates' and
  joint ventures' operating profit..             101              --             101             73              --              73
Profits less losses on disposal of
  fixed assets and investments......              --              79              79             --             337             337
Profits less losses on disposal of
  businesses (including provisions).              --             (34)            (34)            --            (133)           (133)
Net interest payable
- Group.............................            (359)             --            (359)          (151)            (81)           (232)
- Associates and joint ventures.....             (63)             --             (63)           (60)             --             (60)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Profit/(Loss) on ordinary
  activities before taxation........             313            (270)             43            442              26             468
Tax on profit/(loss) on ordinary
  activities........................             (58)             76              18           (107)             43             (64)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Profit/(Loss) on ordinary
  activities after taxation.........             255            (194)             61            335              69             404
Minority interest...................             (17)              6             (11)           (12)             --             (12)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Profit/(Loss) attributable to
  shareholders......................             238            (188)             50            323              69             392
Dividends...........................                                            (240)                                          (236)
                                        ------------    ------------    ------------   ------------    ------------    ------------
Retained (loss)/profit for the year.                                            (190)                                           156
                                                                        ============                                   ============
Earnings per ordinary share.........                                            7.7p                                          60.2p
------------------------------------------------------------------------------------------------------------------------------------
| Earnings per ordinary share                                                                                                      |
|   (excluding goodwill                                                                                                            |
|   amortisation, exceptional                                                                                                      |
|   items and effect of FRS 19).......                                         62.8p                                         66.7p |
| Effect of FRS 19 (note 6)...........                                        (3.2)p                                        (5.6)p |
------------------------------------------------------------------------------------------------------------------------------------
Earnings per ordinary share
  (excluding goodwill amortisation
  and exceptional items)............                                           59.6p                                          61.1p
Diluted earnings per ordinary share.                                            7.6p                                          59.6p
Dividends per ordinary share........                                           36.8p                                          36.2p

Statement of Total Recognised Gains and Losses

(unaudited)

                                                                 Year ended                            Three months ended
                                                   --------------------------------------    --------------------------------------
                                                     31 December 2001    31 December 2000     31 December 2001     31 December 2000
                                                                 (L)m                (L)m                 (L)m                 (L)m
Profit/(Loss) attributable to shareholders .....                   50                 392                 (121)                 168
Currency translation differences on foreign
  currency net investments......................                   23                 (32)                   1                  (37)
                                                    -----------------   -----------------    -----------------    -----------------
Total recognised gains/(losses) for the period .                   73                 360                 (120)                 131
                                                                        =================    =================    =================
Prior year adjustment for the implementation of
  FRS 19 (note 1)...............................                 (121)
                                                    -----------------
Total losses recognised since last annual
  report........................................                  (48)
                                                    =================

Consolidated Balance Sheet

as at 31 December 2001 (unaudited)

                                          31 December 2001      31 December 2000
                                                      (L)m                  (L)m
Fixed assets
Goodwill ............................                2,641                 2,687
Tangible fixed assets ...............                5,625                 5,964
Investments .........................                  402                   600
                                        ------------------    ------------------
                                                     8,668                 9,251
                                        ------------------    ------------------
Current assets
Stocks ..............................                  273                   258
Debtors: amounts falling due after
  more than one year.................                  118                   125
                                                  ----------          ----------
Debtors: amounts falling due within               |        |          |        |
  one year...........................             |  1,021 |          |  1,061 |
Less: securitisation of trade                     |        |          |        |
  debtors............................             |   (227)|          |   (152)|
                                                  ----------          ----------
Net debtors falling due within one
  year...............................                  794                   909
Cash and short-term deposits ........                  117                   609
                                        ------------------    ------------------
                                                     1,302                 1,901
Creditors: amounts falling due
  within one year
Loans and overdrafts ................               (1,541)               (2,303)
Trade and other creditors ...........               (1,423)               (1,574)
                                        ------------------    ------------------
Net current liabilities .............               (1,662)               (1,976)
                                        ------------------    ------------------
Total assets less current
  liabilities........................                7,006                 7,275
Creditors: amounts falling due after
  more than one year
Long-term loans .....................               (3,737)               (3,628)
Other creditors .....................                 (423)                 (477)
Provisions for liabilities and
  charges............................                 (568)                 (731)
Deferred tax ........................                 (254)                 (274)
                                        ------------------    ------------------
Net assets ..........................                2,024                 2,165
                                        ==================    ==================
Capital and reserves
Called-up share capital .............                  327                   326
Share premium account ...............                   21                     9
Other reserves ......................                  656                   656
Revaluation reserve .................                   22                    23
Profit and loss account .............                  800                   951
                                        ------------------    ------------------
Shareholders' funds (including non-
  equity shareholders' funds)........                1,826                 1,965
Minority interests (including non-
  equity)............................                  198                   200
                                        ------------------    ------------------
                                                     2,024                 2,165
                                        ==================    ==================

Consolidated Cash Flow Statement

(unaudited)

                                                                                Year ended                  Three months ended
                                                                       ----------------------------    ----------------------------
                                                                         31 December    31 December     31 December     31 December
                                                                                2001           2000            2001            2000
                                                                                (L)m           (L)m            (L)m            (L)m
                                                                        ------------   ------------    ------------    ------------
Cash flow from operating activities ................................             746            847             177             291
                                                                        ------------   ------------    ------------    ------------
Dividends from associates and joint ventures .......................              30              2              26               1
                                                                        ------------   ------------    ------------    ------------
Returns on investments and servicing of finance
Interest received ..................................................              26             59               8               4
Exceptional interest paid ..........................................              --           (107)             --             (75)
Interest paid ......................................................            (366)          (188)            (70)            (35)
Non-equity dividends paid to preference shareholders ...............              (5)            --              (2)             --
Dividends paid to minority shareholders ............................             (12)            --             (12)             --
                                                                        ------------   ------------    ------------    ------------
                                                                                (357)          (236)            (76)           (106)
                                                                        ------------   ------------    ------------    ------------
Taxation ...........................................................               5             10              (6)            (10)
                                                                        ------------   ------------    ------------    ------------
Capital expenditure and financial investment
Purchase of tangible fixed assets ..................................            (535)          (286)           (138)           (100)
Purchase of fixed asset investments ................................             (37)           (32)             --              (4)
(New)/Repayment of loans to associates and joint ventures ..........             (18)            12              (3)             (2)
Sale of fixed asset investments ....................................              30             55              20              44
Sale of tangible fixed assets ......................................              19             39              --               9
Net receipts from disposals ........................................             252            398              (3)            398
                                                                        ------------   ------------    ------------    ------------
                                                                                (289)           186            (124)            345
                                                                        ------------   ------------    ------------    ------------
Acquisitions and disposals
Purchase of subsidiary undertakings ................................              --         (2,253)             --          (2,253)
Net cash acquired with subsidiary undertakings .....................              --             13              --              13
Purchase of associates and joint ventures ..........................              (9)           (39)             --              --
Purchase of increased stake in subsidiary undertaking ..............              --            (34)             --             (34)
Receipt from sale of subsidiary undertaking ........................              78             --              (2)             --
Net cash disposed with subsidiary undertaking ......................             (31)            --              --              --
Disposal of associates and joint ventures ..........................             264             --             (10)             --
Receipt of option fee for Indonesian assets ........................              14             --              --              --
                                                                        ------------   ------------    ------------    ------------
                                                                                 316         (2,313)            (12)         (2,274)
                                                                        ------------   ------------    ------------    ------------
Equity dividends paid ..............................................            (346)          (227)            (60)            (71)
                                                                        ------------   ------------    ------------    ------------
Net cash inflow/(outflow) before use of liquid resources ...........             105         (1,731)            (75)         (1,824)
                                                                        ------------   ------------    ------------    ------------
Management of liquid resources
Cash withdrawn from/(paid for) short-term deposits .................             461            146              16            (136)
                                                                        ------------   ------------    ------------    ------------
Financing
Issue of ordinary share capital ....................................              13              6               2              --
Debt due within one year:
 Movement in US Dollar term facility ...............................          (1,169)         1,173             (79)          1,173
 Movement in Sterling term facility ................................            (535)           535             (25)            535
 Issue/(Redemption) of commercial paper ............................             785             34             (36)             34
 Repayment of medium-term US Dollar notes 2001 .....................            (105)            --              --              --
 Other movement in short-term loans ................................              15           (345)             14            (290)
Debt due beyond one year:
 Redemption of bonds ...............................................              --           (427)             --            (427)
 Movement in US Dollar term facility ...............................            (603)         1,038            (603)          1,038
 Issue of Global US Dollar 4.5% bond ...............................             809             --             809              --
 Movement in Sterling term facility ................................              --           (300)             --              --
 Increase in capital elements of finance leases ....................              98             --              10              --
 Termination of cross-currency swaps ...............................              55             --              --              --
 Movement in Sterling equivalent long-term loans ...................              20             14             (11)             14
                                                                        ------------   ------------    ------------    ------------
                                                                                (617)         1,728              81           2,077
                                                                        ------------   ------------    ------------    ------------
(Decrease)/Increase in cash in the period ..........................             (51)           143              22             117
                                                                        ============   ============    ============    ============

1   Basis of preparation

The financial information is unaudited and does not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985. The accounts for the year ended 31 December 2001, on which the auditors will report, will be laid before the members at the forthcoming Annual General Meeting. The financial information shown for the year ended 31 December 2000 has been extracted from the full statutory accounts for that year filed with the Registrar of Companies, as restated for the adoption of Financial Reporting Standard 19 (see below). The report of the auditors on those accounts was unqualified and did not contain a statement under either Section 237(2) or Section 237(3) of the Companies Act. The information shown in respect of the three months ended 31 December 2001 and 31 December 2000 is unaudited.

Financial Reporting Standard 19 (FRS 19) `Deferred tax' has been adopted with effect from 1 January 2001. This standard requires full provision to be made for timing differences between the recognition of amounts under accounting standards and tax legislation. Powergen has chosen to discount the full provision required, as permitted by the standard. Previously, deferred tax was provided in respect of timing differences only to the extent that it was probable that a liability would crystallise in the foreseeable future. As a result of the adoption of this standard, prior year figures have been restated in the profit and loss account, balance sheet and notes to the accounts.

The impact on Powergen's previously reported results and opening net assets is as follows:

                                        Three months ended            Year ended
                                          31 December 2000      31 December 2000
                                                      (L)m                  (L)m
Retained profits as previously
  reported...........................                   11                   193
Effect of implementation of FRS 19 ..                   (9)                  (37)
                                        ------------------    ------------------
Retained profits as restated ........                    2                   156
                                        ==================    ==================


                                                                              At
                                                                31 December 2000
                                                                            (L)m
Net assets as previously reported.........................                 2,286
Effect of implementation of FRS 19........................                  (121)
                                                              ------------------
Net assets as restated....................................                 2,165
                                                              ==================


As a result of this change in accounting policy, retained profits for the three months ended 31 December 2001 have been increased by (L)16 million and for the year ended 31 December 2001 have been increased by (L)15 million.

The relevant exchange rates applied in the preparation of these accounts were US$1.4554/(L) (closing rate at 31 December 2001) US$1.4403/(L) (average rate for the year ended 31 December 2001) US$1.4420/(L) (average rate for the three-month period to 31 December 2001) and US$1.4938/(L) (closing rate at 31 December 2000).

2   Turnover

Turnover is analysed as follows:

                                                               Year ended                             Three months ended
                                                 ---------------------------------------    ---------------------------------------
                                                  31 December 2001      31 December 2000     31 December 2001      31 December 2000
                                                              (L)m                  (L)m                 (L)m                  (L)m
UK Operations
Electricity and gas - wholesale and trading.                 1,839                 1,893                  476                   547
Electricity - distribution..................                   288                   307                   70                    75
Electricity and gas - retail................                 1,738                 1,726                  482                   491
Cogeneration................................                   130                   115                   34                    35
Internal charges from distribution to retail                  (146)                 (191)                 (27)                  (47)
                                                ------------------    ------------------   ------------------    ------------------
                                                             3,849                 3,850                1,035                 1,101
US Operations
Regulated...................................                 1,247                    95                  292                    95
Non-regulated...............................                   397                    21                   79                    21
                                                ------------------    ------------------   ------------------    ------------------
                                                             1,644                   116                  371                   116
International Operations....................                   166                   225                   23                    60
                                                ------------------    ------------------   ------------------    ------------------
                                                             5,659                 4,191                1,429                 1,277
                                                ==================    ------------------   ==================    ------------------



3   Exceptional items

Exceptional items comprise:

                                                               Year ended                             Three months ended
                                                 ---------------------------------------    ---------------------------------------
                                                  31 December 2001      31 December 2000     31 December 2001      31 December 2000
                                                              (L)m                  (L)m                 (L)m                  (L)m
Charged against operating profit............                  (315)                  (97)                (114)                  (97)
Charged against interest costs..............                    --                   (81)                  --                   (48)
Profits less losses on disposal of fixed
  assets and investments....................                    79                   337                   --                   337
Profits less losses on disposal of
  businesses (including provisions).........                   (34)                 (133)                 (65)                 (133)
                                                ------------------    ------------------   ------------------    ------------------
                                                              (270)                   26                 (179)                   59
                                                ==================    ------------------   ==================    ------------------



Charged against operating profit

US Operations and UK Operations

The Group has undertaken a detailed review of its US Operations and established a business reorganisation and restructuring programme. (L)162 million has been charged in these accounts in respect of that programme, which primarily comprises committed severance and related payments to approximately 1,200 employees. A tax credit, which has been revised in the quarter ended 31 December 2001 following the implementation of FRS 19, of (L)65 million arises in respect of this programme. In addition, during the fourth quarter of 2001, a business transformation and restructuring programme has been established within UK Operations. (L)22 million has been charged in these accounts in respect of that programme, which primarily comprises committed severance and related payments to approximately 240 employees. A tax credit of
(L)6 million arises in respect of this programme.

In the year ended 31 December 2000, an impairment provision of (L)79 million was made in respect of the Group's UK CHP plant portfolio in the light of changes in wholesale electricity and gas prices. The cash flows used in this impairment review were discounted at Powergen's cost of capital for CHP Operations. A tax credit, which has now been restated following the implementation of FRS 19, of (L)17 million arose on this item. In the year ended 31 December 2001, a further review of the Group's UK CHP plant portfolio was made, on the same basis as the review in the previous year. A further impairment provision of (L)80 million has consequently been recorded in these accounts. A tax credit of (L)16 million arises in respect of this item.

An impairment provision of (L)20 million has been recognised in these accounts in respect of the unregulated Western Kentucky Energy business within US Operations, in the light of changes in wholesale electricity and coal prices. The cashflows used in this impairment review were discounted at Powergen's cost of capital for US unregulated businesses. A tax credit of (L)6 million arises in respect of this item.


Corporate

On 9 April 2001, E.ON announced a pre-conditional cash offer for the whole of the share capital of Powergen plc. Powergen expects this acquisition of its shares to go ahead, and on that basis has provided for the anticipated total cost of advisors' and other fees associated with the successful completion of the transaction, of (L)31 million, in these accounts; (L)4 million of costs were charged in the quarter ended 31 December 2001. No tax credit arises on these costs.

As a consequence of the acquisition of LG&E Energy Corp. ("LG&E") on 11 December 2000, the Group incurred costs totalling (L)18 million reflecting agreed payments to certain senior executives of LG&E which were charged in the accounts for the year ended 31 December 2000. A tax credit of (L)5 million arose on these costs.


Charged against interest costs

UK Operations

On 28 December 2000, Powergen repaid three Sterling Eurobonds issued by East Midlands Electricity Distribution plc (formerly East Midlands Electricity plc). The repayment of these bonds facilitated the financial separation of its distribution and supply business, which took place subsequently on 1 October 2001. The consideration paid to bond holders and the unwinding of hedging costs totalled (L)493 million. At 28 December 2000 the carrying value of these bonds was (L)427 million, giving a premium payable to buy out the bonds of
(L)66 million. A tax credit, which has now been restated following the implementation of FRS 19, of (L)25 million arose on these costs.


Corporate

During the year ended 31 December 2000, Powergen incurred arrangement and commitment fees of (L)28 million in respect of the $4,000 million term and revolving credit facility put in place to finance the acquisition of LG&E (of which (L)8 million was incurred in the three months ended 31 December 2000). Powergen also entered into an interest rate swaption arrangement to cap the interest rate payable under this facility at a cost of (L)13 million. As part of the financing arrangements for the acquisition, in early December 2000, the Group entered into certain US dollar denominated loan arrangements, which, on the acquisition date, crystallised foreign exchange gains totalling (L)26 million. These items, with a net total cost of
(L)15 million, were included within exceptional US financing costs in the accounts for the year ended 31 December 2000. A net tax credit of (L)4 million arose on these costs.


Profits less losses on disposal of fixed assets and investments

UK Operations

On 8 March 2001, Powergen's UK Operations completed the sale of Rye House power station and transfer of its associated gas contract to Scottish Power UK plc, for (L)217 million in cash. Net assets disposed of, together with disposal and other related costs, totalled (L)178 million giving rise to an exceptional profit of (L)39 million. A tax charge, which has been revised in the quarter ended 31 December 2001 following the implementation of FRS 19, of
(L)7 million arises on this disposal.

On 31 December 2000, Powergen completed the sale of Cottam power station to Societe C2, a subsidiary company of London Electricity Group plc, for (L)398 million in cash. At the same time, Powergen entered into arrangements to supply coal to the station for a 27 month period on terms consistent with Powergen's overall coal commitments. Net assets disposed of, together with disposal costs, totalled (L)61 million, giving rise to an exceptional profit on disposal of (L)337 million. A (L)12 million tax charge, which has now been restated following the implementation of FRS 19, arose on this disposal.


US Operations

In November 2000, LG&E entered into an option transaction with Dominion Virginia Power (Dominion) to sell its 50 per cent stake in three 63MW coal-fired cogeneration power projects in Virginia. During March 2001 Dominion exercised its call option on this plant, and on 23 March 2001 the sale was completed for proceeds of (L)26 million in cash. Net assets disposed of, together with disposal costs totalled (L)26 million, giving rise to a (L)nil profit on disposal. No tax charge arises on this transaction. LG&E Power Services Inc., a wholly owned subsidiary of LG&E will provide certain O&M services under a separate contract with Dominion.


International Operations

On 27 February 2001, Powergen completed the sale of its Australian interests to a joint venture company that is 80 per cent owned by CLP Power International and 20 per cent owned by Powergen. This gave the joint venture a 92 per cent stake in the holding company for Yallourn power station. Powergen therefore retains an effective stake of 18.4 per cent in Yallourn. Sale proceeds totalled (L)69 million in cash. Net assets disposed of, together with disposal and related hedging and swap costs totalled (L)70 million, giving rise to an exceptional loss on disposal of (L)1 million. A (L)1 million tax charge arises on this disposal.

On 27 April 2001, Powergen completed the sale of its German assets to NRG Energy, Inc. Sale proceeds totalled (L)50 million in cash. Net assets disposed of, together with related disposal costs, totalled (L)56 million, giving rise to an exceptional loss on disposal charged against profits in the three months ended 30 June 2001 of (L)6 million. At 31 March 2001, the value of the German assets had already been reduced by (L)56 million to reflect the value implicit in the sale of these assets giving rise to a total loss in the year ended 31 December 2001 of (L)62 million. No tax charge arises on this disposal.

On 11 May 2001, Powergen completed the sale of its Portuguese assets to RWE Power for (L)131 million in cash. Net assets disposed of, together with related disposal costs totalled (L)27 million. After writing back (L)12 million of goodwill previously charged directly against reserves, this transaction resulted in an exceptional profit on disposal of (L)92 million. No tax charge arises on this disposal.

On 7 August 2001, CLP acquired an option for first refusal from Powergen to purchase Powergen's Indonesian assets, PT Jawa Power, at a future date. Powergen received (L)14 million in cash for this option. After charging (L)3 million of associated costs, this transaction resulted in an exceptional profit of (L)11 million. A (L)4 million tax charge arises on this item.


Profits less losses on disposal of businesses (including provisions)

UK Operations

On 20 February 2001, Powergen completed the sale of its East Midlands Electricity metering business to Siemens Metering Limited for (L)40 million in cash. Net assets disposed of, together with disposal costs and unamortised goodwill totalled (L)25 million leading to an exceptional profit on disposal of (L)15 million. A tax charge, which has been revised in the quarter ended
31 December 2001 following the implementation of FRS 19, of (L)6 million arises on this disposal. The sale excluded non half-hourly meters.


International Operations

On 29 June 2001, Powergen completed the sale of its Hungarian assets to NRG Energy Inc. Sale proceeds totalled (L)80 million in cash. Net assets disposed of, together with related disposal costs, totalled (L)59 million, giving rise to an exceptional profit on disposal of (L)21 million. No tax charge arises on this disposal.

During the year ended 31 December 2000, the carrying value of the Group's international asset portfolio was reviewed. The value of its Indian and Australian assets was reduced by (L)107 million, including goodwill written off of (L)48 million, to reflect the value implicit in the sale of these assets as part of the arrangement with CLP Power International described above. No tax credits arose on this item.

On 21 December 2001, Powergen finalised the terms of the sale of its 88 per cent stake in GPEC to a joint venture company that is 80 per cent owned by CLP Power International and 20 per cent owned by Powergen. During 2002, Powergen will purchase the remaining 12 per cent stake in GPEC that it does not already own from the other minority shareholders, and both stakes will be sold on to the joint venture company. As a result of these transactions, the joint venture will hold 100 per cent of GPEC and Powergen will retain a 20 per cent stake in the company. The value of Powergen's investment in GPEC has been further reduced by (L)66 million to reflect the value implicit in this sale arrangement. No tax credit arises on this item. As described in note 11 `Post balance events', on 20 February 2002, Powergen completed the sale of its 88 per cent holding in GPEC.

During the year ended 31 December 2001, Powergen incurred (L)4 million of costs in connection with the disposal of its International Operations, including office closure costs. Tax credits totalling (L)1 million arise on these costs. During the year ended 31 December 2000, an amount of (L)26 million was charged against profits in respect of the closure of these International Operations, principally in respect of employee severance costs.
(L)4 million of tax credits arose on this item.

4   Profit on ordinary activities before taxation

                                                               Year ended                             Three months ended
                                                 ---------------------------------------    ---------------------------------------
                                                  31 December 2001      31 December 2000     31 December 2001      31 December 2000
                                                              (L)m                  (L)m                 (L)m                  (L)m
UK Operations
Electricity and gas - wholesale and trading.                   136                   288                   26                    45
Electricity - distribution..................                   118                   116                   28                    28
Electricity and gas - retail................                    49                    42                   (9)                   (8)
Cogeneration................................                    32                    18                   11                     7
Lease and other income and charges..........                   104                   182                   54                    80
                                                ------------------    ------------------   ------------------    ------------------
                                                               439                   646                  110                   152
                                                ------------------    ------------------   ------------------    ------------------
US Operations
Regulated...................................                   296                    13                   62                    13
Non-regulated...............................                    59                    (5)                   4                    (5)
                                                ------------------    ------------------   ------------------    ------------------
                                                               355                     8                   66                     8
                                                ------------------    ------------------   ------------------    ------------------
International Operations....................                   111                   121                   17                    39
Corporate costs.............................                   (19)                  (47)                  (7)                   (8)
                                                ------------------    ------------------   ------------------    ------------------
                                                               886                   728                  186                   191
Net interest payable:
 Group .....................................                  (359)                 (151)                 (85)                  (49)
 Associates and joint ventures .............                   (63)                  (60)                 (12)                  (23)
                                                ------------------    ------------------   ------------------    ------------------
Profit before goodwill amortisation and
  exceptional items.........................                   464                   517                   89                   119
Goodwill amortisation.......................                  (151)                  (75)                 (45)                  (22)
Exceptional items (note 3)..................                  (270)                   26                 (179)                   59
                                                ------------------    ------------------   ------------------    ------------------
                                                                43                   468                 (135)                  156
                                                ==================    ==================   ==================    ==================


Operating profit for International Operations for the year ended 31 December 2001 includes (L)32 million of income from the German, Portuguese and Hungarian assets, which were disposed of during the year.

Goodwill amortisation can be analysed as follows:

                                                               Year ended                             Three months ended
                                                 ---------------------------------------    ---------------------------------------
                                                  31 December 2001      31 December 2000     31 December 2001      31 December 2000
                                                              (L)m                  (L)m                 (L)m                  (L)m
UK Operations...............................                    68                    68                   18                    17
US Operations...............................                    83                     4                   27                     4
International Operations....................                    --                     3                   --                     1
                                                ------------------    ------------------   ------------------    ------------------
                                                               151                    75                   45                    22
                                                ==================    ==================   ==================    ==================

The net assets of the Group are analysed as follows:

                                                        At                    At
                                               31 December           31 December
                                                      2001                  2000
                                                      (L)m                  (L)m
UK Operations .......................                2,683                 2,886
US Operations .......................                2,874                 2,799
International Operations ............                  342                   571
Unallocated net liabilities .........               (3,875)               (4,091)
                                        ------------------    ------------------
                                                     2,024                 2,165
                                        ==================    ==================


Powergen has previously announced asset disposals in India that had not completed by 31 December 2001. These disposals include net assets of International Operations of (L)262 million.


5   Dividends

The fourth interim dividend for the quarter ended 31 December 2001, of 9.2 pence per ordinary share, is payable on 28 March to shareholders on the register on 8 March. This dividend, together with the interim dividends already paid for the three quarters ended 31 March 2001, 30 June 2001 and 30 September 2001, each of 9.2 pence per ordinary share, represents a total dividend payable of 36.8 pence per ordinary share for the financial year. Dividends paid in respect of 2000 totalled 36.2p.


6   Earnings per ordinary share

Earnings per ordinary share has been calculated by dividing the profit attributable to shareholders for the financial year of (L)50 million (year ended 31 December 2000 (L)392 million) and the three months ended 31 December 2001 a loss of (L)121 million (three months ended 31 December 2000 profit of (L)168 million), by 652,790,140 ordinary shares (year ended 31 December 2000 by 650,976,860 ordinary shares) and by 654,238,799 ordinary shares (three months ended 31 December 2000 by 651,375,733 ordinary shares) respectively, being the weighted average number of ordinary shares in issue during each respective period.

Earnings per ordinary share before goodwill amortisation and exceptional items, based on the same number of weighted average ordinary shares, is calculated as follows:

                                                               Year ended                             Three months ended
                                                 ---------------------------------------    ---------------------------------------
                                                  31 December 2001      31 December 2000     31 December 2001      31 December 2000
                                                              (L)m                  (L)m                 (L)m                  (L)m
Profit/(Loss) attributable to shareholders..                    50                   392                 (121)                  168
Goodwill amortisation.......................                   151                    75                   45                    22
Exceptional items (net of tax)..............                   188                   (69)                 151                   (92)
                                                ------------------    ------------------   ------------------    ------------------
Adjusted earnings...........................                   389                   398                   75                    98
                                                ------------------    ------------------   ------------------    ------------------
Earnings per share (before goodwill
  amortisation and exceptional items).......                 59.6p                 61.1p                11.5p                 15.0p
                                                ------------------    ------------------   ------------------    ------------------

Adjusted earnings per share has been presented in addition to earnings per share calculated in accordance with Financial Reporting Standard 14 `Earnings per share' in order that more meaningful comparisons of financial performance can be made.

As a result of the implementation of FRS 19, earnings per share disclosures have been expanded to show the effect of the adoption of that accounting standard on earnings per share before exceptional items and goodwill amortisation. The increase in the deferred tax charge on pre-exceptional profits amounted to (L)21 million for the year ended 31 December 2001 and
(L)36 million for the year ended 31 December 2000. The increase in the deferred tax charge on pre-exceptional profits amounted to (L)4 million for the three months ended 31 December 2001 and (L)8 million for the three months ended 31 December 2000.


7   Taxation

The pre-exceptional tax charge of (L)58 million for the year ended 31 December 2001 reflects the effective rate for the year ended 31 December 2001 of 12.4% on the profit before goodwill amortisation and exceptional items of (L)464 million. The pre-exceptional tax charge of (L)107 million for the year ended 31 December 2000 was based on an effective rate on a similar basis of 20.7%.


8   Revision to provisional fair values

LG&E Energy Corp.

On 11 December 2000, the Group acquired the whole of the issued share capital of LG&E Energy Corp., a vertically integrated electricity and gas utility based in Louisville, Kentucky in the United States. The consideration payable totalled (L)2,258 million, comprising (L)2,229 million in cash for shares together with capitalised acquisition costs of (L)29 million. The fair value of assets acquired, as previously stated in the accounts for the year ended 31 December 2000, was (L)760 million, leading to goodwill arising of (L)1,498 million.

Due to the proximity of the acquisition of LG&E to the year end, the fair value of the assets and liabilities established for the purposes of the 31 December 2000 accounts was provisional. During the year ended 31 December 2001, these fair values have been finalised, as permitted by FRS 7. The final fair value of identifiable assets acquired is (L)621 million, leading to goodwill arising of (L)1,637 million.


Other acquisitions

The calculations of fair values of net assets and the goodwill arising on the acquisitions of Gujurat Powergen Energy Corporation, Corby Power Limited and TeleCentric Solutions Limited, were also provisional in the accounts for the year ended 31 December 2000. These amounts have been finalised in the year ended 31 December 2001, as permitted by FRS 7, although revisions to the original values were only necessary in respect of Corby Power Limited.

Details of the adjustments to the provisional fair values are set out as follows:

                                      Provisional fair          Prior year        Provisional       Revisions to         Final fair
                                             values as      adjustment for     fair values as        provisional       value to the
                                     previously stated              FRS 19(1)        restated        fair values(2)  Powergen Group
                                                  (L)m                (L)m               (L)m               (L)m               (L)m
Net assets acquired:
LG&E Energy Corp.
 Fixed assets
   Tangible........................              2,912                  --              2,912               (144)             2,768
   Investments.....................                180                  --                180                  6                186
 Stocks ...........................                154                  --                154                 --                154
 Taxation payable and deferred
   taxation........................                (83)                (60)              (143)                22               (121)
 Other working capital ............                (85)                 --                (85)               (36)              (121)
 Net short-term borrowings ........               (851)                 --               (851)                (7)              (858)
 Long-term borrowings .............               (814)                 --               (814)                --               (814)
 Provisions .......................               (484)                 --               (484)                79               (405)
 Minority interest ................               (169)                 --               (169)                 1               (168)
                                       ---------------     ---------------    ---------------    ---------------    ---------------
                                                   760                 (60)               700                (79)               621
Net assets acquired:
 Gujurat Powergen Energy
   Corporation.....................                 40                  --                 40                 --                 40
 Corby Power Limited ..............                 50                  --                 50                (23)(3)             27
 Telecentric Solutions Limited ....                  1                  --                  1                 --                  1
 Goodwill .........................              1,485                  60              1,545                102              1,647(
                                       ---------------     ---------------    ---------------    ---------------    ---------------
 Consideration, including costs of
   acquisition.....................              2,336                  --              2,336                 --              2,336
                                       ===============     ===============    ===============    ===============    ===============


(1) The provisional fair values attributed to the net assets of LG&E have been restated for the impact of the implementation of the Group's new accounting policy for deferred tax, in accordance with FRS 19 (see note
    1).

(2) Conforming policy in accounting for decommissioning, revaluation of non-utility fixed assets, adjustments to reflect the fair value of healthcare liabilities and associated deferred taxation effects of the revisions to fair values.

(3) Revision to estimates of contract assets and liabilities.

(4) Total goodwill of (L)1,647 million comprises (L)1,637 million in respect of LG&E and (L)10 million for other acquisitions.

9   Provisions for liabilities and charges

Movements on provisions comprise:

                                                                               Provisions
                                    Charged to                                   released      Revision
                     31 December    profit and  Amortisation    Provisions             or       to fair      Exchange   31 December
                            2000  loss account   of discount      utilised       disposed        values     movements          2001
                            (L)m          (L)m          (L)m          (L)m           (L)m          (L)m          (L)m          (L)m
US contract
 provisions ......           388            --            18           (89)            --            --            14           331
UK contract
 provisions ......           137            --            --           (15)            --            --            --           122
Liability and
 damage
 claims ..........            60             5            --            (4)            --            --            --            61
Decommissioning ..           146            --             4            --            (23)          (79)            6            54
                      ----------    ----------    ----------    ----------     ----------    ----------    ----------    ----------
                             731             5            22          (108)           (23)          (79)           20           568
                      ==========    ==========    ==========    ==========     ==========    ==========    ==========    ==========


US contract provisions relate to out of money fixed price energy marketing contracts entered into in 1996 and 1997 by LG&E and take account of costs (including purchased power costs) to meet these contractual commitments. These contracts were acquired by Powergen on the purchase of LG&E. The provisions will be utilised over the period to 2008. UK contract provisions, which relate to out of money electricity purchase contracts, were acquired on the purchase of East Midlands Electricity and will be utilised over the period to 2008, when the contracts terminate. The liability and damage claims provision includes reserves in respect of future claims for industrial related diseases and gradual pollution. Given the inherent uncertainty surrounding the timing of any potential claims, it is not possible to estimate when these amounts will crystallise. Decommissioning provisions comprise amounts set aside for the estimated costs of terminating power station grid connections, decommissioning power stations and subsequent site restoration costs at UK power stations which will be utilised as each power station closes.


10    Cash flow

a) Reconciliation of operating profit to net cash inflow from operating activities:

                                                                 Year ended                            Three months ended
                                                   --------------------------------------    --------------------------------------
                                                     31 December 2001    31 December 2000     31 December 2001     31 December 2000
                                                                 (L)m                (L)m                 (L)m                 (L)m
Operating profit ...............................                  319                 483                    7                   47
Depreciation (including exceptional items) .....                  426                 292                  176                  141
Loss/(Profit) on sale of tangible fixed assets .                   14                 (21)                  16                   (7)
Profit on sale of investments ..................                   --                  (2)                  --                   (2)
Goodwill amortisation ..........................                  151                  75                   45                   22
(Increase)/Decrease in stocks ..................                  (24)                  5                  (15)                  (2)
Decrease/(Increase) in debtors .................                  133                  (3)                 (48)                 (72)
(Decrease)/Increase in creditors ...............                 (146)                 62                   57                  184
Decrease in provisions .........................                 (127)                (44)                 (61)                 (20)
                                                    -----------------   -----------------    -----------------    -----------------
                                                                  746                 847                  177                  291
                                                    =================   =================    =================    =================

b)    Changes in net debt during the year ended 31 December 2001 comprise:

                                                                                         Disposals
                                                                                        (excluding
                                                        Non-cash        Cash flow         cash and        Exchange
                                31 December 2001         changes           change      overdrafts)     adjustments 31 December 2000
                                            (L)m            (L)m             (L)m             (L)m            (L)m             (L)m
Cash at bank and in hand.......              103              --              (37)              --               3              137
Overdrafts.....................              (17)             --              (14)              --              --               (3)
                                   -------------   -------------    -------------    -------------   -------------    -------------
                                              86              --              (51)              --               3              134
Debt due after one year........           (3,737)            196             (379)             119             (45)          (3,628)
Debt due within one year:
 Short-term loans .............           (1,524)           (197)           1,009               --             (36)          (2,300)
 Short-term deposits ..........               14              --             (461)              --               3              472
                                   -------------   -------------    -------------    -------------   -------------    -------------
                                          (5,161)             (1)             118              119             (75)          (5,322)
                                   =============   =============    =============    =============   =============    =============


Changes in net debt during the three months ended 31 December 2001 comprise:

                                                                         Non-cash        Cash flow        Exchange     30 September
                                                31 December 2001          changes           change     adjustments             2001
                                                            (L)m             (L)m             (L)m            (L)m             (L)m
Cash at bank and in hand .......................             103               --               29              --               74
Overdrafts .....................................             (17)              --               (7)             --              (10)
                                                   -------------    -------------    -------------   -------------    -------------
                                                              86               --               22              --               64
Debt due after one year ........................          (3,737)            (107)            (205)            (17)          (3,408)
Debt due within one year:
 Short-term loans ..............................          (1,524)             133              127             (20)          (1,764)
 Short-term deposits ...........................              14               --              (16)              1               29
                                                   -------------    -------------    -------------   -------------    -------------
                                                          (5,161)              26              (72)            (36)          (5,079)
                                                   =============    =============    =============   =============    =============




11  Post balance sheet events

On 15 February 2002, Powergen completed the sale of its Monroe and Tiger Creek facilities in Georgia, USA to Progress Ventures Inc. for a total cash consideration of US $345 million. Separately, LG&E has agreed to purchase power from Progress to service obligations under its out of money fixed price energy marketing contracts. The provision for US contract liabilities established at 31 December 2001 (see note 9) took account of the impact of this power purchase arrangement on contractual liabilities.

On 20 February 2002, Powergen completed the sale of its 88 per cent holding in Gujurat Powergen Energy Corporation (GPEC) to a joint venture company that is 80 per cent owned by CLP Power International and 20 per cent owned by Powergen.

12  Summary of differences between UK GAAP and US GAAP

a)  Effect on net income of differences between UK GAAP and US GAAP

                                                                 Year ended                            Three months ended
                                                   --------------------------------------    --------------------------------------
                                                     31 December 2001    31 December 2000     31 December 2001     31 December 2000
                                                                 (L)m                (L)m                 (L)m                 (L)m
Net income/(loss) under UK GAAP ................                   50                 392                 (121)                 168
US GAAP adjustments:
 Pension costs .................................                   82                 101                   23                   31
 Severance costs ...............................                   17                  (7)                  18                   (1)
 Capitalised interest, net of related
  depreciation..................................                  (10)                 11                   (4)                   3
 Software costs ................................                   20                  --                   17                   --
 Regulatory assets and liabilities .............                  118                  --                  122                   --
 Overhaul costs ................................                   (2)                 --                   (2)                  --
 US related costs ..............................                   (4)                 13                   (5)                  13
 Goodwill amortisation .........................                   (9)                 (5)                   1                   (2)
 Fixed asset impairment ........................                   21                  --                   21                   --
 Deferred income ...............................                  (70)                (70)                 (42)                 (42)
 Decommissioning costs .........................                    8                  (1)                   8                   --
 Derivative instruments and hedging activities .                  (35)                 --                  (58)                  --
 Other .........................................                   --                  (2)                   1                   --
 Taxation effects on the foregoing adjustments .                  (28)                (31)                  (7)                 (12)
 Deferred taxation .............................                  (40)                 29                  (23)                  23
                                                    -----------------   -----------------    -----------------    -----------------
Net income/(loss) under US GAAP before
  cumulative effect of change in accounting for
  derivatives and hedging activities............                  118                 430                  (51)                 181
                                                                        -----------------    -----------------    -----------------
Cumulative effect of change in accounting for
  derivatives and hedging activities, net of
  taxation benefit of (L)5m.....................                  (17)
                                                    -----------------
Net income under US GAAP .......................                  101
                                                    =================
Earnings per share before cumulative effect of
  change in accounting for derivatives and
  hedging activities............................                Pence               Pence                Pence                Pence
                                                    -----------------   -----------------    -----------------    -----------------
 Basic earnings/(loss) per share
   under US GAAP ...............................                 18.1                66.1                 (7.8)                27.8
                                                    =================   =================    =================    =================
 Diluted earnings/(loss) per share
   under US GAAP ...............................                 17.9                65.4                 (7.8)                27.5
                                                    =================   =================    =================    =================

b) Effect on equity shareholders' funds of differences between UK GAAP and US GAAP

                                                         At                   At
                                                31 December          31 December
                                                       2001                 2000
                                                       (L)m                 (L)m
Equity shareholders' funds under UK
  GAAP................................                1,826                1,965
US GAAP adjustments:
 Pension costs .......................                  327                  252
 Severance costs .....................                   18                    1
 Capitalised interest, net of related
  depreciation........................                   84                   93
 Software costs ......................                   37                   19
 Regulatory assets and liabilities ...                  144                   27
 Overhaul costs ......................                  (22)                 (20)
 US related costs ....................                    1                   13
 Goodwill ............................                  201                  304
 Dividends ...........................                   60                  166
 Fixed asset impairment ..............                   26                   --
 Deferred income .....................                  168                  238
 Decommissioning costs ...............                    5                  (37)
 Derivative instruments and hedging
  activities..........................                  (58)                  --
 Other ...............................                   12                    6
 Taxation effects on the foregoing
  adjustments.........................                 (144)                 (83)
 Deferred taxation ...................                 (423)                (436)
                                          -----------------    -----------------
Equity shareholders' funds under US
  GAAP................................                2,262                2,508"
                                          =================    =================

                                     PART V

                PARTICULARS OF THE LOAN NOTES AND FURTHER TERMS OF

                           THE LOAN NOTE ALTERNATIVE


1.    Particulars of the Loan Notes

The Loan Notes to be issued in connection with the Scheme will be constituted by an instrument (the "Loan Note Instrument") to be executed by E.ON UK as issuer and E.ON as guarantor. If valid elections for the Loan Note Alternative do not require the issue of Loan Notes exceeding (L)25 million in nominal value, no Loan Notes will be issued (unless E.ON UK determines otherwise) and Powergen Shareholders who have elected for the Loan Note Alternative will receive cash in accordance with the basic terms of the Acquisition. The Loan
Note Instrument will contain provisions, inter alia, to the effect set out below. The issue of Loan Notes will be conditional on the Scheme becoming effective. Restricted Overseas Persons (including US Persons) will not be entitled to receive Loan Notes and will be entitled to receive only cash consideration.


2.    Form and Status

The Loan Notes will be issued by E.ON UK in denominations or multiples of (L)1 in nominal amount and will constitute unsecured unsubordinated obligations of E.ON UK which will rank pari passu with other unsecured and unsubordinated obligations of E.ON UK, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application. The Loan
Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by E.ON UK. The payment of principal and interest on the Loan Notes by E.ON UK will be guaranteed by E.ON.


3.    Interest

(a) Interest on the Loan Notes will be calculated on the basis of a 365 day year (or, in the case of an interest payment date falling in a leap year, a 366 day year) and the actual number of days elapsed and will be payable (subject to any requirement to deduct amounts for or on account of tax therefrom) by twice yearly instalments in arrear on 30 April and 31 October (or, if such day is not a Business Day, the next succeeding Business Day) in each year ("Interest Payment Dates") in respect of the relevant Interest Periods (as defined below), at a rate calculated as provided in sub-paragraph (b) below. Interest will be payable only to holders of Loan Notes on the register of holders of Loan Notes at the close of business on the date 30 days prior to the relevant Interest Payment Date. The period from (and including) the date of the Scheme Effective Date to (but excluding) 31 October 2002 (or, if later, the first Interest Payment Date falling at least six months after the Scheme Effective Date) and the period from (and including) 31 October 2002 (or, if later, the first Interest Payment Date falling at least six months after the Scheme Effective Date) or any subsequent Interest Payment Date to (but excluding) the next following Interest Payment Date is herein called an "Interest Period".

(b) The rate of interest on the Loan Notes for each Interest Period will be the rate which is 0.5 per cent. below the rate per annum of the offer quotation for six month deposits in sterling which appears on the Reuters Screen LIBOR01 Page at or about 11.00 am (London time) on the first day of the relevant Interest Period or, if any such day is not a Business Day, on the next succeeding Business Day (the "Calculation Day"). If no such offer quotation as at or about 11.00 am (London time) appears on Reuters Screen LIBOR01 Page at or before 3.00 p.m. (London time) on any Calculation Day, the rate of interest for the relevant Interest Period shall be the rate which is 0.5 per cent. below the arithmetic mean (rounded downward where necessary to the nearest whole multiple of one-sixteenth of one per cent.) of the offer quotations for sterling deposits for a period equal, or as nearly equal as possible, to the Interest Period which appear on Telerate Page 3750 at or about 11.00 am (London time) on such Calculation Day.

(c) If a rate of interest cannot be established in accordance with the provisions of sub-paragraph 3(b) above for any Interest Period, then the rate of interest on the Loan Notes for such Interest Period shall be the rate which is 0.5 per cent. below a quotation obtained by E.ON UK for six month deposits of similar size and currency in the London inter-bank market or such other inter-bank markets as E.ON UK may select and, if a rate of interest cannot be established in accordance with the above provisions of this sub-paragraph for any Interest Period, then the rate of interest on the Loan Notes for such Interest Period shall be the same as that applicable to the Loan Notes during the previous Interest Period.

(d) Any calculation of the rate of interest and of each such interest amount by E.ON UK shall, in the absence of manifest error, be final and binding.


4.    Repayment and redemption of Loan Notes

(a) Each holder of a Loan Note (a "Noteholder") may at any time and from time to time, by written notice (which shall be irrevocable and in the form endorsed on the Loan Note certificate and shall be accompanied by the certificate(s) for all the Loan Notes to be repaid) sent to Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP (or to such other person or place within the United Kingdom as E.ON UK may from time to time have appointed for the purpose and have notified to the Noteholders) not later than 30 days prior to any Interest Payment Date falling at least six months after the Scheme Effective Date (each a "Redemption Date"), require E.ON UK to redeem on the relevant Redemption Date some (being a minimum of (L)1,000 in nominal amount or any integral multiple thereof) or all of the Loan Notes held by such Noteholder, at their principal amount together with accrued interest up to (but excluding) the relevant date of repayment (subject to any requirement to deduct or withhold amounts for or on account of tax therefrom). On the expiry of any such notice, E.ON UK will be bound to redeem on the relevant Interest Payment Date the Loan Notes in respect of which notice has been given as aforesaid.

(b) If, at any time after the first Redemption Date, the Loan Notes in issue constitute an aggregate nominal amount of less than 20 per cent. of the aggregate nominal amount of the Loan Notes originally issued or interest payable under the Loan Notes in issue falls (or would upon enactment of a change in law that has been officially proposed, fall) to be treated as a distribution or otherwise non-deductible for tax purposes, E.ON UK shall have the right, on giving to the remaining Noteholders not less than 30 days' notice expiring on any Interest Payment Date falling on or after the first Redemption Date and before the first Interest Payment Date falling on or after the fifth anniversary of the first issue of Loan Notes (the "Maturity Date"), to redeem all (but not some only) of the Loan Notes then in issue at par together with accrued interest up to (but excluding) the date of payment (subject to any requirement to deduct or withhold amounts for or on account of tax therefrom).

(c) Unless previously repaid, redeemed or purchased and cancelled, E.ON UK will redeem the Loan Notes on the Maturity Date at par together with accrued interest up to (but excluding) that date (subject to any requirement to deduct or withhold amounts for or on account of tax therefrom).

(d) On a redemption by E.ON UK on the Maturity Date, E.ON UK shall have the right to pay to each Noteholder in lieu of and in satisfaction of the sterling amount otherwise payable, an amount in US dollars equal to the amount in US dollars that such sterling amount could have purchased on the date 28 days before the Maturity Date, provided that such amount shall not be more or less than (and if it would otherwise be, shall be equal to) 99.5 per cent. or 100.5 per cent. of the amount in US dollars that the sterling principal amount of the Loan Notes to be redeemed could have purchased on the Maturity Date.


5.    Purchase of Loan Notes

E.ON UK will be entitled, at any time after the first Redemption Date, to purchase, or procure the purchase of, any Loan Notes at any price by tender (available to all Noteholders alike), private treaty or otherwise by agreement with the relevant Noteholder(s).


6.    Cancellation

Any Loan Notes repaid or redeemed under paragraph 4 or purchased under paragraph 5 above shall be cancelled and shall not be available for re-issue.

7.    Events of Default

Each Noteholder shall be entitled to require all of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct or withhold any amounts for or on account of tax therefrom) immediately if:

(a) any principal or interest on any of the Loan Notes held by that Noteholder shall fail to be paid in full within 30 days of the due date for payment thereof; or

(b) an order is made or an effective resolution is passed for the winding-up or dissolution of E.ON or E.ON UK (other than for the purposes of a reconstruction or amalgamation or a members' voluntary winding-up (or any directly analogous proceeding in a relevant jurisdiction) on terms previously approved by extraordinary resolution of the Noteholders (as defined in the Loan Note Instrument)).


8.  Modifications

The provisions of the Loan Note Instrument and the rights of the Noteholders will be subject to modification, abrogation or compromise in any respect with the sanction of an extraordinary resolution of the Noteholders, as defined in the Loan Note Instrument, or by resolution in writing signed by holders of 75 per cent. in principal amount of the outstanding Loan Notes, and with the consent in each case of E.ON and E.ON UK. E.ON UK may amend the provisions of the Loan Note Instrument without such sanction or consent if the amendment is of a formal, minor or technical nature or to correct a manifest error.


9.  Registration and transfer

The Loan Notes will be evidenced by certificates and will be in registered form and shall be transferable in amounts or integral multiples of (L)1,000 in nominal amount, or of the entire holding. No transfer will be registered within a seven day period prior to an Interest Payment Date or on or following one month before the Maturity Date.

Restricted Overseas Persons (including US Persons) will not be entitled to receive Loan Notes and will be entitled to receive only cash consideration.

The Loan Notes to be issued in connection with the Acquisition may not be offered, sold or delivered, directly or indirectly, in or into Canada, Australia, Japan, New Zealand, South Africa, Belgium, France, Germany, The Netherlands, Singapore, Malaysia or Spain (except in transactions exempt from or not subject to the relevant securities laws of those jurisdictions).


10. Prescription

Noteholders will cease to be entitled to amounts in respect of interest which remain unclaimed for a period of five years and to amounts due in respect of principal which remain unclaimed for a period of ten years, in each case from the date on which the relevant payment first becomes due. Such amounts shall revert to E.ON UK.


11. No listing

No application has been made or is intended to be made for the Loan Notes to be listed or dealt in on any stock exchange in any jurisdiction.


12. Substitution of principal debtor

E.ON UK or its successors may substitute on one or more occasions, any subsidiary of E.ON UK and/or any member of the Wider E.ON Group as the principal debtor under the Loan Notes (or any part thereof) or require such holders to exchange their Loan Notes (or any part thereof) for Loan Notes issued on the same terms mutatis mutandis by any subsidiary of E.ON UK and/or any member of the Wider E.ON Group. References to E.ON UK in this Part V shall be construed to apply to the substitute (if any) from time to time of E.ON UK. The obligations of any such substituted or new issuer will be guaranteed by E.ON.

13. Section 349A Income and Corporation Taxes Act 1988

Interest on the Loan Notes will be paid free of deduction on account of United Kingdom income tax where the holder of the Loan Notes can prove to the satisfaction of E.ON UK that the person beneficially entitled to the interest on such Loan Notes is (a) a company resident in the UK (b) a partnership each member of which is a company resident in the UK or (c) a non-resident company that carries on a trade in the UK through a branch or agency and that is liable to UK corporation tax on such interest. A holder of Loan Notes who believes that this provision may apply to him should request a Section 349A application form from E.ON UK's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, which will set out the declarations, undertakings and indemnities required of the holder before interest can be paid free of deduction.


14. Guarantee

The obligations of E.ON UK to Noteholders will be guaranteed by E.ON.


15. Governing Law

The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.


16. Further terms of the Loan Note Alternative

Each holder of Scheme Shares by whom, or on whose behalf, a Form of Election is, in due course, executed and lodged with Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, (or otherwise with E.ON UK or its agents) irrevocably undertakes, represents, warrants and agrees to and with E.ON UK and Computershare Investor Services PLC (so as to bind him, his heirs, successors and assigns) to the effect that the execution of the Form of Election (provided it has not been deemed to have been revoked) shall, conditionally on (and with effect from) the Scheme becoming effective and pending registration of the transfer of the Transfer Shares to which such form relates, constitute:

(a) an irrevocable authority pursuant to which E.ON UK shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Powergen or any class of its shareholders) attaching to such Transfer Shares;

(b) an authority to Powergen from such Powergen Shareholder to send any notice, warrant, document or other communication issued after the Scheme Effective Date which may be required to be sent to him as a member of Powergen (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Transfer Shares into certificated form) to E.ON UK c/o Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP;

(c) an authority to E.ON UK or any director of E.ON UK to sign any consent to short notice on his behalf in respect of, and/or to attend and/or execute a form of proxy in respect of such Transfer Shares (and/or, where appropriate, any appointment pursuant to section 375 of the Act) appointing any person nominated by E.ON UK to attend general meetings and separate class meetings of Powergen or its members (or any of them) (and any adjournment thereof) and further to exercise or refrain from exercising the votes attaching to such shares on his behalf; and

(d) the agreement of such shareholder not to exercise any of such rights without the consent of E.ON UK and the irrevocable undertaking of such shareholder not to appoint a proxy or corporate representative to attend, and not himself to attend, any such general meeting or separate class meeting.

                                    PART VI

                             ADDITIONAL INFORMATION

1.    Responsibility

(a) The Powergen Directors, whose names are set out in section 2 below, accept responsibility for the information contained in this document other than information relating to the E.ON Group, the E.ON Management Board, the directors of E.ON UK, members of their immediate families, related trusts and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the Powergen Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The E.ON Management Board and the directors of E.ON UK, whose names are set out in section 3 below, accept responsibility for the information contained in this document relating to the E.ON Group, the E.ON Management Board, the directors of E.ON UK, members of their immediate families, related trusts and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the E.ON Management Board and the directors of E.ON UK (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.


2.  The Powergen Directors

The Powergen Directors and their respective functions are:


Name                                   Position
Edmund Wallis                          Chairman

Nick Baldwin                           Chief Executive

Peter Hickson                          Group Finance Director

Victor Staffieri                       Executive Director

Dr. Paul Golby                         Executive Director

Sir Frederick Crawford                 Non-Executive Director

Christopher Gibson-Smith               Non-Executive Director

Sydney Gillibrand                      Non-Executive Director

Dr. David Li                           Non-Executive Director

Thomas Oates                           Non-Executive Director

Peter Wilson                           Non-Executive Director

3.  The E.ON Management Board and the directors of E.ON UK

The members of the E.ON Management Board and their respective functions are:


Name                                   Position

Ulrich Hartmann                        Chairman and co-CEO

Prof. Dr. Wilhem Simson                Chairman and co-CEO

Dr. Hans Michael Gaul                  Member of E.ON Management Board

Dr. Manfred Kruper                     Member of E.ON Management Board

Dr. Erhard Schipporeit                 Member of E.ON Management Board


The directors of E.ON UK and their respective functions are:

Name                                   Position

Stephen Ashford                        Executive Director

Arnold Groot                           Executive Director

Stefan Hloch                           Non-Executive Director

Hans Gisbert Ulmke                     Non-Executive Director



4.  Information on E.ON UK and E.ON

E.ON UK, a wholly-owned subsidiary of E.ON, is a UK incorporated company. It did not trade in the year ended 31 December 2001. The registered office of E.ON UK is at 1 Berkeley Street, London W1J 8DJ.

E.ON is a public company (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany and has its seat in Dusseldorf and is registered in the Commercial Register of the local court of Dusseldorf under HRB 232315. E.ON's registered office is located at E.ON-Platz 1, 40479 Dusseldorf, Germany.

E.ON's shares are traded on all German stock exchanges, Xetra (Germany's 24-hour electronic trading system), the Swiss Stock Exchange and as ADRs on the New York Stock Exchange.

For the year ended 31 December 2000, E.ON had reported sales of Euro 83.0 billion and net income of Euro 3,570 million. As at 31 December 2000, E.ON had net assets of Euro 28,033 million. For the nine months ended 30 September 2001, E.ON had reported sales of Euro 64.3 billion and net income of Euro 1,026 million. As at 30 September 2001, E.ON had net assets of Euro 23,171 million.

As at 20 March 2002, E.ON had a market capitalisation of approximately Euro
39.9 billion and had an Aa2 with stable outlook rating with Moody's and an AA credit watch negative rating from S&P.


5.    Powergen issued share capital and market quotations of Powergen Shares


(a) At the close of business on 20 March 2002 (the last practicable date prior to the publication of this document), 654,845,045 Powergen Shares were in issue and credited as fully paid.

(b) Set out below are the closing middle market prices of Powergen Shares as derived from the Official List on:

      (i) the first Business Day of each of the six months immediately prior to the date of this document;

      (ii) 16 January 2001 (the last Business Day prior to the date on which Powergen announced that it was in preliminary discussions with E.ON which may or may not lead to an offer being made for Powergen);

      (iii) 6 April 2001 (the last Business Day prior to the Announcement);
            and

      (iv) 20 March 2002 (the latest practicable date prior to the publication of this document).

    Date......................                      Powergen Share price (pence)
    16.01.01..................                                             700.0
    06.04.01..................                                             706.0
    03.09.01..................                                             740.5
    01.10.01..................                                             726.0
    01.11.01..................                                             744.5
    03.12.01..................                                             741.5
    02.01.02..................                                             754.5
    01.02.02..................                                             763.0
    01.03.02                                                               771.5
    20.03.02                                                               763.0



6.    Shareholdings and dealings

(a)   Interests in Powergen Shares

(i) As at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document), the interests of the Powergen Directors and their immediate families and related trusts in the share capital of Powergen which have been notified to Powergen pursuant to section 324 or 328 of the Act, or which are required to be entered in the register maintained under section 325 of the Act or are interests of a person connected with any Powergen Director (within the meaning of section 346 of the Act) which would, if the connected person were a Powergen Director, be required to be disclosed as set out above and the existence of which is known or could with reasonable diligence be ascertained by the relevant Powergen Director, are set out below:


                                                                 Powergen Shares
    Name                              Powergen Shares               under option
    Edmund Wallis..........                    65,359                    674,283
    Nick Baldwin...........                     9,933                    301,500
    Victor Staffieri.......                        --                89,901 ADSs
    Dr. Paul Golby                                287                    131,283
    Sir Frederick Crawford.                     7,398                         --
    Christopher Gibson-
     Smith ................                        --                         --
    Sydney Gillibrand......                     6,858                         --
    Peter Hickson..........                    28,624                    382,283
    Dr David Li............                    20,000                         --
    Thomas Oates...........                        --                         --
    Peter Wilson...........                       850*                        --


      All of the above interests are beneficial interests unless otherwise stated.

      *   Non-beneficial interest.

      The Powergen Directors with service contracts are also technically interested by virtue of the Act in the 691,377 Powergen Shares held by the Powergen Employee Share Trust as at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document). It is not expected that those directors will receive any benefit from shares held by the Powergen Employee Share Trust other than pursuant to the Powergen Share Schemes as specified in this section 6(a).

(ii) As at the close of business 20 March 2002 (the latest practicable date prior to the publication of this document), the following Powergen Directors had the following options outstanding under Powergen Share Option Schemes:


                                                            Number of                           Exercise
                                          Number of          Powergen                          price per
                                           Powergen         Sharesave                           Powergen
                                    Executive Share            Scheme                              Share        Exercise Dates
    Name                             Scheme Options           Options    Date of grant             ((L))   From                  To
    Edmund Wallis.............               25,500                           01.12.92              2.78        01.12.95 - 01.12.02
                                             27,500                           01.07.93              3.87        01.07.96 - 01.12.02
                                             53,500                           22.11.94              5.57        22.11.99 - 22.11.04
                                             56,000                           29.11.95              5.32        29.11.00 - 29.11.04
                                             63,500                           26.06.96              5.32        26.06.01 - 26.06.06
                                             20,000                           02.07.97              7.35        02.07.02 - 02.07.07
                                             50,500                           25.09.98              8.88        25.09.03 - 25.09.08
                                             10,500                           12.03.99              8.70        12.03.04 - 12.03.09
                                            364,000*                          10.04.00             3.995        10.04.03 - 10.04.10
                                                                3,283*        05.04.00              2.95        01.06.03 - 30.11.03
    Nick Baldwin..............               11,000                           22.11.94              5.57        22.11.97 - 22.11.04
                                             13,000                           29.11.95              5.32        29.11.98 - 29.11.05
                                             15,500                           26.06.96             4.705        26.06.99 - 26.06.06
                                             14,000                           02.07.97              7.35        02.07.00 - 02.07.07
                                             20,500                           25.09.98              8.88        25.09.03 - 25.09.08
                                             32,500                           12.03.99             6.875        12.03.04 - 12.03.09
                                            195,000*                          10.04.00             3.995        10.04.03 - 10.04.10
                                                                4,575         24.07.96              3.77        01.08.01 - 31.01.02
    Peter Hickson.............               78,500                           11.12.96              5.72        11.12.01 - 11.12.06
                                             32,000                           02.07.97              7.35        02.07.02 - 02.07.07
                                             30,500                           25.09.98              8.88        25.09.03 - 25.09.08
                                             21,000                           12.03.99             6.875        12.03.04 - 10.04.10
                                            217,000*                          10.04.00             3.995        10.04.03 - 10.04.10
                                                                3,283*        05.04.00              2.95        01.06.03 - 30.11.03
    Dr. Paul Golby                           12,000                           12.03.99             6.875        12.03.02 - 12.03.09
                                             93,500*                          10.04.00             3.995        10.04.03 - 10.04.10
                                             22,500*                          13.06.01             7.175        13.06.04 - 13.06.11


    *   Granted during disclosure period.

(iii) As at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document), the following Powergen Directors had the following awards over Powergen Shares outstanding under the Powergen Restricted Share Plan (either as a Bonus Enhancement Award or a Medium Term Bonus Award):

    Name                                                                          Award
                                                                                          Date of grant            Number of
                                                                                                            Powergen Shares*
    Edmund Wallis                                               Medium Term Bonus Award        15.05.97               19,927
                                                                Medium Term Bonus Award        20.05.98               18,929
                                                                Medium Term Bonus Award        12.03.99               26,181
    Nick Baldwin                                                Bonus Enhancement Award        20.05.98                8,614
                                                                Medium Term Bonus Award        20.05.98                9,542
                                                                Medium Term Bonus Award        12.03.99               13,090

                                                                Medium Term Bonus Award        22.05.01               22,377
    Dr. Paul Golby                                              Bonus Enhancement Award        12.03.99                2,586
                                                                Bonus Enhancement Award        08.03.00               11,369
    Peter Hickson                                               Bonus Enhancement Award        20.06.98               12,504
                                                                Bonus Enhancement Award        12.03.99               13,298
                                                                Medium Term Bonus Award        15.05.97               13,187
                                                                Medium Term Bonus Award        20.05.98               12,301
                                                                Medium Term Bonus Award        12.03.99               16,000
                                                                Medium Term Bonus Award        22.05.01               16,839


      * The number of Powergen Shares under Bonus Enhancement Awards includes additional Powergen Shares to reflect the Powergen Directors' entitlements arising from the reinvestment of dividends in Powergen Shares.

(iv) As at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document), the following Powergen Director had the following options to acquire ADSs outstanding under Powergen Share Option Schemes:

                                                                                                Exercise
                                                            Number of                          price per
                                                        Powergen ADSs                       Powergen ADS        Exercise Dates
    Name                                                 under option    Date of grant      (US dollars)   From                  To
    Victor Staffieri............................               38,890*#       11.12.00            $35.13        11.12.00 - 03.02.09
                                                               40,179#        02.03.01           $39.225        02.03.02 - 02.03.11
                                                               10,832#        30.04.01            $41.15        30.04.02 - 30.04.11


    * This option over 38,890 ADSs (the "Converted Option") was granted to Mr Staffieri following Powergen's acquisition of LG&E on 11 December 2000 in substitution for an option granted to Mr Staffieri under LG&E's Long-Term Incentive Plan. On retention of this option (or retention of the resulting ADSs following exercise) by Mr Staffieri for two years from the LG&E completion, Mr Staffieri is entitled under his employment agreement to a further 9,722 ADSs (that is, one quarter of the ADSs under the Converted Option) without payment. In the event of a change of control of Powergen (which, for these purposes, will occur if the resolutions to be proposed at the Court Meeting and Extraordinary General Meeting are duly passed), Mr Staffieri will be entitled to these further ADSs irrespective of exercise of the Converted Option.

    #   Granted during disclosure period.

(v) Mr Staffieri has an interest in ADSs through his holding of 7,688 Restricted ADSs, as described in section 8(a)(iv) below.

(vi) As a participant in the savings retirement plan operated by LG&E, Mr Staffieri, in common with all other eligible employees of LG&E, holds units in the Powergen equity sub-fund; these units corresponding to approximately 13 ADSs.

(vii) As at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document), the following advisers of Powergen (or persons in the same group as advisers of Powergen) owned or controlled the following Powergen Shares:

                                                              Number of Powergen
    Name                                                                  Shares
    Dresdner Kleinwort Wasserstein Securities Limited                    100,000



      These Powergen Shares are held as an equity hedge against an equity swap versus one month Sterling LIBOR which expires on 9 May 2002.

(b)   Interests in the shares of members of the E.ON Group

(i) As at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document) the Powergen Directors and their immediate families had no interests in the shares of members of the E.ON Group.


(ii) Allianz Aktiengesellschaft ("Allianz") owns more than five per cent. but less than ten per cent. of the voting share capital of E.ON.

      In accordance with its disclosure obligations under German securities law, Allianz notified E.ON on 2 August 2001 that, as at that date, it held 7.59 per cent. of the voting share capital of E.ON. Allianz is now under no further obligation to disclose its interest in the voting share capital of E.ON unless its interest passes above ten per cent. or falls below five per cent. of the voting share capital of E.ON. Allianz has not notified E.ON of any changes to its interest in the voting share capital of E.ON since 2 August 2001.


(c)   Dealings in Powergen Shares

(i) The following Powergen Directors, members of their immediate families or related trusts and connected persons (within the meaning of section 346 of the Act) have dealt for value in Powergen Shares during the disclosure period:


                                                                                                                          Price per
                                                                                     Date of          Number of      Powergen Share
    Name                   Nature of transaction                                 transaction    Powergen Shares                ((L))
    Edmund Wallis ......   2000 Profit-sharing scheme award                       16.03.2000                157                3.65
                           PEP Re-investments                                     10.05.2000              1,110               4.370
                           PEP Re-investments                                     26.07.2000                 94               5.885
                           PEP Re-investments                                     08.11.2000                400                5.60
                           PEP Re-investments                                     27.12.2000                 42                6.22
                           2001 Profit-sharing scheme award                       30.03.2001                 73               7.160
                           PEP Re-investments                                     04.04.2001                790               7.050
                           PEP Tax Reclaim                                        23.05.2001                 86               7.160
                           PEP Re-investments                                     20.06.2001                280               7.205
                           PEP Re-investments                                     22.08.2001                 32               7.375
                           PEP Re-investments                                     19.09.2001                280               7.305
                           PEP Tax Reclaim                                        21.11.2001                 32               7.435
                           PEP Re-investments                                     19.12.2001                308               7.495
    Nick Baldwin .......   2000 Profit-sharing scheme award                       16.03.2000                157               3.650
                           PEP Re-investments                                     10.05.2000                 51               4.370
                           Acquisition of shares under the Dividend Re-
                           investment Plan                                        10.05.2000                189               4.530
                           PEP Re-investments                                     26.07.2000                  4               5.895
                           Acquisition of shares under the Dividend Re-
                           investment Plan                                        03.11.2000                 70               5.790
                           PEP Re-investments                                     08.11.2000                 16               5.600
                           Acquisition of shares under the Dividend Re-
                           investment Plan                                        30.03.2001                133               7.270
                           2001 Profit-sharing scheme award                       30.03.2001                 73               7.160
                           PEP Re-investments                                     04.04.2001                 35               7.050
                           PEP Tax Reclaim                                        23.05.2001                  4               7.160
                           Acquisition of shares under the Dividend Re-
                           Investment Plan                                        15.06.2001                 52               7.170
                           PEP Re-investments                                     20.06.2001                 11               7.205
                           Exercise of Options on maturity of Sharesave
                           scheme                                                 11.09.2001              4,575               3.770
                           Acquisition of shares under the Dividend Re-
                           investment Plan                                        14.09.2001                 51               7.350
                           PEP Re-investments                                     19.09.2001                 13               7.305
                           Acquisition of shares under the
                           Dividend Re-investment Plan                            14.12.2001                107               7,445
                           PEP Re-investments                                     19.12.2001                 13               7.485
    Peter Hickson ......   2000 Profit-sharing scheme award                       16.03.2000                157               3.650
                           2001 Profit-sharing scheme award                       30.03.2001                 73               7.160
    Dr. Paul Golby         2000 Profit-sharing scheme award                       16.03.2001                157                3.65
                           2001 Profit-sharing scheme award                       30.03.2001                 73               7.160


(ii) During the disclosure period, options in respect of Powergen Shares were granted to Powergen Directors as indicated in section 6(a)(ii) and (iv) above.

(iii) During the disclosure period, the following changes took place in the interests of Powergen Directors in Powergen Shares held in trust under the provisions of Powergen's Restricted Share Plan:

                                                                                                 Number of
                                                                                  Date of         Powergen    Price per Powergen
    Name                 Nature of transaction                                transaction           Shares    Share ((L))
    Edmund Wallis        Exercise of options on shares having been               18.04.00           19,989    4.3625
                         awarded and vested under a Medium Term Bonus
                         Award
                         Lapse of options held under a Medium Term               25.05.00         (21,277)    0.00
                         Bonus Award
                         Lapse of options held under a Medium Term               13.05.01         (19,480)    0.000
                         Bonus Award
    Nick Baldwin         Re-investment of dividend on shares held                10.05.00              330    4.485
                         under a Bonus Enhancement Award
                         Medium Term Bonus Award Grant                           22.05.01           22,377    0.000
                         Re-investment of dividend on shares held                03.11.00              122    5.730
                         under a Bonus Enhancement Award
                         Re-investment of dividend on shares held                30.03.01              227    7.150
                         under a Bonus Enhancement Award
                         Re-investment of dividend on shares held                15.06.01              106    7.170
                         under a Bonus Enhancement Award
                         Re-investment of dividend on shares held                14.09.01              105    7.310
                         under a Bonus Enhancement Award
                         Re-investment of dividend on shares held                17.12.01              105    7.445
                         under a Bonus Enhancement Award
    Peter Hickson        Re-investment of dividend on shares held                10.05.00            1,464    4.485
                         under a Bonus Enhancement Award
                         Vesting of shares under Annual Bonus Scheme             08.06.00          (11,337)   5.000
                         into own name
                         Re-investment of dividend on shares held                03.11.00              367    5.730
                         under a Bonus Enhancement Award
                         Re-investment of dividend on shares held                30.03.01              692    7.150
                         under a Bonus Enhancement Award
                         Medium Term Bonus Award Grant                           22.05.01           16,839    0.000
                         Re-investment of dividend on shares held                15.06.01              289    7.170
                         under a Bonus Enhancement Award
                         Lapse of options held under a Medium Term               26.07.01          (16,321)   0.000
                         Bonus Award
                         Re-investment of dividend on shares held                14.09.01              288    7.310
                         under a Bonus Enhancement Award
                         Re-investment of dividend on shares held                14.12.01              286    7.445
                         under a Bonus Enhancement Award


      During the disclosure period, the independent trustee of the Powergen Employee Share Trust dealt in Powergen Shares for the purposes of satisfying its obligations under the Powergen Restricted Share Plan. Although the Powergen Directors with service contracts are technically interested in all shares the subject of such dealings by the Powergen Employee Share Trust by virtue of the Act, it is not expected that those directors will receive any benefit from shares held by the Powergen Employee Share Trust other than pursuant to the Powergen Share Schemes as specified in section 6(a) above.

(iv) The following persons deemed to be acting in concert with E.ON or E.ON UK have dealt for value in Powergen Shares and Powergen ADSs during the disclosure period:

    Powergen Shares
                                                                                                 Number of
                                                                                  Date of         Powergen    Price per Powergen
    Name                                     Nature of transaction            transaction           Shares    Share ((L))
    Goldman Sachs International              Buy                                 25.04.00            7,200    4.055
    Goldman Sachs International              Sell                                25.04.00              720    4.055
    Goldman Sachs International              Sell                                26.04.00            6,480    4.0525
    Goldman, Sachs & Co.                     Buy                                 28.11.00            3,000    5.85
    Goldman, Sachs & Co.                     Sell                                28.11.00            3,000    8.3576
    Goldman, Sachs & Co.                     Buy                                 01.12.00              300    8.1855
    Goldman, Sachs & Co.                     Sell                                01.12.00              300    5.73
    Goldman Sachs International              Sell                                05.12.00           58,400    5.7702
    Goldman, Sachs & Co.                     Sell                                11.12.00            2,700    5.765
    Goldman, Sachs & Co.                     Buy                                 08.01.01           15,300    6.145


    Powergen ADSs
                                                                                  Date of        Number of
    Name                                     Nature of transaction            transaction    Powergen ADSs    Price (US$)
    Goldman, Sachs & Co.*                    Sell                                03.03.00              180    28 5/8
    Goldman, Sachs & Co.*                    Sell                                14.03.00            2,060    24 7/8
    Goldman, Sachs & Co.*                    Sell                                11.04.00              470    26 2/4
    Goldman, Sachs & Co.                     Buy                                 27.09.00              300    31 7/16
    Goldman, Sachs & Co.                     Buy                                 27.09.00              500    31 7/16
    Goldman, Sachs & Co.                     Buy                                 27.09.00              500    31 2/4
    Goldman, Sachs & Co.                     Buy                                 27.09.00            1,000    31 3/8
    Goldman, Sachs & Co.                     Buy                                 27.09.00            1,000    31 9/16
    Goldman, Sachs & Co.                     Buy                                 28.09.00              100    31 1/8
    Goldman Sachs International              Buy                                 05.12.00           14,600    33.2302
    *Discretionary Manager


(v) The following person deemed to be acting in concert with Powergen has dealt for value in Powergen Shares during the disclosure period:

                                                                                                 Number of
                                                                                  Date of         Powergen    Price per Powergen
    Name                                     Nature of transaction            transaction           Shares    Share (pence)
    Dresdner Kleinwort Wasserstein           Sell                                11.07.00           25,000    598.5
    Securities Limited
                                             Sell                                11.07.00           25,000    600
                                             Buy                                 21.07.00           25,000    596
                                             Buy                                 21.07.00           25,000    596
                                             Buy                                 31.07.00           48,000    586.36
                                             Sell                                23.08.00           48,000    592
                                             Sell                                08.01.01           10,000    610
                                             Buy                                 08.01.01           10,000    614
                                             Buy                                 08.01.01           10,000    614
                                             Buy                                 08.01.01           54,000    614.17
                                             Buy                                 08.01.01           54,000    614.17
                                             Sell                                08.01.01           10,000    617
                                             Sell                                12.01.01           54,000    616
                                             Sell                                12.01.01           54,000    616
                                             Buy                                 07.02.01            4,000    707
                                             Sell                                07.02.01            4,000    708
                                             Sell                                07.02.01            1,000    708
                                             Buy                                 19.06.01            1,000    719.45


      These trades were all contracts for difference and these positions have now all been closed.


(d)   General

(i) Save as disclosed above, as at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document), no Powergen Director nor any member of their immediate families or related trusts or connected persons (within the meaning of section 346 of the Act), owned or controlled or (in the case of the Powergen Directors, their immediate families and related trust or connected persons) was interested, directly or indirectly, in any relevant securities nor has any such person dealt for value therein during the disclosure period.

(ii) Save as disclosed above, as at the close of business on 20 March 2002 (the latest practicable date prior to the publication of this document), neither E.ON nor E.ON UK, nor any directors of E.ON or E.ON UK, nor any member of their immediate families or related trusts, nor any person deemed to be acting in concert with E.ON or E.ON UK, owned or controlled or (in the case of the directors of E.ON or E.ON UK, their immediate families and related trusts) was interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value therein during the disclosure period.

(iii) Save as disclosed herein, as at 20 March 2002 (the latest practicable date prior to the publication of this document) no bank, stockbroker, financial or other professional adviser (other than an exempt market maker) to Powergen (nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser) nor any subsidiary of Powergen nor any pension fund of Powergen or of any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) which is controlled by, controls or is under the same control as Powergen or any bank, stockbroker, financial or other professional adviser to Powergen, owned or controlled any relevant securities nor has any such person dealt for value therein during the disclosure period.

(iv) No arrangement exists between any person and Powergen or any associate of Powergen or E.ON or E.ON UK or any person acting in concert with E.ON or E.ON UK in relation to relevant securities including, in addition to indemnity and option arrangements, any agreement or understanding, formal or informal, of whatever nature, which may be an inducement to deal or refrain from dealing.

(v) No agreement, arrangement or understanding (including any compensation arrangement) exists between E.ON or E.ON UK or any party acting in concert with E.ON or E.ON UK for the purposes of the Acquisition and any of the directors, recent directors, shareholders or recent shareholders of Powergen having any connection with or dependence on, or which is conditional on the outcome of, the Acquisition.

(vi) There is no agreement, arrangement or understanding by which the beneficial ownership of any of the Powergen Shares to be acquired pursuant to the Acquisition will be transferred to any other person, save that E.ON UK reserves the right to transfer any such shares to any other member of the E.ON Group or to a nominee.

(vii) No proposal exists in connection with the Acquisition whereby any payment or other benefit shall be made or given by E.ON or E.ON UK or any other person acting in concert with E.ON or E.ON UK for the purposes of the Acquisition to any Powergen Director as compensation for loss of office or as consideration for or in connection with his loss of office.

(viii)Powergen has not redeemed or purchased any Powergen Shares during the disclosure period.

(ix)  For the purposes of this section 6:

      (A) "disclosure period" means the period commencing on 17 January 2000 (being the date 12 months prior to the date on which Powergen announced that it was in preliminary discussions with E.ON which may or may not lead to an offer being made for Powergen) and ending on 20 March 2002 (the latest practicable date prior to the publication of this document);

      (B) "relevant securities" means Powergen Shares and securities convertible into, or exchangeable for, rights to subscribe for and options (including traded options) in respect of, or derivatives or covered warrants referenced to, Powergen Shares as the case may be;

      (C) "derivative" includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying security;

      (D) references to "acting in concert" have the same meaning as in the Code;

      (E)   references to an "associate" are to:

            (i) a company's subsidiaries and associated companies and companies of which any such subsidiaries or associated companies are associated companies;


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            (ii)  banks, financial and other professional advisers (including stockbrokers) to the companies or company covered in (i) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

            (iii) the directors of the company and the directors of any company covered in (i) above (together in each case with their close relatives and related trusts); and

            (iv) the pension funds of the company or a company covered in (i) above;

      (F) references to a "bank" does not apply to a bank whose sole relationship with Powergen or a company covered in paragraph
            (E)(i) above is the provision of normal commercial banking services or such activities in connection with the Acquisition as handling acceptances and other registration work; and

      (G) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of the company which are currently exercisable at a general meeting, irrespective of whether the holding gives de facto control.


7.  Powergen Share Schemes

Participants in each of the Powergen Share Schemes will be notified separately of the impact of the Scheme on their holdings, including tax consequences.

Following the Scheme becoming effective, no further grants will be made under the Powergen Share Schemes.

(a)   Powergen 1998 Profit Sharing Scheme

      The Scheme extends to any Powergen Shares held on behalf of employees and former employees by the trustee of the Powergen 1998 Profit Sharing Scheme, which is approved by the Inland Revenue. Participants will be entitled to the same consideration as that available to Powergen Shareholders in relation to the Scheme.

(b)   Powergen Share Option Schemes

      All subsisting options under the Powergen Share Option Schemes which are not already exercisable will become exercisable on the Hearing Date (save that options under the Powergen Long-Term Incentive Plan will become exercisable on 19 April 2002 if the resolutions to be considered at the Court Meeting and the Extraordinary General Meeting on that date are duly passed). All Powergen Shares issued on the exercise of options prior to the close of business on the Business Day preceding the Hearing Date will be subject to the Scheme, but the Scheme will not extend to Powergen Shares issued, including on the exercise of options, after that time. The effect of the amendment to Powergen's Articles of Association to be proposed at the Extraordinary General Meeting (set out in the notice of the Extraordinary General Meeting at the end of this document) will be that, if the Scheme becomes effective, each Powergen Share issued on the exercise of options after the close of business on the Business Day preceding the Hearing Date will be compulsorily acquired by E.ON UK, or as it may direct, for the same cash consideration as that paid in respect of each Scheme Share (or the equivalent Loan Note consideration).

      Alternatively, holders of options under the Powergen Share Option Schemes will be offered the opportunity, subject to the Scheme becoming effective, to cancel their options in return for a cash payment from a member of the E.ON Group equal to the difference between the cash consideration paid in respect of each Scheme Share and the exercise price under the relevant option, multiplied by the number of Powergen Shares which are capable of being acquired on exercise of the option.

      Participants in the Powergen Sharesave Scheme and the Powergen Sharesave Scheme (1998) will be entitled to exercise their options within the period of six months following the Hearing Date. The number of Powergen Shares which they may acquire on exercise will be restricted to that number which can be acquired at the exercise price with their accumulated monthly savings. As a result, save for contracts which mature within six months of the Hearing Date, participants will be able to acquire fewer Powergen Shares than could have been acquired on maturity of the savings contract. Accordingly, participants holding Powergen Sharesave Scheme and Powergen Sharesave Scheme (1998) options granted prior to the date of announcement of the Acquisition on 9 April 2001 will,

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      subject to the Scheme becoming effective, be entitled to a cash payment from a member of the E.ON Group equal to the additional profit which they would have made if they had continued to save for a further six months following expiry of the exercise period stated above. Edmund Wallis, Peter Hickson and Dr. Paul Golby hold Sharesave options entitling them, on the same terms as other optionholders, to a payment of approximately (L)2,585 each, before taxation.

      Any performance target attaching to options granted under the Powergen Executive Share Option Scheme and the Powergen Executive Share Option Scheme (1998) will cease to apply where options are exercised following the Hearing Date.

(c)   Powergen Restricted Share Plans

      The Powergen Restricted Share Plans provide for the grant of two categories of award - medium term bonus awards and bonus enhancement awards. The number of Powergen Shares released under medium term bonus awards is generally dependent on the performance of Powergen over a five year period, with no shares being released if Powergen is in the lower half of its comparator group by reference to total shareholder return, and with the full number of shares being released if Powergen is in the top quartile. Under bonus enhancement awards, participants are entitled to take bonuses in the form of Powergen Shares, with those shares being held in trust; after three years, additional matching shares will be transferred to the participant subject to the satisfaction of certain conditions.

      The effect of the Scheme will be that, in accordance with the rules of the Powergen Restricted Share Plans, all Powergen Shares under medium term bonus awards will be released in full (irrespective of the performance condition), and all Powergen Shares under bonus enhancement awards (that is, those bought with bonus and additional matching shares) will also be released early. The Powergen Employee Share Trust holds sufficient Powergen Shares to satisfy these awards in full.

      Edmund Wallis, Nick Baldwin, Peter Hickson and Dr. Paul Golby participate in the Restricted Share Plans and details of their awards are set out in section 6(a)(iii) above. No awards have been made under the Restricted Share Plans in 2002.

(d)   Powergen Long-Term Incentive Plan

      The Powergen Long-Term Incentive Plan provides for the grant of "performance units", and such grants have been made to US-based executives (including Mr Staffieri, an executive director of Powergen). The vesting of these performance units is normally dependent on corporate performance measured in terms of the growth of LG&E's cash flow during a three year performance period. Under the rules of the plan, these units will vest on 19 April 2002 if the resolutions to be considered at the Court Meeting and the Extraordinary General Meeting on that date are duly passed. In this event, the units will be valued by reference to the extent to which the performance conditions are satisfied over the period ending on the vesting date or, if higher, the value of the units when they were granted. Although the corporate performance condition cannot be tested until the vesting date, it is anticipated that the value of the performance units will be determined by reference to their value when they were granted. In accordance with the rules of the plan, a cash payment will be made in satisfaction of the amount due.

      Certain senior executives of LG&E (including Mr Staffieri) are contractually entitled to participate in the Long-Term Incentive Plan each year. Accordingly, the Remuneration Committee has made a grant of performance units to these individuals in respect of 2002, which will vest on the basis described above if the resolutions to be considered at the Court Meeting and the Extraordinary General Meeting are duly passed. No grants of share options will be made to these individuals in respect of 2002.

(e)   Section 401(k) retirement plan for US employees

      All US-based employees in service at 1 January 2001 and 2 July 2001 were allocated an interest in Powergen ADSs in the form of units in a special equity sub-fund constituted under a section 401(k) retirement plan operated by LG&E, to the value of $500 per participant. The Scheme extends to the Powergen ADSs held under this plan, and the custodian of the plan will receive cash in respect of the units held by participants. Participants will be notified of the investment choices available to them in respect of the cash received.


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8.    Powergen Directors' Service Contracts and Letters of Appointment

(a)   Service Contracts

(i) Each of the following Powergen Directors has a service contract with a Powergen Group company, details of which are as follows:

                                                                                                            Salary before 1 January
    Director                                 Date of Contract              Salary from 1 January 2002                          2002
    -------------------------------          --------------------------    --------------------------    --------------------------
    Edmund Wallis                            31 March 1991                                 (L)520,000                    (L)520,000
    Nick Baldwin                             8 October 2001                                (L)435,000                    (L)400,000
    Peter Hickson                            9 December 1996                               (L)340,000                    (L)330,000
    Victor Staffieri                         25 February 2000                                $630,000                      $600,000
    Dr. Paul Golby*                          1 June 2001                                   (L)265,000                    (L)235,000


    * Appointed a Powergen Director on 21 January 2001. On 4 February 2002, Dr. Paul Golby's service contract was amended to provide for a salary of
    (L)300,000 per annum with effect from 21 January 2002.

(ii) Mr Wallis's service contract was amended on 21 February 2001 in connection with his change in status from Chief Executive to Chairman. Mr Wallis is currently employed as Chairman for a fixed term ending on 28 February 2003, at a salary of (L)520,000 per annum until 28 February 2002 and thereafter a salary of (L)200,000 per annum. Mr Wallis has been paid a bonus of (L)130,000 for the year ended 28 February 2002, but is not entitled to any bonus in respect of the remainder of the period to 28 February 2003. Mr Wallis has ceased to accrue pension benefits having reached the age of 62 on 28 February 2001. Mr Wallis is entitled to the provision of a company car and private health cover. In the event that Powergen UK plc terminates Mr Wallis's employment at any time prior to 28 February 2003 (other than for misconduct), Mr Wallis will be entitled to receive a sum equal to (L)950,000 less the gross amounts of any salary or bonus paid to Mr Wallis in the period from 1 March 2001 to the date of termination.

      As announced on 29 January 2002, it is intended that Mr Wallis will assume the role of Chief Executive Officer and Deputy Chairman of Powergen following completion of the Acquisition. No terms have been agreed with Mr Wallis regarding this appointment.

(iii) Nick Baldwin, Peter Hickson and Dr. Paul Golby are entitled under their service contracts to benefits, including eligibility to participate in Powergen's bonus schemes, the provision of a company car, provision of private health cover, participation in the Electricity Supply Pension Scheme and participation in an unapproved unfunded pension scheme. Each of their service contracts are subject to termination by either party giving not less than one year's notice (or two years in the circumstances described below). Each of their appointments will automatically terminate on attainment of age 60.

      In the event of a change of control of Powergen UK plc or Powergen, the notice period of each of Messrs Baldwin and Hickson is automatically extended to two years. If the employment of either of Messrs Baldwin or Hickson is terminated within the period of two years following the earlier of such a change of control or the announcement of a change of control ("Protected Period"), Powergen UK plc is required to make a payment on termination ("Termination Payment"). Powergen UK plc is also required to make a Termination Payment if during the Protected Period Messrs Baldwin or Hickson terminates his employment in certain specified constructive dismissal events including: any reduction in his remuneration; any change in his title without his consent; any reduction in his authority, duties or responsibilities without his consent; the assignment to him of any position, duties or responsibilities inconsistent with his status and authority immediately prior to the announcement of the change of control event; his normal place of work being moved to a location outside the United Kingdom; him ceasing to hold the office of director for any reason (other than his resignation or him becoming prohibited or disqualified in law from acting as a director); or where, during the Protected Period, he is unable to perform his duties by reason of the actions of Powergen or any shareholder and he has served notice of this fact and Powergen has failed to remedy the situation within three months.

      The Termination Payment payable to Messrs Baldwin and Hickson shall be an amount equal to the aggregate of the following: (a) twice his gross annual salary at the rate current on the date of termination of employment (the "Termination Date"); (b) twice his target annual bonus (being 25 per cent. of gross annual salary) for the financial year in which the Termination Date falls; and (c) an amount determined by an actuary equal to the excess of the capital value on the Termination Date

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      of the pension and other benefits which would be payable under
      Powergen's retirement benefit schemes had Messrs Baldwin or Hickson continued in employment until the second anniversary of the Termination Date or (if earlier) his normal retirement date, over the capital value at the Termination Date of such pension and other benefits actually payable under Powergen's retirement benefit schemes. The Termination Payment shall not be reduced on account of mitigation. Where notice of termination of employment is given by Powergen, the Termination Payment shall be reduced pro rata by reference to any period of notice actually served by Messrs Baldwin or Hickson.

      As announced on 29 January 2002, Messrs Baldwin and Hickson have, following discussions with E.ON as to their future role within the Enlarged Group, indicated their intention to leave Powergen following completion of the Acquisition. In accordance with their service contracts, Messrs Baldwin and Hickson will become entitled to the Termination Payment (as described above) on termination of their employment.

(iv) Mr Staffieri is employed under an Employment and Severance Agreement dated 25 February 2000 as amended (including upon Mr Staffieri's appointment as Chief Executive Officer of LG&E on 30 April 2001) (the "Agreement"). The Agreement, which became effective on completion of Powergen's acquisition of LG&E on 11 December 2000 ("LG&E Completion"), is for an initial term of two years from LG&E Completion but will be automatically extended each year thereafter unless LG&E or Mr Staffieri gives notice of non-renewal. In addition to base salary, Mr Staffieri is entitled to participate in bonus arrangements on the basis of a target annual bonus of 70 per cent. of base salary with effect from his appointment as Chief Executive Officer of LG&E, which will be subject to a guaranteed minimum of 75 per cent. of target annual bonus for 2002. Mr Staffieri is also entitled to certain contractual benefits, including life insurance cover (and a further payment to cover tax liabilities on this benefit, calculated on a grossed-up basis).

      The Agreement provides for the payment of retention amounts to Mr Staffieri (in common with other senior executives of LG&E whom Powergen regarded as essential to the success of its acquisition of LG&E). On LG&E Completion, Mr Staffieri became entitled to a payment of $600,000, which has been paid to him. Mr Staffieri is entitled, subject to continued employment with LG&E at the date of payment, to three additional retention payments (of $809,000, $809,000 and $774,330 respectively) at six-monthly intervals following LG&E Completion. These amounts have been credited to Mr Staffieri's deferred compensation plan and the amount payable will be adjusted in accordance with the terms of that plan. A fourth retention payment of $262,835 is also payable eighteen months following LG&E Completion. All retention amounts are payable earlier in certain circumstances. The first two additional retention payments have been made at the relevant six-monthly intervals (the adjusted amounts paid being $833,111 and $886,772 respectively). Mr Staffieri's entitlement to the third and fourth additional retention payments will be accelerated by a change of control of Powergen (which, for these purposes, will occur if the resolutions to be proposed at the Court Meeting and Extraordinary General Meeting are duly passed), provided that Mr Staffieri remains in LG&E's employment until that date. Mr Staffieri is entitled to elect for such payments to continue to be held in his deferred compensation plan. However, if Mr Staffieri elects to receive payment, the amount payable would be approximately $845,590 in respect of the third retention payment and $262,835 in respect of the fourth retention payment.

      Under these retention arrangements, Mr Staffieri is entitled under the Agreement to 7,688 ADSs (the "Restricted ADSs") if he remains in employment with LG&E until eighteen months following LG&E Completion. Mr Staffieri's entitlement to the Restricted ADSs will likewise be accelerated by the change of control of Powergen (as defined above), provided that Mr Staffieri remains in LG&E's employment until that date. On release of the Restricted ADSs, Mr Staffieri will also be entitled to a payment (in cash or ADSs, at Mr Staffieri's election) equal to the value of dividends paid on the Restricted ADSs during the period since they were awarded to Mr Staffieri.

      During 2001 Mr Staffieri was granted 9,710 "performance units" under the Powergen Long-Term Incentive Plan, of which 7,648 were granted on 2 March 2001 and 2,062 were granted on 30 April 2001. Each performance unit has an initial value of $39.225, corresponding to the market value of an ADS on 2 March 2001. On 21 January 2002, Mr Staffieri was granted a further 25,278 performance units under the Powergen Long-Term Incentive Plan (each performance unit having an initial value of $43.615, corresponding to the market value of an ADS on that date) in recognition of the contractual entitlement of Mr Staffieri and other senior executives of LG&E to participate in the Powergen Long-Term Incentive Plan in 2002 (as described in section 7(d) above). The vesting of these performance units is normally dependent on corporate performance measured in terms of the

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      achievement of certain cash flow targets by LG&E during a three year performance period. Mr Staffieri's entitlement to these performance units will be accelerated by the change of control of Powergen (as defined above), provided that Mr Staffieri remains in LG&E's employment until that date. In these circumstances, the performance units will be valued by reference to the extent to which the performance conditions are satisfied over the period ending with the change of control or, if higher, the value of the performance units when they were granted to Mr Staffieri. Although the date for testing the corporate performance conditions has not yet occurred, it is anticipated that the value of the performance units will be determined by reference to their value when they were granted to Mr Staffieri. In this event, Mr Staffieri would become entitled to a payment of $1,483,375.

      If Mr Staffieri's employment is terminated by LG&E (including as a result of LG&E giving notice not to extend the term of the Agreement, but not if LG&E is terminating for cause) or by Mr Staffieri in certain constructive dismissal situations, within two years following a change of control of Powergen (as defined above), Mr Staffieri is entitled to a severance amount equal to 2.99 times the sum of his base salary and a specified amount in respect of annual bonus entitlement. In addition, Mr Staffieri is entitled to payment of all accrued remuneration, to continued provision of certain benefits for a period of three years from termination and to an amount in respect of outplacement services. Further, any payments to Mr Staffieri which would equal or exceed an amount which would constitute a non-deductible payment pursuant to relevant US tax law and which would be subject to an excise tax imposed under such law will be increased to ensure that Mr Staffieri receives an amount as if no excise tax had been imposed. If Mr Staffieri's employment is terminated by LG&E (including as a result of LG&E giving notice not to extend the term of the Agreement, but not if LG&E is terminating for cause), or by Mr Staffieri in certain constructive dismissal situations, but not following a change of control, Mr Staffieri is entitled to a severance amount equal to the sum of his base salary and a specified amount in respect of annual bonus entitlement, divided by twelve, and then multiplied by twenty-four. In addition, Mr Staffieri is entitled to payment of all accrued remuneration, to continued provision of certain benefits for a period of two years from termination and to an amount in respect of outplacement services.

(v) Save as referred to above, there is no contract of service of any Powergen Director with Powergen or any of its subsidiaries which has more than 12 months to run and no such contract has been entered into or amended within six months prior to the date of this document.


(b)   Letters of Appointment

      The Non-Executive Directors of Powergen do not have service contracts, and serve Powergen under the terms of letters of appointment. Each of the Non-Executive Directors is entitled to a fee of (L)25,000 per annum; Sydney Gillibrand is entitled to an additional fee of (L)5,000 per annum as chairman of the Audit Committee.


9.  Material contracts

The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by members of the Powergen Group during the period beginning two years before 17 January 2001 (being the date on which Powergen announced that it was in preliminary discussions with E.ON which may or may not lead to an offer being made for Powergen) and ending on 20 March 2002 (the last practicable date prior to the publication of this document) and are or may be material:

(a) In connection with the Acquisition, E.ON and Powergen entered into the Letter Agreement dated 8 April 2001. Under the Letter Agreement:

      (i) Powergen agreed that it would not, without the consent of E.ON, solicit or initiate discussions with third parties in relation to the acquisition of 10 per cent. of more of the share capital of Powergen. However, Powergen is permitted to implement a competing proposal which is not initiated by Powergen if required by the fiduciary duties of the directors of Powergen;

      (ii) Powergen undertook not to take any action which it is aware would cause any of the pre-conditions (the "Pre-conditions") or conditions to the Acquisition not to be satisfied in a material respect in the period prior to the Acquisition becoming unconditional, without the consent of E.ON (such consent not to be unreasonably withheld or delayed);


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      (iii) Powergen agreed to pay an inducement fee of (L)50 million if (i)
            the Acquisition lapses or is withdrawn following a competing proposal that is recommended by a majority of the Powergen Directors, and such proposal is completed; (ii) the Acquisition lapses or is withdrawn following a withdrawal of the recommendation of the Acquisition by more than one of the Powergen Directors; (iii) E.ON elects, with the consent of Powergen, to implement the Acquisition by way of scheme of arrangement and the scheme of arrangement does not become effective as a result of the Powergen Directors failing to take the necessary agreed action; or
            (iv) the Acquisition lapses or is withdrawn following a material breach of the Letter Agreement by Powergen or Powergen knowingly taking any action which prevents a Pre-condition or condition of the Acquisition from being satisfied in a material respect and intending to prevent it from being so satisfied. E.ON agreed to pay to Powergen an inducement fee of at least (L)50 million, depending on the circumstances, if it does not fulfil certain of its obligations under the Letter Agreement or if certain other requirements relating to the Pre-conditions are not fulfilled; and

      (iv) E.ON and Powergen agreed to co-operate in respect of filings with regulatory authorities and E.ON agreed that it would not refuse to accept regulatory requirements that both parties had been advised would be necessary. E.ON and Powergen agreed that the Panel would determine issues as to materiality that arose in respect of the Pre-conditions.

      The Letter Agreement will terminate (and the obligations of the parties, including E.ON's obligation to make the Offer, will lapse) if the Pre-conditions are not satisfied by the close of business (London time) on 9 July 2002.

(b) On 19 March 2002, E.ON and Powergen entered into a supplemental letter agreement pursuant to which E.ON has agreed to extend its obligations under the Letter Agreement to pay an inducement fee to Powergen, in certain circumstances, if the pre-conditions relating to PUHCA that have been waived by E.ON and have become conditions of the Acquisition are not satisfied.

(c) An agreement and plan of merger date 27 February 2000 between (1) Powergen, (2) LG&E Energy, (3) a Delaware Corporation formed as an indirect wholly owned subsidiary of Powergen ("US Subholdco 2") and (4) a Kentucky Corporation to be formed as a direct wholly owned subsidiary of US Subholdco 2, under which Powergen agreed to acquire all of the outstanding shares of LG&E Energy at a price of $24.85 in cash for each LG&E Energy share, valuing the equity of LG&E Energy at a total of $3,233 million on a fully diluted basis. The acquisition was effected by a statutory merger under Kentucky law, whereby an indirect wholly owned subsidiary of Powergen merged with and into LG&E Energy and, as a result, became an indirect subsidiary of Powergen on completion. Completion of the acquisition was subject to certain conditions, including receipt of certain regulatory and governmental approvals. The agreement also contained certain representations, warranties and indemnities by Powergen and LG&E Energy. For three years after completion of the acquisition, the board of directors of LG&E Energy will consist of three directors, one of whom will have been an officer or director of LG&E Energy at completion.

(d) A sale and lease agreement dated 30 April 1999, together with an amendment agreement dated 8 July 1999, each made between (1) Powergen UK plc and (2) Edison First Power Limited ("EFP") under which Powergen UK plc agreed to sell and lease, and EFP agreed to purchase and to take on the lease of, the assets and land of the Ferrybridge `C' power station for a cash consideration of (L)510 million. This premium was subject to a post-completion adjustment upon the issuance by the Environment Agency of certain environmental controls relating to the power station. In addition, the agreement includes certain warranties and indemnities by Powergen UK plc.

(e) A sale and lease agreement dated 30 April 1999, together with an amendment agreement dated 8 July 1999, each made between (1) Powergen UK plc and (2) EFP under which Powergen UK plc agreed to sell and lease, and EFP agreed to purchase and to take on the lease of, the assets and land of the Fiddler's Ferry power station for a cash consideration of
      (L)526 million. This premium was subject to a post-completion adjustment upon the issuance by the Environmental Agency of certain environment controls relating to the power station. In addition, the agreement includes certain warranties and indemnities by Powergen UK plc.

(f)   (i)   On 7 December 2000, Powergen UK plc ("Powergen UK") entered into a
            Joint Venture Agreement with CLP Power International Limited
            ("CLP"), which was amended by agreements dated 23 February 2001 and 21 December 2001 between the same parties, relating to various joint venture companies (the "Joint Venture Companies") established to acquire Powergen

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            UK's Australian, Indian and other Asian assets. The Joint Venture
            Companies are, or are to be, 80 per cent. owned by CLP and 20 per cent. owned by Powergen. Under the agreement, in certain circumstances, Powergen has the right to sell its shares in the Joint Venture Companies to CLP and CLP has the right to acquire Powergen shares in the Joint Venture Companies, at an arm's length price to be agreed between the parties or to be determined independently, subject to an adjustment of +/- 15 per cent. in case of fault by one of the parties. The agreement also provides that Powergen has the right to sell to CLP Powergen Southeast Asia Limited, a Joint Venture Company, and CLP Powergen Southeast Asia Limited has the right to acquire Powergen UK's and Powergen Holdings BV's interest in a 1,220 MW power station at Paiton, Indonesia, subject to a number of conditions, for an arm's length price to be agreed by the parties or to be determined independently following the restructuring of the project. This put and call option arrangement was subsequently set out in a separate agreement dated 2 August 2001 between Powergen UK, Powergen Holdings BV, CLP, Ergon Energy Limited and CLP Powergen Southeast Asia Limited.

      (ii) On 7 December 2000, Powergen UK, Powergen Holdings BV, CLP and CLP Powergen Sdn Bhd (formerly know as Organic Power Sdn Bhd), a Joint Venture Company, entered into a sale and purchase agreement under which, subject to certain conditions and adjustments, Powergen Holdings BV agreed to sell and CLP Powergen Sdn Bhd agreed to acquire Powergen Holding BV's 49.95 per cent. holding in the 1,450 MW coal-fired Yallourn power station in Australia for a cash consideration plus shares in CLP Powergen Sdn Bhd equivalent to 20 per cent. of its issued share capital. On the same date CLP Powergen Sdn Bhd separately agreed to acquire a further 42.05 per cent. holding held by other shareholders.

      (iii) On 7 December 2000, Powergen UK, Powergen Holdings BV, CLP and CLP Powergen India Limited (formerly known as CLP Power Projects I), a Joint Venture Company, entered into a sale and purchase agreement, which was amended by an agreement dated 21 December 2001 between the same parties, under which, subject to certain conditions, Powergen Holdings BV agreed to sell and CLP Powergen India Limited agreed to acquire Powergen Holding BV's 88 per cent. holding in a 655 MW power station at Paguthan in Gujarat, India ("GPEC") (together with a further 12 per cent. holding in GPEC to be purchased by Powergen UK plc pursuant to the agreement referred to in paragraph (iv) below) for a cash consideration plus shares in CLP Powergen India Limited equivalent to 20 per cent. of its issued share capital.

      (iv) On 27 June 2001, Powergen UK and Gujarat Power Corporation Limited ("GPCL"), entered into a sale and purchase agreement under which, subject to certain conditions, GPCL agreed to sell and Powergen UK agreed to acquire GPCL's 12 per cent. shareholding in GPEC for an aggregate consideration of approximately US$58.6 million, payable in rupees.

      The aggregate consideration for the sales by Powergen Holdings BV referred to in paragraphs (ii) and (iii) above is US$393 million of which US$361 million has been received for the sale of its 49.95 per cent. holding in the Yallourn power station in Australia and its 88 per cent. holding in the power station in Gujarat, India.

      The above sale and purchase agreements contain certain representations, warranties and indemnities by members of the Powergen Group.

(g) On 11 December 2000, Powergen Holdings BV ("the Vendor") and Powergen UK entered into an agreement with RWE Power Aktiengesellschaft ("RWE") for the sale of the Vendor's 49.9 per cent. shareholding in Turbogas Produtora Energetica S.A. ("Turbogas"), which owned Tapada do Outeiro, a 990 MW natural gas-fired CCGT power station based near Oporto in northern Portugal and the Vendor's 75 per cent. shareholding in Portugen Energia S.A. The consideration payable was Euro 182 million. In addition, RWE agreed to purchase the Vendor's shareholder loans to Turbogas at completion. The Vendor's obligations under the agreement were guaranteed by Powergen UK plc. Completion of the sale was subject to certain conditions, including regulatory approvals. The agreement also contained certain representations and warranties by the Vendor.

(h) On 12 April 2001, the Vendor, Powergen UK, NRG International III, Inc. and NRG Energy, Inc. ("NRG") entered into a sale and purchase agreement for the sale to NRG of the Vendor's mining and power station interests in Germany, including the Powergen Group's stake in Mibrag GmbH and Saale Energie GmbH (owner of Schkopau power station). Also on 12 April 2001, the Vendor, Powergen UK plc, Csepel Luxembourg (No. 1) Sarl and NRG entered into a sale and purchase

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      agreement for the sale to NRG of the Vendor's power station interests in
      Hungary, including the wholly owned Hungarian assets, Csepel I and II. The total consideration payable pursuant to these agreements was (L)130 million. Completion of the transactions was subject to certain conditions, including regulatory approvals. The agreements also contained certain warranties and indemnities by members of the Powergen Group.

(i) An interest purchase agreement entered into on 5 November 2001 between LG&E Power Inc., American Power, Incorporated and Progress Ventures Inc. under which LG&E Power Inc. and American Power, Incorporated agreed, subject to certain conditions, including receipt of certain regulatory and governmental approvals, to sell the entire ownership interests in LG&E Power Monroe LLC and LG&E Power Tiger Creek LLC for cash consideration of US$345 million. The agreement includes certain representations, warranties and indemnities by LG&E Power Inc.


10.   Summary of terms and conditions of use of electronic proxy appointments

      Set out below is a summary of certain material terms and conditions (the "Conditions of Use") governing the use by Powergen Shareholders of the Registrars' electronic proxy appointment service (the "Electronic Proxy Service") in connection with the Court Meeting and the Extraordinary General Meeting. The Conditions are legally binding and should be read carefully before using the Electronic Proxy Service. The Conditions of Use are set out in full on the Registrars' website, which may be accessed by logging on to Powergen's website, www.powergenplc.com and clicking on `Electronic Communications'. Powergen Shareholders will have to enter their 10-digit Shareholder Reference Number and 4-digit PIN number printed on the Forms of Proxy.


      Confirmations

      When clicking on the icon "I Agree", the Powergen Shareholder will be deemed to confirm that he, she or it:

      (a) is a shareholder of Powergen or is otherwise duly authorised to submit the Form of Proxy through the Electronic Proxy Service on behalf of such shareholder;

      (b) if the shareholding is a joint holding, is the first named shareholder and has obtained the consent of all other joint holders to participate in the Electronic Proxy Service;

      (c) has read and understood the Conditions of Use and agrees to be bound by them; and

      (d) is either resident in, or a citizen of, the United Kingdom or has otherwise complied with all applicable legal requirements in any other jurisdiction necessary to lawfully make use of the Electronic Proxy Service.


      Security and Confidentiality

      In using the Electronic Proxy Service, Powergen Shareholders acknowledge that risks of interception and/or tampering with the communication exist and that confidentiality cannot always be assured. Neither the Company nor the Registrar accepts any responsibility for any interception or tampering or loss of confidentiality which may take place or for any losses, claims, damages or expenses which may be suffered or incurred by any Powergen Shareholder as a result of any such interception or tampering.


      Electronic Proxy Appointment

      An appointment of proxy communicated through the Electronic Proxy Service shall only be valid if it is correctly completed and lodged at the address and by the date and time specified in such Form of Proxy. Proxy appointments may, however, be subject to verification on such terms and conditions as the Company or the Registrar may consider appropriate. If verification is not completed to its satisfaction, each of Powergen and the Registrar reserves the right to treat any such appointment of proxy as invalid.

      In the event of more than one proxy appointment being made (whether by use of the documentary Proxy Form or the Electronic Proxy Service (each a "relevant proxy form")) then the last relevant

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      proxy form received at the address specified in such relevant proxy form shall override all previous appointments unless, in the case of documentary Proxy Forms only, the documentary Proxy Form indicates otherwise.


      Liability

      Neither the Registrar nor Powergen shall be liable for any loss or damage suffered or incurred as a result of a Powergen Shareholder using the Electronic Proxy Service unless such loss or damage results directly from the wilful default or fraud of the Registrar or Powergen. In the event that Powergen Shareholders do not comply with the Conditions of Use and this results in loss or damage to the Registrar or Powergen or both, such Powergen Shareholders shall be liable to compensate each of the Registrar and Powergen for any such loss or damage.


      Disruption to the Service

      Each of Registrar and Powergen aims to provide the Electronic Proxy Service in an uninterrupted manner. However, neither Powergen nor the Registrar shall be responsible if, for reasons beyond the control of either Powergen or the Registrar, the Electronic Proxy Service cannot be provided.


      Software and hardware

      Powergen Shareholders are responsible for the maintenance of their computer system and for ensuring they can appoint a proxy through the Electronic Proxy Service. They are also responsible for ensuring all Electronic Proxy Forms submitted by them through the Electronic Proxy Service to Powergen or the Registrar are free from viruses or defects. If a Form of Proxy submitted by a Powergen Shareholder through the Electronic Proxy Service is found to contain a virus, it may not be accepted by the Registrar or Powergen.


11.   Material changes

      Save as disclosed in this document, there has been no material change in the financial or trading position of Powergen since 31 December 2000, being the date to which the latest audited financial statements of Powergen were prepared.


12.   Consents

(a) Dresdner Kleinwort Wasserstein has given and not withdrawn its written consent to the issue of this document with the inclusion of its letter set out in Part II of this document and the references to its name in the form and in the context in which they appear.


(b) Goldman Sachs International has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear.


13.   Details of financing and cash confirmation

      The cash consideration payable by E.ON UK under the Scheme will be financed from the existing resources and financing arrangements of the E.ON Group. Goldman Sachs International, the financial adviser to E.ON and E.ON UK, is satisfied that the necessary financial resources are available to E.ON UK to satisfy the payment in full of the consideration due under the Scheme.

      E.ON does not intend that the payment of interest on, repayment of or security for any liability (contingent or otherwise) will depend to any significant extent on the business of Powergen.


14.   Sources and bases of information

In this document, unless otherwise stated or the context otherwise requires, the following bases and sources have been used:


(a) the financial information on Powergen is extracted from the audited financial statements of Powergen for the nine months ended 3 January 1999 and the two financial years ended 2 January 2000 and 31 December 2000 respectively, and the preliminary results statement issued by Powergen on 21 February 2002;


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
(b) the financial information on E.ON set out in section 4 of this Part VI is extracted from the audited financial statements of E.ON for year ended 31 December 2000 and the unaudited interim results of E.ON for the nine months ended 30 September 2001;

(c) the market capitalisation of E.ON set out in section 4 of this Part VI is based on 687,331,234 E.ON shares in issue on 20 March 2002 and a closing price of (E)58.09 for E.ON shares on Xetra at 8.00 p.m. (German time) on 20 March 2002; and

(d) the value of the whole of the issued share capital of Powergen is based upon 654,845,045 Powergen Shares in issue on 20 March 2002.


15.   Documents on display

Copies of the following documents will be available for inspection during normal business hours on any weekday (public holidays excepted) up to and including the Scheme Effective Date at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS:

(a) the memorandum and articles of association of Powergen (marked to show the amendment proposed in the special resolution in the notice of Extraordinary General Meeting of Powergen);

(b)   the memorandum and articles of association of E.ON UK;

(c)   the articles of association (Satzung) of E.ON;

(d) the audited consolidated accounts of Powergen for the nine months ended 3 January 1999 and the two financial years ended 2 January 2000 and 31 December 2000 respectively;

(e) the unaudited preliminary results of Powergen for the twelve months ended 31 December 2001;

(f) the audited consolidated financial statements of E.ON for the two financial years ended 31 December 1999 and 31 December 2000 respectively;

(g) the unaudited interim results of E.ON for the nine months ended 30 September 2001;

(h)   the service agreements referred to in section 8 above;

(i)   the contracts referred to in section 9 above;

(j)   the written consents referred to in section 12 above;

(k)   a draft, subject to amendment, of the Loan Note Instrument; and

(l)   the valuation of the Loan Notes by Goldman Sachs International.

Dated 27 March 2002


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
                                    PART VII

                                  DEFINITIONS


The following definitions have the following meanings in this document, other than in Part VIII and the notices of meeting, unless the context requires otherwise:

"Acquisition"                      the proposed acquisition by E.ON UK of the
                                   Powergen Shares pursuant to the Scheme,
                                   details of which are set out in this
                                   document;

"Act" or the "Companies Act" or    the Companies Act 1985, as amended;
the "Companies Act 1985"

"Announcement"                     the announcement dated 9 April 2001 of
                                   E.ON's recommended pre-conditional cash
                                   offer for Powergen;

"Australia"                        the Commonwealth of Australia, its states,
                                   territories and possessions;

"Business Day"                     a day (other than a Saturday or Sunday) on
                                   which banks are open for business (other than solely for trading and settlement in euro) in the City of London;

"Canada" Canada, its provinces and territories and all areas subject to its jurisdiction and any political sub-divisions thereof;

"Cancellation Shares"              the Scheme Shares other than the Transfer
                                   Shares;

"certificated" or in "certificated a share which is not in uncertificated form
 form"                             (that is, not in CREST);

"Code"                             the City Code on Takeovers and Mergers;

"Court"                            the High Court of Justice in England and
                                   Wales;

"Court Meeting"                    the meeting of the Powergen Shareholders
                                   convened by order of the Court pursuant to
                                   section 425 of the Act, including any
                                   adjournment thereof;

"CREST" a relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

"CRESTCo"                          CRESTCo Limited;

"Depositary"                       The Bank of New York, 101 Barclay Street,
                                   New York, New York 10286;

"Deposit Agreement"                the amended and restated deposit agreement
                                   dated 16 February 1995 between Powergen, the Depositary and holders from time to time of the Powergen ADSs;

"Dresdner Kleinwort Wasserstein"   Dresdner Kleinwort Wasserstein Limited;

"Enlarged Group"                   the E.ON Group following the Acquisition;

"E.ON"                             E.ON AG;

"E.ON Group"                       E.ON and its subsidiaries and subsidiary
                                   undertakings and, where the context
                                   permits, each of them;

"E.ON Management Board"            the members of the Management Board of E.ON
                                   at the date of this document, whose names are set out in section 3 of Part VI of this document;

"E.ON UK"                          E.ON UK PLC;

"Extraordinary General Meeting"    the extraordinary general meeting of
                                   Powergen convened by the notice set out at the end of this document, including any adjournment thereof;


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

"Form of Election"                 the form of election in respect of the Loan
                                   Note Alternative enclosed with this
                                   document;

"Forms of Proxy"                   the white forms of proxy for use in
                                   connection with the Extraordinary General
                                   Meeting and the blue forms of proxy for use in connection with the Court Meeting;

"Hearing Date"                     the date on which the Court sanctions the
                                   Scheme and confirms the reduction of
                                   capital which forms part of it;

"holder"                           includes any person entitled by
                                   transmission;

"Japan" Japan, its cities, prefectures, territories and possessions;

"LG&E"                             LG&E Energy Corp.;

"LG&E Preferred Shares"            (i)   860,287 outstanding 5 per cent.
                                         Cumulative Preferred Stock ($25 par
                                         value); 250,000 outstanding $5.875
                                         Cumulative Preferred Stock (without
                                         par value); and 500,000 outstanding
                                         Auction Rate, Series A Preferred
                                         Stock (without par value) issued by
                                         Louisville Gas and Electric Company;
                                         and

                                   (ii)  200,000 outstanding 4.75 per cent.
                                         Preferred Stock ($100 stated value
                                         (without par value)); and 200,000
                                         outstanding 6.53 per cent. Preferred
                                         Stock ($100 stated value (without par
                                         value)) issued by Kentucky Utilities
                                         Company;

"LIBOR" London Interbank Offered Rate, calculated from time to time in accordance with the Loan Note Instrument summarised in Part V of this document;

"Loan Notes"                       the floating rate unlisted unsecured
                                   unsubordinated loan notes of E.ON UK,
                                   guaranteed by E.ON, which may be required to be issued under the Loan Note
                                   Alternative, the principal terms and
                                   conditions of which are set out in Part V of this document;

"Loan Note Alternative"            the loan note alternative under which
                                   Powergen Shareholders (other than
                                   Restricted Overseas Persons (including US
                                   Persons)) may elect to receive, in exchange for Scheme Shares, Loan Notes on the basis set out in this document, instead of all or part of the cash to which they would otherwise be entitled under the Scheme;

"Loan Note Instrument"             the instrument constituting the Loan Notes;

"London Stock Exchange"            London Stock Exchange plc;

"Nominee Form of Instruction"      the form of instruction for use by holders
                                   of Powergen Shares through the Nominee
                                   Service;

"Nominee Service" or               the nominee service under which
"Computershare Nominee Service"    Computershare Company Nominees Limited
                                   holds Powergen Shares as nominee;

"Offer Period"                     17 January 2001 until the Scheme Effective
                                   Date;

"Official List"                    the Official List of the UK Listing
                                   Authority;

"Panel"                            the Panel on Takeovers and Mergers;

"Powergen"                         Powergen plc;

"Powergen ADSs"                    American depositary shares of Powergen,
                                   each representing four Powergen Shares;

"Powergen Directors"               the directors of Powergen at the date of
                                   this document, whose names are set out in
                                   section 2 of Part VI of this document;

"Powergen Group"                   Powergen and its subsidiaries and its
                                   subsidiary undertakings and, where the
                                   context permits, each of them;


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

"Powergen Restricted Share Plans"  the Powergen Restricted Share Plan and the
                                   Powergen Restricted Share Plan (1998);

"Powergen Securities"              Powergen Shares and Powergen ADSs;

"Powergen Shareholders"            holders of Powergen Shares;

"Powergen Shares"                  ordinary shares of 50 pence each in the
                                   capital of Powergen, including such shares represented by Powergen ADSs;

"Powergen Share Option Schemes"    the Powergen Sharesave Scheme, the Powergen
                                   Sharesave Scheme (1998), the Powergen
                                   Executive Share Option Scheme, the Powergen
                                   Executive Share Option Scheme (1998), the
                                   Powergen Long-Term Incentive Plan and the
                                   Powergen Long-Term Incentive Plan (Roger
                                   Hale);

"Powergen Share Schemes"           the Powergen Share Option Schemes, the
                                   Powergen 1998 Profit Sharing Scheme and the
                                   Powergen Restricted Share Plans;

"PUHCA"                            the United States Public Utility Holding
                                   Company Act of 1935, as amended;

"Registrars" or "Computershare"    Computershare Investor Services PLC, P.O.
                                   Box 478, The Pavilions, Bridgwater Road,
                                   Bristol BS99 7JP;

"Regulations"                      the Uncertificated Securities Regulations
                                   1995 (SI 1995/3272);

"Restricted Overseas Person"       a US Person or other person (including an
                                   individual, partnership, incorporated
                                   syndicate, incorporated association, trust, trustee, executor, administrator or other legal representative) residing in or resident in the United States, Canada, Australia, Japan, New Zealand, South
                                   Africa, Belgium, France, Germany,
                                   The Netherlands, Singapore, Malaysia or
                                   Spain or any person who is deemed to be a Restricted Overseas Person in accordance with clause 5 of the Scheme;

"Scheme" the scheme of arrangement under section 425 of the Act between Powergen and the holders of the Scheme Shares, as set out in Part VIII of this document or with or subject to any modification, addition or condition which the Court may think fit to approve or impose;

"Scheme Effective Date"            the date on which the Scheme becomes
                                   effective in accordance with its terms;

"Scheme Record Date"               the close of business on the Business Day
                                   immediately preceding the Scheme Effective
                                   Date;

"Scheme Shares"                    the Powergen Shares in issue at the date of
                                   this document and any Powergen Shares
                                   issued:

                                   (i)   after the date of this document and
                                         prior to the Voting Record Time; or

                                   (ii)  on or after the Voting Record Time
                                         and before the close of business on
                                         the Business Day preceding the
                                         Hearing Date on terms that the holder
                                         thereof shall be bound by the Scheme
                                         or, in the case of any such shares
                                         issued prior to the adoption of the
                                         amendment to the articles of
                                         association set out in the notice of
                                         Extraordinary General Meeting at the
                                         end of this document, in respect
                                         of which the original or any
                                         subsequent holder thereof is or shall
                                         have agreed in writing to be bound by
                                         the Scheme,

                                   excluding, in either case, any Powergen
                                   Shares held by E.ON UK on the Scheme Record
                                   Date;

"SEC"                              the United States Securities and Exchange
                                   Commission;


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

"subsidiary", "subsidiary          shall be construed in accordance with the
 undertaking", "associated         Act (but for this purpose ignoring
 undertaking" and "undertaking"    paragraph 20(1)(b) of Schedule 4A of the
                                   Act);

"TFE Instruction"                  a Transfer from Escrow instruction (as
                                   defined by the CREST manual issued to
                                   CRESTCo);

"TTE Instruction"                  a Transfer to Escrow instruction (as
                                   defined by the CREST manual issued to
                                   CRESTCo);

"Transfer Shares"                  those of the Scheme Shares in relation to
                                   which a valid election for the Loan Note
                                   Alternative shall have been made and not deemed to have been revoked in accordance with the provisions of the Scheme;

"UK"                               the United Kingdom of Great Britain and
                                   Northern Ireland;

"UK Listing Authority"             The Financial Services Authority in its
                                   capacity as competent authority under Part
                                   VI of the Financial Services and Markets
                                   Act 2000;

"uncertificated" or in             recorded on the relevant register as being
"uncertificated form"              held in uncertificated form in CREST and
                                   title to which by virtue of the
                                   Regulations, may be transferred by means of CREST;

"United States" or "US"            the United States of America, its
                                   territories and possessions, any state or political sub-division of the United States of America and the District of Columbia;

"US$" or "US dollars" or "$"       the lawful currency of the United States of
                                   America;

"US Person"                        a US person as defined in Regulation S
                                   under the US Securities Act;

"US Securities Act"                the United States Securities Act of 1933,
                                   as amended, and the rules and regulations promulgated thereunder;

"Voting Instruction Card"          the voting instruction card in respect of
                                   Powergen ADSs enclosed with this document for use by holders of Powergen ADSs;

"Voting Record Time"               9.30 a.m. on 17 April 2002 or, if the Court
                                   Meeting is adjourned, 48 hours before the time fixed for such adjournment;

"Wider E.ON Group"                 E.ON and any of its subsidiaries or
                                   subsidiary undertakings or associated
                                   undertakings and any other body corporate, partnership, joint venture or person in which E.ON and such undertakings
                                   (aggregating their interests) have an
                                   interest of 20 per cent. or more of the
                                   voting or equity capital or the equivalent and any "affiliated companies" within the meaning of section 15 of the German Stock
                                   Corporation Act; and

"Wider Powergen Group"             Powergen and any of its subsidiaries or
                                   subsidiary undertakings or associated
                                   undertakings and any other body corporate, partnership, joint venture or person in which Powergen and such undertakings
                                   (aggregating their interests) have an
                                   interest of 20 per cent. or more of the
                                   voting or equity capital or the equivalent.


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                                   PART VIII

                           THE SCHEME OF ARRANGEMENT


IN THE HIGH COURT OF JUSTICE                                           No. 1985
CHANCERY DIVISION
COMPANIES COURT


                                IN THE MATTER OF

                                  POWERGEN PLC

                                      and

                     IN THE MATTER OF THE COMPANIES ACT 1985

                     ---------------------------------------

                             SCHEME OF ARRANGEMENT
                  (under section 425 of the Companies Act 1985)

                                    between

                                  POWERGEN PLC

                                      and

                          THE HOLDERS OF SCHEME SHARES
                            (as hereinafter defined)

                     ---------------------------------------

Preliminary

(A) In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

"Act"                             means the Companies Act 1985, as amended;

"Business Day"                    means a day (other than a Saturday or Sunday)
                                  on which banks are open for business (other than solely for trading and settlement in euro) in the City of London;

"Cancellation Shares"             means the Scheme Shares other than the
                                  Transfer Shares;

"Cash Consideration"              means the consideration payable by E.ON UK
                                  under clause 3;

"certificated form" or            means not in uncertificated form (that is,
"in certificated form"            not in CREST);

"Court" means the High Court of Justice in England and Wales;

"Court Meeting"                   means the meeting of the holders of Powergen
                                  Shares convened by order of the Court
                                  pursuant to section 425 of the Act, including any adjournment thereof;

"CREST" means a relevant system (as defined in the Uncertificated Securities Regulations 1995) in respect of which CRESTCo Limited is the Operator (as defined in such Regulations);

"E.ON"                            means E.ON AG;

"E.ON Group"                      means E.ON and its subsidiaries and
                                  subsidiary undertakings;


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"E.ON UK"                         means E.ON UK PLC, a wholly-owned subsidiary
                                  of E.ON, registered in England and Wales with number 1313782;

"E.ON UK Loan Notes"              means floating rate unlisted unsecured
                                  unsubordinated loan notes each of E.ON UK, guaranteed by E.ON, which may be required to be issued under the Loan Note Alternative, the principal terms and conditions of which are summarised in Part V of the Scheme
                                  Document;

"Explanatory Statement"           means theexplanatory statement dated 27 March
                                  2002 circulated with this Scheme pursuant to
                                  section 426 of the Act;

"Form of Election"                means the form of election in respect of the
                                  Loan Note Alternative despatched to holders of Powergen Shares for use in respect of the Loan Note Alternative;

"Hearing"                         means the hearing by the Court of the
                                  petition to sanction this Scheme and confirm the reduction of capital which forms part of it;

"Hearing Date"                    means the date on which the Court sanctions
                                  this Scheme and confirms the reduction of capital which forms part of it;

"holder"                          includes any person entitled by transmission;

"Loan Note Alternative"           means the alternative consideration for which
                                  a holder of Scheme Shares (other than a
                                  Restricted Overseas Person) is entitled to elect under, and subject to, clause 5;

"Members"                         means members of Powergen on the register of
                                  members at any relevant date;

"Powergen"                        means Powergen plc, registered in England and
                                  Wales with number 3586615;

"Powergen ADSs"                   means American depositary shares of Powergen,
                                  each representing four Powergen Shares;

"Powergen Shares"                 means ordinary shares of 50 pence each in the
                                  capital of Powergen, including any such
                                  shares represented by Powergen ADSs;

"Restricted Overseas Person"      means a US Person or any other person
                                  (including an individual, partnership,
                                  incorporated syndicate, incorporated
                                  association, trust, trustee, executor,
                                  administrator or other legal representative) residing in or resident in the United States, Canada, Australia, Japan, New Zealand, South
                                  Africa, Belgium, France, Germany,
                                  The Netherlands, Singapore, Malaysia or Spain or any person who is deemed to be a Restricted Overseas Person in accordance with clause 5;

"Scheme" means this Scheme in its present form or with or subject to any modification, addition or condition which the Court may think fit to approve or impose;

"Scheme Document"                 means the circular to Powergen Shareholders
                                  dated 27 March 2002;

"Scheme Effective Date"           means the date on which this Scheme becomes
                                  effective in accordance with clause 8;

"Scheme Record Date"              means the close of business on the Business
                                  Day immediately preceding the Scheme
                                  Effective Date;

"Scheme Shares"                   means the Powergen Shares in issue at the
                                  date hereof and any Powergen Shares issued:

                                  (i)   after the date hereof and prior to the
                                        Voting Record Time; or


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                                  (ii)  on or after the Voting Record Time and
                                        before the close of business on the
                                        Business Day preceding the Hearing Date
                                        on terms that the holder thereof shall
                                        be bound by this Scheme or, in the case
                                        of any such shares issued prior to the
                                        adoption of the amendment to the
                                        articles of association set out in the
                                        notice of Extraordinary General Meeting
                                        which is contained in the Explanatory
                                        Statement, in respect of which the
                                        original or any subsequent holder
                                        thereof is or shall have agreed in
                                        writing to be bound by the Scheme,

                                  excluding, in either case, any Powergen
                                  Shares held by E.ON UK on the Scheme Record
                                  Date;

"Transfer Shares"                 means those of the Scheme Shares in relation
                                  to which a valid election for the Loan Note
                                  Alternative shall have been made and not deemed to have been revoked in accordance with the provisions of this Scheme;

"uncertificated" or in            means recorded on the relevant register as
"uncertificated form"             being held in uncertificated form in CREST
                                  and title to which may be transferred by means of CREST;

"United States" or "US"           mean the United States of America, its
                                  territories and possessions, any state or political sub-division of the United States of America and the District of Columbia;

"US Person"                       a US Person as defined in Regulation S under
                                  the US Securities Act;

"US Securities Act"               the United States Securities Act of 1933, as
                                  amended, and the rules and regulations
                                  promulgated thereunder; and

"Voting Record Time"              means 9.30 a.m. on 17 April 2002 or, if the
                                  Court Meeting is adjourned, 48 hours before the time fixed for such adjourned meeting.

(B)   The authorised share capital of Powergen at the date of this Scheme is
      (L)525,049,998 divided into 1,050,000,000 ordinary shares of 50p each and 49,998 limited voting redeemable preference shares of (L)1 each of which, as at 20 March 2002, 654,845,045 ordinary shares of 50p each and 49,998 limited voting redeemable preference shares of (L)1 each have been issued and are credited as fully paid and the remainder are unissued.

(C) E.ON UK has agreed to appear by counsel on the hearing of the petition to sanction this Scheme and to undertake to the Court to be bound thereby and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purposes of giving effect to this Scheme.

(D) E.ON has agreed to appear by counsel on the hearing of the petition to sanction this Scheme and to undertake to the Court to be bound thereby and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purposes of giving effect to this Scheme.

                                   The Scheme

1.    Cancellation and Cancellation Shares

(i) The share capital of Powergen shall be reduced by cancelling and extinguishing the Cancellation Shares.

(ii) Forthwith and contingently upon the reduction of capital referred to in clause 1(i) taking effect:

      (a) the share capital of Powergen shall be increased to its former amount by the creation of such number of new Powergen Shares as shall be equal to the number of Cancellation Shares; and


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      (b)   Powergen shall apply the credit arising in its books of account as a result of the cancellation of the Cancellation Shares in paying up in full at par the new Powergen Shares created pursuant to sub-clause 1(ii)(a) of this clause which shall be allotted and issued credited as fully paid to E.ON UK.


2.    Acquisition of Transfer Shares

(i) Forthwith and contingently upon the cancellation of Cancellation Shares and the issue of the new Powergen Shares referred to respectively in clauses 1(i) and 1(ii)(b) taking effect and the name of E.ON UK having been entered in the Powergen register of members as the registered holder of such shares, E.ON UK shall, with effect from the Scheme Effective Date, acquire the Transfer Shares in consideration for the issue of E.ON UK Loan Notes, free from all liens, equities, charges, encumbrances and other interests whatsoever and together with all rights at the date of this Scheme or hereafter attaching thereto including the right to receive all dividends or other distributions declared, paid or made thereon on or after the date of this Scheme.


(ii) For such purposes the Transfer Shares shall be transferred to E.ON UK and to give effect to such transfer(s) any person may be nominated by E.ON UK to execute as transferor an instrument or instruction of transfer of any of the Transfer Shares and every instrument or instruction of transfer so executed shall be as effective as if it had been executed by the holder or holders of the Transfer Shares thereby transferred.


3.    Consideration for cancellation of the Cancellation Shares

(i) In consideration for the cancellation of the Cancellation Shares and the allotment and issue of the new Powergen Shares as provided in clause 1(ii)(b), E.ON UK shall, subject as hereinafter provided, pay or procure that there shall be paid to or for the account of each holder of the Cancellation Shares (as appearing in the register of members of Powergen on the Scheme Record Date):

            for each Cancellation Share   (L)7.65 in cash

(ii) Powergen Shareholders have received quarterly dividends in respect of the first three quarters of 2001 and will be entitled to retain the last quarterly dividend for 2001. In addition, Powergen Shareholders will be entitled to retain the first quarterly dividend for 2002 and dividends for any subsequent periods ending on or before the Scheme Effective Date. Any such dividends will be payable on a date consistent with Powergen's previous dividend practice or, if earlier, with payment of the consideration pursuant to clause 3(i), subject to such quarterly dividends not exceeding 9.2 pence per Powergen Share.

(iii) The consideration to be paid to holders of Powergen Shares pursuant to clause 3(i) will be increased, on a daily basis, at a rate of 9.2 pence per quarter, in respect of the period commencing immediately after the last quarter end date before the Scheme Effective Date and ending on the Scheme Effective Date.

(iv) If after the date of the Scheme Document, any dividend other than the dividends set out in clause 3(ii) is paid or becomes payable, E.ON UK will have the right, as an alternative to lapsing the Scheme, to reduce the consideration for each Powergen Share (including any Powergen Share represented by Powergen ADSs) by an amount equal to the excess.


4.    Share Certificates

(i) On the Scheme Effective Date, each existing certificate representing a holding of Cancellation Shares shall cease to be valid in respect of such holding and each holder of Cancellation Shares shall be bound at the request of Powergen to deliver up the same to Powergen or to any person appointed by Powergen to receive the same for cancellation or to destroy such share certificates.

(ii) On the Scheme Effective Date, in respect of those holders of Cancellation Shares who hold Cancellation Shares in uncertificated form, CREST shall be instructed to cancel such holders' entitlement to such Cancellation Shares with effect from such date.


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5.    Loan Note Alternative

(i) If any holder of Scheme Shares shall so validly elect pursuant to the Loan Note Alternative in respect of the whole or any part of such holding then E.ON UK shall, in consideration of the transfer of the Transfer Shares by such holder to E.ON UK, and subject to the remaining provisions of this clause 5 and clause 6, issue credited as fully paid to such holder E.ON UK Loan Notes, in amounts and integral multiples of
      (L)1.00, on the following basis:

       for each Transfer Share    (L)7.65 nominal value of E.ON UK Loan Notes

      and so in proportion for any greater number of Scheme Shares in respect of which the election is made, PROVIDED that the Loan Note Alternative shall not be available to Restricted Overseas Persons (including US Persons) or persons whom E.ON UK deems to be Restricted Overseas Persons (including US Persons) and PROVIDED FURTHER that fractional entitlements to Loan Notes will be disregarded.

(ii) An election to receive E.ON UK Loan Notes in respect of all or part of a holding of Scheme Shares shall be made by completing and signing the Form of Election in accordance with the instructions printed thereon and by complying with the instructions and requirements contained in the same and by sending or delivering the same (accompanied by such documents or other evidence of title as may be required) to Powergen's registrars (at such address(es) as are specified in the Form of Election) so as to be received by the time and date specified in the Form of Election.

(iii) (a)   If at the Scheme Record Date the number of Scheme Shares held by a person who has elected to receive E.ON UK Loan Notes is equal to or exceeds the number of Scheme Shares in respect of which an election for E.ON UK Loan Notes made by him would otherwise be effective, the validity of his election shall not be affected by any alteration in his holding of Scheme Shares between the date on which he made such election and the Scheme Record Date and any reduction in his holding shall, if applicable, be treated as disposals of those Scheme Shares in respect of which he did not elect to receive E.ON UK Loan Notes.

      (b) If at the Scheme Record Date the number of Scheme Shares held by a person who has so elected to receive E.ON UK Loan Notes is less than the number of Scheme Shares in respect of which the holder has elected to receive such E.ON UK Loan Notes, he shall be treated as having validly elected to receive E.ON UK Loan Notes in respect of all of his Scheme Shares.

(iv) The E.ON UK Loan Notes shall be constituted by an instrument substantially in the form already prepared and initialled for the purpose of identification by Slaughter and May, solicitors, with such modifications or additions, if any, as may prior to the execution thereof be agreed between Powergen and E.ON UK. The payment of principal and interest on the E.ON UK Loan Notes will be guaranteed by E.ON.

(v) If valid elections for the Loan Note Alternative received by the deadline for the making of such elections do not require the issue of at least (L)25 million in nominal amount of E.ON UK Loan Notes, no E.ON UK Loan Notes will be issued unless E.ON UK determines otherwise. If no E.ON UK Loan Notes are issued pursuant to this sub-paragraph (v) of this clause 5, any relevant Scheme Shares whose holders have elected for the Loan Note Alternative shall be Cancellation Shares for the purposes of this Scheme and such holders will then receive the cash to which they would otherwise be entitled under this Scheme.

(vi) Powergen may, in its sole discretion, at any time prior to the Scheme Effective Date, cancel any election made for the Loan Note Alternative at the request of any Powergen Shareholder who has validly elected for the Loan Note Alternative.

(vii) The provisions of this clause 5 will be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any holder of Scheme Shares with a registered address outside England or who is a citizen, resident or national of a jurisdiction

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
      outside England, E.ON UK is advised that the issue of E.ON UK Loan Notes pursuant to this clause would or may infringe the laws of any jurisdiction outside England, or would or may require E.ON UK to observe any governmental or other consent or any registration, filing or other formality with which E.ON UK is unable to comply or which E.ON UK regards as unduly onerous or of no benefit to such Powergen Shareholders, E.ON UK may determine that the Loan Note Alternative shall not be available to such holder so that such holder shall be deemed to be a Restricted Overseas Person and a Form of Election shall not be sent to any such holder. If a Restricted Overseas Shareholder is sent a Form of Election, any Form of Election completed and delivered by such holder shall be invalid.


6.    Despatch of consideration

(i) As soon as practicable following the Scheme Effective Date, and in any event not more than 14 days thereafter, E.ON UK shall:

      (a) in the case of Cancellation Shares which on the Scheme Record Date were in certificated form, despatch or procure the despatch to the persons entitled thereto, or as they may direct, in accordance with the provisions of clause 6(ii), cheques for the sums payable to them respectively in accordance with clause 3 or, in the case of Cancellation Shares which on the Scheme Record Date were in uncertificated form, make payment of the said consideration through the CREST system in the manner prescribed by clause 6(iv) PROVIDED that E.ON UK may, if it so determines, make payment of the said consideration by cheque as aforesaid; and

      (b) upon the execution of any instrument or instruction of transfer referred to in clause 2(ii) in the case of Transfer Shares, issue the E.ON UK Loan Notes which it is required to issue pursuant to clause 5, register the relevant holders of Transfer Shares as holders of E.ON UK Loan Notes with effect from the Scheme Effective Date and deliver certificates therefor.

(ii) All deliveries of cheques or certificates required to be made pursuant to this Scheme shall be effected by sending the same by first class post in prepaid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the register of members of Powergen on the Scheme Record Date (or, in the case of joint holders, at the registered address of that one of the joint holders whose name stands first in the said register in respect of such joint holding on such date) or in accordance with any special instructions regarding communications, and neither E.ON UK. Powergen nor their respective agents shall be responsible for any loss or delay in the transmission of any cheques or certificates sent in accordance with this clause, which shall be sent at the risk of the persons entitled thereto.

(iii) All cheques shall be made payable to the person to whom in accordance with the foregoing provisions of this clause the envelope containing the same is addressed and the encashment of any such cheque shall be a complete discharge to E.ON UK for the monies represented thereby.

(iv) In respect of payments made through the CREST system, E.ON UK shall ensure that an assured payment obligation is created in accordance with the CREST assured payment arrangements. The creation of such assured payment obligation shall be a complete discharge to E.ON UK for the monies represented thereby.

(v) The preceding paragraphs of this clause 6 shall take effect subject to any prohibition or condition imposed by law.


7.    Dividend mandates

All mandates relating to the payment of dividends on Transfer Shares and all other instructions by Members in force on the Scheme Record Date shall, unless and until revoked or amended, be deemed as from the Scheme Effective Date to be valid and effective mandates in relation to the payment of interest and capital and instructions to E.ON UK on the corresponding E.ON UK Loan Notes allotted and issued pursuant to this Scheme.

8.  The Scheme Effective Date

(i) This Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning this Scheme under section 425 of the Act and confirming under section 137 of the Act the reduction of capital provided for by this Scheme shall have been delivered to the Registrar of Companies in England and Wales and registered by him.


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

(ii) Unless this Scheme shall have become effective on or before the close of business (London time) on 9 October 2002, or such later date (if any) as Powergen and E.ON UK may agree and the Court may approve, this Scheme shall never become effective.


9.  Modification

Powergen and E.ON UK may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

Dated 27 March 2002


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
IN THE HIGH COURT OF JUSTICE                                           No. 1985
CHANCERY DIVISION
COMPANIES COURT

Mr Registrar Jaques

                          IN THE MATTER OF POWERGEN PLC
                                      and
                     IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that, by an order dated 22 March 2002 made in the above matters, the Court has directed a meeting to be convened of the holders of ordinary shares of 50 pence each ("Ordinary Shares") in the capital of the above named Powergen plc (the "Company") for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement proposed to be made between the Company and the holders of Scheme Shares (as therein defined) and that such meeting will be held at The Nine Kings Suite, Royal Lancaster Hotel, Lancaster Terrace, London W2 2TY at
9.30 a.m. on 19 April 2002, at which place and time all holders of Ordinary Shares are requested to attend.

A copy of the said scheme of arrangement and a copy of the statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this notice forms part.

Holders of Ordinary Shares entitled to attend and vote at the meeting may vote in person at the meeting or they may appoint another person as their proxy to attend and vote in their stead. A proxy need not be a member of the Company. A blue form of proxy for use at the meeting is enclosed with this notice. Completion and return of a blue form of proxy will not prevent a holder of Ordinary Shares from attending and voting at the meeting, or any adjournment thereof, in person if he wishes to do so.

In the case of joint holders of Ordinary Shares, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms of proxy be lodged with the Company's registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, not less than 48 hours before the time appointed for the meeting but if forms are not so lodged they may be handed to the chairman at the meeting.

You may return the forms of proxy by post in the reply paid envelope provided or electronically by logging onto website www.powergenplc.com. Full details of the procedure to be followed if you wish to return your forms of proxy electronically are given on the website.

Entitlement to vote at the meeting or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of the Company at 9.30 a.m. on 17 April 2002 or, if the meeting is adjourned, 48 hours before the time fixed for such adjourned meeting.

By the said order, the Court has appointed Edmund Arthur Wallis, or, failing him, Nicholas Peter Baldwin, or, failing him, Peter Charles Fletcher Hickson, to act as chairman of the meeting and has directed the chairman to report the result of the meeting to the Court.

The said scheme of arrangement will be subject to the subsequent sanction of the Court.

Dated 27 March 2002

                                                 Freshfields Bruckhaus Deringer
                                                                65 Fleet Street
                                                                London EC4Y 1HS

                                                     Solicitors for the Company

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
                                  POWERGEN PLC

                  (Registered in England and Wales No.3586615)

                               Notice of meeting


Notice is hereby given that an Extraordinary General Meeting of Powergen plc (the "Company") will be held at The Nine Kings Suite, Royal Lancaster Hotel, Lancaster Terrace, London W2 2TY at 9.45 a.m. on 19 April 2002 (or as soon thereafter as the meeting of the holders of ordinary shares of 50 pence each convened for 9.30 a.m. on the same day, and at the same place, by an order of the High Court of Justice, shall have concluded or been adjourned) for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as a special resolution:



                               Special Resolution

THAT:

(A) the scheme of arrangement dated 27 March 2002 between the Company and the holders of its Scheme Shares (as defined in the said scheme) (the terms of which are set forth in the circular to the Company's shareholders dated 27 March 2002) in its original form or with or subject to any modification, addition or condition approved or imposed by the Court (the "Scheme"), be approved and the directors of the Company be authorised to take all such action as they consider necessary or appropriate for carrying the Scheme into effect;

(B)   for the purpose of giving effect to the Scheme:

      (a) the share capital of the Company be reduced by cancelling and extinguishing all the Cancellation Shares (as defined in the Scheme);

      (b) forthwith and contingent on such reduction of capital taking effect:

            (i) the share capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 50 pence each as shall be equal to the number of the Cancellation Shares; and

            (ii) the credit arising in the books of account of the Company as a result of the cancellation of the Cancellation Shares be applied in paying up in full at par the new ordinary shares of 50 pence each referred to in paragraph (b)(i) above, which shall be allotted and issued credited as fully paid to E.ON UK PLC ("E.ON"); and

      (c) the directors of the Company be authorised pursuant to and in accordance with section 80 of the Companies Act 1985 to give effect to this resolution and accordingly to effect the allotment of the new ordinary shares referred to in paragraph (b)(ii) above, provided that (i) this authority shall expire on the fifth anniversary of this resolution; (ii) the maximum nominal amount of shares which may be allotted hereunder shall be (L)332,975,134.50; and (iii) this authority shall be without prejudice to any other authority under the said section 80 previously granted and in force on the date on which this resolution is passed; and

(C) forthwith upon the passing of this special resolution, the articles of association of the Company be amended by the adoption and inclusion of the following new article 4A:

      "4A.(1) In this article, references to the Scheme are to the scheme of arrangement between the Company and the holders of Scheme Shares (as defined therein) under section 425 of the Act set out in the circular to the Company's shareholders dated 27 March 2002 (in its original form or with or subject to any modification, addition or condition approved or imposed by the Court) and terms defined in the Scheme shall have the same meanings in this Article.

      (2) Notwithstanding any other provision of these Articles, if the Company issues any ordinary shares of 50 pence each after the adoption of this Article and prior to the close of business on the business day preceding the Hearing Date, such shares shall be allotted and issued subject to the terms of the Scheme and the holders of such shares shall be bound by the Scheme accordingly. The Company shall, if such shares are allotted within six months of the Scheme Effective Date, at the time of allotment of such shares send a form of election in relation to the Loan Note Alternative to such holders.


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      (3)  Subject to the Scheme becoming effective, if on or following the
      Scheme Effective Date any shares in the Company are allotted and issued to any person or persons (each a New Member) other than a member of the E.ON Group or any nominee of the E.ON Group, they will be immediately transferred to E.ON UK, or as it may direct, in consideration of and conditional on the payment to the New Member of either:

      (a) the same cash consideration per ordinary share of 50 pence each in the capital of the Company as was paid to a holder of Cancellation Shares under the Scheme; or

      (b) the same nominal amount of E.ON UK Loan Notes per ordinary share of 50 pence each in the capital of the Company as was received by a holder of Transfer Shares under the Scheme (subject to and on the terms of the Loan Note Alternative and the Loan Note Instrument) PROVIDED THAT (i) the conditions for making the Loan Note Alternative available under the terms of the Scheme have been satisfied; (ii) all of the outstanding E.ON UK Loan Notes issued pursuant to the Scheme have not been repaid, redeemed or purchased by E.ON UK; and (iii) on or before the date which is six months after the Scheme Effective Date, the New Member makes a valid election to receive E.ON UK Loan Notes in accordance with the terms of the Loan Note Alternative and the Loan Note Instrument within 14 days of the date of the allotment of any shares in the Company to that New Member.

      (4) On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the cash payment per share to be paid under paragraph (3) of this Article shall be adjusted by the Directors in such manner as the auditors of the Company may determine to be appropriate to reflect such reorganisation or alteration. References in this article to ordinary shares shall, following such adjustment, be construed accordingly.

      (5) To give effect to any such transfer required by this article 4A, the Company may appoint any person to execute a form of transfer on behalf of the New Member in favour of E.ON UK, or as it may direct. Pending the registration of E.ON UK as the holder of any share to be transferred pursuant to this article 4A, E.ON UK shall be empowered to appoint a person nominated by the directors to act as attorney on behalf of the New Member in accordance with such directions as E.ON UK may give in relation to any dealings with or disposal of such share (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and the registered holders of such share shall exercise all rights attaching thereto in accordance with the directions of E.ON UK but not otherwise. Payment in respect of any shares transferred under this article 4A will be made within 14 days of the date of transfer of such shares."


By order of the board

David J. Jackson
Company Secretary

27 March 2002
Registered office:
City Point
1 Ropemaker Street
London EC2Y 9HT


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Note:

(1) A member entitled to attend and vote at the Extraordinary General Meeting may appoint one or more persons to attend and, on a poll, to vote instead of him or her.

(2) A proxy need not be a member of the Company.

(3) A white form of proxy is enclosed. To be valid, the white form of proxy, together with the authority (if any) under which it is executed or a notarially certified copy of such authority, must be returned to the Company's registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, by no later than 48 hours before the time of the meeting or (as the case may be) the adjourned meeting.

(4) The completion and return of a form of proxy will not preclude a member from attending and voting in person at the meeting.

(5) Persons who hold Powergen Shares through the Computershare Nominee Service should complete and sign the Nominee Form of Instruction in accordance with the instructions printed thereon in relation to the exercise of voting rights attached to Powergen Shares held on their behalf and return it to Powergen's Registrars, Computershare Investor Services PLC, P.O. Box 478, The Pavilions, Bridgwater Road, Bristol BS99 7JP, so as to be received as soon as possible and in any event by no later than 9.30 a.m. on 17 April 2002.

(6) Members (and any proxies or representatives they appoint) agree, by attending the Extraordinary General Meeting, that they are expressly requesting and that they are willing to receive any communications (including communications relating to the Company's securities) made at that meeting.

(7) Holders of ADSs should complete the Voting Instruction Card in relation to voting rights attached to the Powergen Shares represented by their ADSs and return it to the Depositary in accordance with the instructions printed thereon as soon as possible and in any event by 5.00 p.m. (New York time) on 17 April 2002.

(8) Pursuant to Regulation 34 of the Uncertificated Securities Regulations 1995, the Company has specified that only those shareholders registered on the register of members of the Company as at 9.45 a.m. on 17 April 2002 or, if the Extraordinary General Meeting is adjourned, on the register of members not less than 48 hours before the time of any adjourned meeting shall be entitled to attend and vote at the meeting in respect of the number of Powergen Shares registered in their name at that relevant time. Changes to entries on the register of members after 9.45 a.m. on 17 April 2002 or, if the Extraordinary General Meeting is adjourned, on the register of members not less than 48 hours before the time of any adjourned meeting, will be disregarded in determining the right of any person to attend and vote at the meeting.

(9) Copies of the Company's existing articles of association and copies of the articles of association as proposed to be amended by paragraph (C) of the special resolution set out in the notice of the meeting and copies of the service agreements between the Company and its directors are available for inspection at Company's registered office, City Point, 1 Ropemaker Street, London EC2Y 9HT, during normal business hours on a weekday (excluding Saturdays and public holidays) until opening of business on the day on which the meeting is held and will also be available for inspection at the place of the Extraordinary General Meeting for at least 15 minutes prior to and during the Extraordinary General Meeting.


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